Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

QUANTUM COMPUTING INC.,

PROJECT ALPHA MERGER SUB I, INC.,

PROJECT ALPHA MERGER SUB II, LLC,

QPHOTON, INC.,

and

YUPING HUANG.

Dated as of May 18, 2022

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-ii-

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EXHIBIT A	Stockholders Agreement
EXHIBIT B	Directors and Officers of the Surviving Company and Parent
EXHIBIT C	Stockholder Support Agreement
EXHIBIT D	Form of Parent Certificate of Designation
EXHIBIT E	Form of Registration Rights and Lock-Up Agreement
EXHIBIT F	Form of Parent Common Stock Warrant
EXHIBIT G	Note Purchase Agreement
EXHIBIT H	Form of Joinder Agreement
EXHIBIT I	Form of Accredited Investor Questionnaire

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Parent Knowledge Parties
SCHEDULE C	Key Company Stockholders
SCHEDULE D	Key Parent Stockholders
SCHEDULE E	Resigning Parent Officers and Directors
SCHEDULE F	Outstanding Options and Warrants Calculation
SCHEDULE G	Certain Parent Disclosures

-iv-

AGREEMENT AND PLAN OF MERGER, dated as of May 18, 2022 (this “Agreement”), by and among Quantum Computing Inc., a Delaware corporation (“Parent”), Project Alpha Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Project Alpha Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), QPhoton, Inc., a Delaware corporation (the “Company”) and Yuping Huang.

WHEREAS, the Merger Subs are wholly-owned direct subsidiaries of Parent;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Parent and the Company will consummate a business combination transaction pursuant to which (a) Merger Sub I will merge with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Parent (the “First Merger”), and as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions (as defined below), and (b) recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) unanimously approved and adopted this Agreement and declared its advisability and approved the payment of the Aggregate Merger Consideration (as defined below) to stockholders of the Company pursuant to this Agreement and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Transactions by the stockholders of Parent;

WHEREAS, the Board of Directors of Merger Sub I (the “Merger Sub I Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, Merger Sub I and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub I;

WHEREAS, the Manager of Merger Sub II (the “Merger Sub II Manager”) has determined that the Merger is fair to, and in the best interests of, Merger Sub II and its sole equityholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions;

WHEREAS, following the execution and delivery of this Agreement, Parent, the Key Company Stockholders (as defined below) holding more than 50% of the outstanding Company Capital Stock, and the Key Parent Stockholders (as defined below), will enter into the Stockholder Support Agreement (the “Stockholder Support Agreement”) in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, the Key Company Stockholders will vote their shares of Company Common Stock (as defined below) and the Key Parent Stockholders will vote their shares of Parent Capital Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, immediately prior to the Effective Time (as defined below), at the Closing (as defined below), Parent, Key Parent Stockholders and the Key Company Stockholders will enter into a stockholders agreement (the “Stockholders Agreement”), substantially in the form attached hereto as Exhibit A;

WHEREAS, at or prior to the Closing, Parent will file the Parent Certificate of Designation (as defined below) with the Secretary of State of the State of Delaware;

WHEREAS, immediately prior to the Closing, Parent and Effective Time Holders (as defined below) will enter into the Registration a Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”), substantially in the form attached hereto as Exhibit E;

WHEREAS, immediately prior to the Closing, Parent, Huang and the Exchange Agent (as defined below) will enter into the Escrow Agreement (the “Escrow Agreement”), in a form mutually acceptable to Parent, Huang and the Exchange Agent;

WHEREAS, immediately following the Closing, the Aggregate Merger Consideration (as defined below) should represent forty-nine percent (49%) of the outstanding Parent Capital Stock (as defined below) on a fully-diluted basis in accordance with and subject to the terms of this Agreement;

WHEREAS, for United States federal income Tax purposes, it is intended that the First Merger and Second Merger are integrated steps in the Transactions and will qualify as a tax free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), that the Company, Merger Subs and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article 1

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Accredited Investor Questionnaire” means the accredited investor questionnaire in the form attached hereto and incorporated by reference herein as Exhibit I.

“Acquisition Proposal” means any proposal or offer from any person or “group” (as defined in the Exchange Act) relating to, in a single transaction or a series of related transactions, (a) any merger, consolidation or business combination involving the Company, (b) any transfer, purchase or sale of the beneficial ownership of shares of capital stock or other securities of the Company representing 10% of more of the voting power of the shares of capital stock or other equity securities of the Company, (c) any sale, lease, exchange, transfer or other disposition of the property and assets of the Company constituting 10% or more of the property and assets of the Company, (d) any reorganization, recapitalization, liquidation or dissolution of the Company or (e) any other transaction having a similar effect to those described in the foregoing clauses (a) – (d).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, bid protest, hearing, proceeding (including any civil, criminal, administrative, investigative or appellate or informal proceeding), litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any equity interests or of any business, assets or properties of Parent or its affiliates, or the Company or its affiliates, (ii) the imposition of any limitation on the ability of Parent or its affiliates, or the Company or its affiliates, to conduct their respective businesses or own any equity interests or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the business of the Company or (iii) the imposition of any impediment on Parent or its affiliates, or the Company, under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Merger Consideration” means the sum of (a) the Merger Consideration and (b) the Escrow Amount.

“Ancillary Agreements” means the Stockholders Agreement, the Stockholder Support Agreement, the Escrow Agreement, the Registration Rights and Lock-Up Agreement, the Joinder Agreement, the Accredited Investor Questionnaire, the Letter of Transmittal, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Subs or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or Parent, as applicable.

“Common Per Share Exchange Amount” means the number of shares of Parent Common Stock equal to the quotient of (a) the Parent Common Stock Purchase Price, divided by (b) the Outstanding Company Capitalization.

“Company Common Stock” means the Common Stock of the Company, with a par value of $0.0001 per share.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to which the Company otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company, (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger and the other Transactions or (c) results in the death or Incapacity of Yuping Huang; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in, or change in the interpretation of, any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by the Company as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect or (ix) any actions taken, or failures to take action, or such other changed or events, in each case to which Parent has consented in writing (including via email), except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared to other participants in the industries in which the Company operates.

“Company Noteholder” means BV Advisory LLC.

“Company Noteholder Consideration” means the amount payable in cash to the Company Noteholder under that certain Note Purchase Agreement between the Company and the Company Noteholder, dated March 1, 2021, as a result of the Merger hereunder.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company or any Suppliers or customers of the Company or Parent or its subsidiaries (as applicable) that is not already generally available to the public, including any Intellectual Property rights.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to the coronavirus (COVID-19) pandemic, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and any amendments or regulatory guidance relating thereto.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Effective Time Holders” means the holders of Company Common Stock as of immediately prior to the Effective Time (other than a holder of shares of Company Common Stock that constitute and remain Dissenting Shares, but solely with respect to such shares of Company Common Stock).

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment or natural resources.

“Escrow Amount” means 175,035 shares of Parent Series B Preferred Stock to be held by the Exchange Agent to satisfy the Huang’s indemnification obligations under this Agreement.

“Escrow Amount Per Share” means the number of shares of Parent Series B Preferred Stock equal to the quotient of (a) the Escrow Amount, divided by (b) the Huang Company Common Stock.

“First Merger Certificate” means a certificate of merger for the First Merger in substantially the form agreed to by the parties.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), Section 4.05(a)(i) (No Conflict), and Section 4.21 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls and asbestos; and (e) any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, by any Governmental Authority pursuant to any Environmental Law due to its deleterious properties.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Huang” means Dr. Yuping Huang.

“Huang Company Common Stock Amount” means 5,000,000.

“Huang Employment Agreement” means the Employment Agreement, by and between Huang and the Company, in substantially the form of the draft agreement approved by the parties on the date hereof.

“Huang Parent Preferred Stock Purchase Price” means 1,925,393 shares of Parent Series B Preferred Stock, minus the Escrow Amount.

“Huang Preferred Stock Exchange Amount” means the number of shares of Parent Series B Preferred Stock equal to the quotient of (a) the Huang Parent Preferred Stock Purchase Price, divided by (b) the Huang Company Common Stock Amount.

“Incapacity” means, with respect to a natural person, that such person becomes physically or mentally disabled and such disability continues for sixty (60) days in any three hundred sixty-five (365) day period. For purpose of this Agreement, the term “disabled” shall be defined as a natural person’s inability through physical or mental illness, to perform all of the duties which such person ordinarily performs in the course of their professional relationship with the Company with or without reasonable accommodation as such terms are defined under the Americans with Disabilities Act of 1990, as amended.

“Indebtedness” means for the Company an amount equal to, without duplication, (a) indebtedness for borrowed money of the Company, including indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (b) net obligations of the Company in respect of interest rate swaps, hedges or similar arrangements, including any swaps, hedges or similar arrangements related to foreign exchange, (c) obligations of the Company under capitalized leases, (d) any deferred purchase price liabilities of the Company related to past acquisitions, whether or not represented by a note, earn-out or contingent purchase payment or otherwise, (e) obligations of the Company under or in connection with off balance sheet financing arrangements, (f) liabilities for Taxes for any Pre-Closing Tax Period, determined as if the current taxable period were treated as ending on the Closing Date, and (g) all amounts (including for the avoidance of doubt, the principal amounts, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties) and obligations of the type referred to in the foregoing clauses of this definition of other persons for the payment of which the Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.

“Indemnified Taxes” means any Taxes (a) of or with respect to the Company or its assets or operations for any Pre-Closing Tax Period (including the amount of Taxes which relates to the portion of any Straddle Period ending on the Closing Date pursuant to Section 7.11(c)), (b) any Taxes of any other Person for which the Company is liable, including as a transferee, successor, withholding or collection agent, by contract, by reason of being a member of an affiliated, consolidated, combined or unitary group, or pursuant to any Law, (c) any Taxes relating to a breach of any of representation made in Section 4.10 or Section 4.14.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, unfiled patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, including without limitation all patents and patent families identified on the Company Disclosure Schedule (“Patents”); (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the Company and the foregoing (“Trademarks”); (c) copyrights and registrations and applications for registration, renewals and extensions thereof (“Copyrights”) and other works of authorship (whether or not copyrightable) and moral rights; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity; (g) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights; (h) all other intellectual property or proprietary rights of any kind or description; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including Software and Technology; and (j) all legal rights arising from items (a) through (i), including the right to prosecute and perfect such interests and rights to sue for past, future and ongoing infringements, oppose, cancel, interfere and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Joinder Agreement” means the Joinder Agreement, in substantially the form attached hereto and incorporated by reference herein as Exhibit H, pursuant to which the Effective Time Holders agree to join and be bound by the terms and conditions of this Agreement, including, without limitation, the indemnification obligations set forth in Article 9 hereof.

“Key Company Stockholders” means the persons and entities listed on Schedule C (holding more than fifty percent (50%) of the Company Capital Stock).

“Key Parent Stockholders” means the persons and entities listed on Schedule D.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Parent, the actual knowledge of the persons listed on Schedule B after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Parent, as applicable, as tenant, together with, to the extent leased by the Company or Parent, as applicable, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Parent, as applicable, relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws, and not including any license of Intellectual Property).

“Merger Certificates” mean the First Merger Certificate and the Second Merger Certificate, as the case may be.

“Merger Consideration” means the sum of (a) the Parent Common Stock Purchase Price, (b) the Parent Preferred Stock Purchase Price, (c) the Huang Parent Preferred Stock Purchase Price, and (d) the Parent Common Stock Warrants.

“Merger Sub I Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub I, as amended, modified or supplemented from time to time.

“Merger Sub II Organizational Documents” means the certificate of formation and operating agreement of Merger Sub II, as amended, modified or supplemented from time to time.

“Merger Subs Organizational Documents” means the Merger Sub I Organizational Documents and the Merger Sub II Organizational Documents, as may be applicable.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated February 18, 2022, by and between the Company and Parent, as may be amended and/or amended and restated from time to time, in the form attached hereto and incorporated by reference herein as Exhibit G.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); or (b) any license to Software that is considered “free” or “open source software” by the Free Software Foundation.

“Outstanding Company Capitalization” means, as of the Effective Time, all of the issued and outstanding shares of Company Common Stock.

“Parent Bylaws” means the Bylaws of Parent, as may be amended and/or amended and restated from time to time.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock, as the case may be.

“Parent Certificate of Designation” means the Certificate of Designation of Parent in substantially the form attached hereto as Exhibit D.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, dated April 17, 2018, as may be amended and/or amended and restated from time to time.

“Parent Common Stock” means the Common Stock of Parent, par value $0.0001 per share.

“Parent Common Stock Purchase Price” means 5,802,206 shares of Parent Common Stock.

“Parent Common Stock VWAP” means with respect to the shares of Parent Common Stock on any Trading Day, the per share volume weighted average price as displayed under the heading “Bloomberg VWAP” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day or, if such VWAP is unavailable or such page or its equivalent is unavailable, the volume weighted average price of each trade in the shares of Parent Common Stock during such Trading Day between 9:30 a.m. and 4:00 p.m., New York City time, on the NASDAQ or, if the VWAP is unavailable from the above-referenced sources, as calculated by a nationally recognized independent investment banking firm mutually acceptable to Parent and the Holders’ Agent, such calculation to be made in a manner consistent with the manner in which “VWAP” would have been determined by Bloomberg.

“Parent Common Stock Warrants” means Parent warrants in the form attached as Exhibit F entitling the holders thereof to purchase up to 7,028,337 shares of Parent Common Stock.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent; or (b) would prevent, materially delay or materially impede the performance by Parent or Merger Subs of their respective obligations under this Agreement or the consummation of the Merger and the other Transactions; provided, however, that none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Parent operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus or any mutation thereof), or acts of God, (vi) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement, (vii) any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions, but not including the matters described on Schedule G attached hereto, or (viii) any actions taken, or failures to take action, or such other changed or events, in each case, to which the Company has consented, except in the cases of clauses (i) through (iii), to the extent that Parent is disproportionately affected thereby as compared with other participants in the industry in which Parent operate.

“Parent Organizational Documents” means the Parent Certificate of Incorporation, the Parent Certificate of Designation and the Parent Bylaws, in each case as amended, modified or supplemented from time to time.

“Parent Preferred Stock” means one or more series of the preferred stock of Parent, par value $0.0001 per share.

“Parent Preferred Stock Purchase Price” means 2,377,028 shares of Parent Series B Preferred Stock, minus the sum of (i) the Huang Parent Preferred Stock Purchase Price and (ii) the Escrow Amount.

“Parent Series A Preferred Stock” means the Series A Convertible Preferred Stock of Parent, par value $0.0001 per share.

“Parent Series B Preferred Stock” means the Series B Convertible Preferred Stock of Parent, par value $0.0001 per share.

“Per Share Exchange Amount” means the (a) the Common Per Share Exchange Amount and (b) the Preferred Per Share Exchange Amount.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or Parent’s assets, as applicable, that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by applicable Privacy/Data Security Laws.

“Pre-Closing Tax Period” means any Taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Per Share Exchange Amount” means the number of shares of Parent Series B Preferred Stock equal to the quotient of (a) the Parent Preferred Stock Purchase Price, divided by (b) the difference of (i) Outstanding Company Capitalization, minus (ii) the Huang Company Common Stock Amount.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Personal Information or Business Data.

“Privacy and Data Security Requirements” means all (a) applicable Laws governing Personal Information used, stored, transferred, or processed by or on behalf of the Company or Parent, as applicable, including the GDPR (and any European Union member states’ laws and regulations implementing it), the Federal Trade Commission Act, California Online Privacy Protection Act of 2003 (CalOPPA), California Consumer Privacy Act (CCPA) and any Laws promulgated under the foregoing Laws, to the extent applicable; (b) rules or other requirements of industry self-regulatory programs or standards; (c) industry requirements, including the Payment Card Industry Data Security Standard (PCI DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank, and all audit, scanning and filing requirements, to the extent applicable; (d) provisions of any contracts to which the Company or Parent, as applicable, is bound imposing obligations with respect to the collection, use, security, or transfer of Personal Information or Business Data held or processed by or on behalf of the Company or Parent, as applicable; or (e) privacy or data security policies (including statements on Company’s or Parent’s websites) with which the Company or Parent, as applicable, has been or is contractually obligated to comply, whether policies of Company or Parent, as applicable, or any other Person.

“Pro Rata Share” means, with respect to a particular Effective Time Holder, the quotient obtained by dividing (i) the number of shares of Parent Capital Stock such Effective Time Holder is entitled to receive pursuant to Section 3.01(b) with respect to its shares of Company Common Stock (other than Dissenting Shares) by (ii) the aggregate amount of shares of Parent Capital Stock all Effective Time Holders are entitled to receive pursuant to Section 3.01(b) with respect to their shares of Company Common Stock (other than Dissenting Shares).

“Products” mean any products (including video game and other Software programs, mobile and web applications) or services (including interactive or hosted services), designed, developed, manufactured, published, produced, performed, licensed, sold, distributed other otherwise made available by or on behalf of the Company (including any Software or Technology that interoperates with or is bundled or made available as part of any such product or service), from which the Company has derived previously, is currently deriving or expect to derive, revenue from the sale or provision thereof, including products or services currently under development by the Company.

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Exchange Act.

“Requisite Company Stockholder Approval” means the approval and adoption of this Agreement by the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of Company Common Stock.

“Second Merger Certificate” means a certificate of merger for the Second Merger in substantially the form agreed to by the parties.

“Share Calculation Spreadsheet” means the Excel worksheet “Project Alpha - Share Calculation” as agreed between the Parties on the date hereof.

“Share Indemnity Amount” means with respect to any claim for Indemnifiable Damages in accordance with the terms and conditions of this Agreement, a number of shares of Parent Series B Preferred Stock (or applicable Parent Common Stock, including any shares of Parent Common Stock if issued upon conversion of Parent Series B Preferred Stock) equal to the quotient of (a) the Indemnifiable Damages, divided by (b) the Parent Common Stock VWAP on the date of final resolution of the claim for indemnification in accordance with the terms and conditions of this Agreement.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“Stevens License” means the License Agreement dated as of December 17, 2020, between The Trustees of the Stevens Institute of Technology and the Company.

“Straddle Period” means any Taxable period beginning on or before the Closing Date and ending after the Closing Date.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company.

“Tax” or “Taxes” means any federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and any other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes.

“Technology” means all designs, formulas, algorithms, procedures, techniques, methods, processes, concepts, ideas, know-how, programs, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, annotations, comments, files, records, schematics, test methodologies, test vectors, emulation and simulation tools models, routines, data, databases, tools, inventions, creations, improvements and all recordings, graphs, drawings, reports, documentation, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Trading Day” means, as applicable, (x) with respect to all price determinations relating to the Parent Common Stock, any day on which the Parent Common Stock is traded on the principal securities exchange or securities market on which the Parent Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Parent Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Parent Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, Merger Subs or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Warrant Per Share Exchange Amount” means the number of Parent Common Stock Warrants equal to the quotient of (a) the Parent Common Stock Warrants, divided by (b) the Outstanding Company Capitalization.

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Budget	§ 6.01(b)(viii)
205 End Date	§ 10.01(e)
205 End Date Extension Right	§ 7.14
Agreement	Preamble
Basket	§ 9.03(c)
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)
Claims Period	§ 9.04
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Confidentiality Agreement	§ 7.04(b)
D&O Tail Policies	§ 7.06(b)
DGCL	Recitals
Dissenting Shares	§ 3.04(a)
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
ERISA	§ 4.10(a)
Escrow Agreement	Recitals
Escrow Fund	§ 3.02(a)
Escrow Period	§ 9.04
Exchange Act	§ 4.20
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Financial Statements	§ 4.07
First Merger	Recitals

Defined Term	Location of Definition
First-Step Surviving Company	§ 2.01
Forfeited Shares	Schedule F
Fundamental Claims	§ 9.03(a)(iii)
Fundamental Claims Period	§ 9.04
Governmental Authority	§ 4.05(b)
Holders’ Agent	§ 9.07(a)
Incorporation Date	§ 4.07
Indemnifiable Damages	§ 9.02(a)
Indemnifiable Settlement	§ 9.08
Indemnified Person(s)	§ 9.02(a)
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Sub I	Preamble
Merger Sub I Board	Recitals
Merger Sub I Common Stock	§ 5.03(b)
Merger Sub II	Preamble
Merger Sub II Common Units	§ 5.03(c)
Merger Sub II Manager	Recitals
Merger Subs	Preamble
Officer’s Certificate	§ 9.05
Outside Date	§ 10.01(b)
Outstanding Parent Options and Warrants	Schedule F
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article 5
Parent IP	§ 5.17(a)
Parent Leases	§ 5.16(b)
Parent-Licensed IP	§ 5.17(a)
Parent-Owned IP	§ 5.17(b)
Parent Permits	§ 5.06
Parent Registered IP	§ 5.17(a)
Parent SEC Reports	§ 5.07(a)
Parent Stockholders’ Meeting	§ 7.01(a)
Payment Spreadsheet	§ 3.01(a)
Plans	§ 4.10(a)
Proxy Statement	§ 7.01(a)
Registered IP	§ 4.13(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.02
Remedies Exceptions	§ 4.04

Defined Term	Location of Definition
Representatives	§ 7.04(a)
Required Audited Financial Statements	§ 7.10
Required Consideration Deliverables	§ 3.01(c)
SEC	§ 5.07(a)
Second Merger	Recitals
Section 205 Order	§ 8.01(h)
Securities Act	§ 5.07(a)
Securities Fund	§ 3.02(a)
Service Agreements	§ 4.10(a)
Stockholder Actions	§ 7.15
Stockholder Support Agreement	Recitals
Stockholders Agreement	Recitals
Surviving Company	§ 2.01
Terminating Company Breach	§ 10.01(f)
Terminating Parent Breach	§ 10.01(g)
Unvested Shares	Schedule F
Vested Shares	Schedule F
Written Consent	§ 7.03

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive (and, unless the context otherwise requires, shall be “and/or”), (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (x) the word “will” shall be construed to have the same meaning and effect as the word “shall” and (xi) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Whenever this Agreement states that documents or other information have been “made available” or “provided to” Parent (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the virtual data room, at least three (3) Business Days prior to the date hereof.

Article 2

AGREEMENT AND PLAN OF MERGER

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article 8, and in accordance with the DGCL, Merger Sub I shall merge with and into the Company, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “First-Step Surviving Company”. Immediately after the First Merger, Parent shall cause the First-Step Surviving Company to merge with and into Merger Sub II in accordance with the Laws of the State of Delaware, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and Merger Sub II shall be the surviving entity. The surviving entity after the Second Merger is sometimes referred to hereinafter as the “Surviving Company”. Following the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub II shall continue as the Surviving Company.

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing (i) the duly executed First Merger Certificate and (ii) immediately after filing the First Merger Certificate, the duly executed Second Merger Certificate, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and the Laws of the State of Delaware (the date and time of the filing of the First Merger Certificate is referred to herein as the “Effective Time” and the date and time of the filing of the Second Merger Certificate is the “Second Merger Effective Time”).

(b) Immediately prior to such filing of a Merger Certificates in accordance with Section 2.02(a), a closing (the “Closing”) shall take place remotely by electronic exchange of executed documents for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article 8. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03   Effect of the Merger. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Merger Certificate and the applicable provisions of the Laws of the State of Delaware (without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First-Step Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become debts, liabilities and duties of the First-Step Surviving Company). At the Second Merger Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Merger Certificate and under the applicable provisions of Laws of the State of Delaware (without limiting the generality of the foregoing, and subject thereto, all the property, rights, privileges, powers and franchises of Merger Sub II and the First-Step Surviving Company shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub II and the First-Step Surviving Company shall become the debts, liabilities and duties of the Surviving Company).

Section 2.04 Certificate of Formation; Operating Agreement.

(a) At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of the First-Step Surviving Company. At the Second Merger Effective Time, the certificate of formation of Merger Sub II, as in effect immediately prior to the Effective Time shall be the certification of formation of the Surviving Company, until thereafter amended as provided by applicable Law.

(b) At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the First-Step Surviving Company. At the Second Merger Effective Time, the operating agreement of Merger Sub II, as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Company, until thereafter amended as provided by applicable Law.

Section 2.05 Directors and Officers. Parent shall take all requisite lawful action so that the Parent Board as of immediately following the Effective Time shall be comprised of individuals designated as provided in the Stockholders Agreement and Exhibit B, each to hold office in accordance with the Parent Certificate of Incorporation and the Parent Bylaws. Parent shall take all requisite lawful action so that the officers of Parent as of immediately following the Effective Time shall be comprised of the individuals set forth on Exhibit B hereto, each to hold office in accordance with the Parent Certificate of Incorporation and the Parent Bylaws.

Article 3

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Securities.

(a) Closing Statement and Payment Spreadsheet. Not less than three (3) Business Days prior to the Effective Time, the Company shall deliver to Parent a schedule (the “Payment Spreadsheet”) setting forth the portion of Aggregate Merger Consideration payable to each holder of Company Common Stock. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet. The allocation of the Aggregate Merger Consideration set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by Parent and Merger Subs for purposes of issuing the Aggregate Merger Consideration to the holders of Company Common Stock pursuant to this Article 3, absent manifest error. In issuing the Aggregate Merger Consideration pursuant to this Article 3, Parent and Merger Subs shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error.

(b) Conversion of Securities. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock held by Huang, and outstanding immediately prior to the Effective Time, shall automatically be converted into and become the right to receive (A) the number of shares of Parent Common Stock equal to the Common Per Share Exchange Amount, (B) the number of shares of Parent Series B Preferred Stock equal to the Huang Preferred Stock Exchange Amount, (C) the number of Parent Common Stock Warrants equal to the Warrant Per Share Exchange Amount and (D) upon the release of the Escrow Fund and subject to Article 6, the number of shares of Parent Series B Preferred Stock equal to the Escrow Amount Per Share;

(ii) each share of Company Common Stock held by the Effective Time Holders other than Huang, and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares), shall automatically be converted into and become the right to receive (A) the number of shares of Parent Capital Stock equal to the Per Share Exchange Amount, and (B) the number of Parent Common Stock Warrants equal to the Warrant Per Share Exchange Amount; and

(iii)   each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and cease to exist and no payment or distribution shall be made with respect thereto.

(c) Conditions to Receipt of the Aggregate Merger Consideration. Notwithstanding anything to the contrary in this Agreement, as consideration for the Transactions and as a condition to the receipt of any portion of the Aggregate Merger Consideration that an Effective Time Holder has the right to receive pursuant to Section 3.01(b) upon the conversion of such Effective Time Holder’s shares of Company Common Stock, each Effective Time Holder shall deliver to Parent an executed counterpart signature page to (i) the Stockholders Agreement, (ii) the Registration Rights and Lock-Up Agreement, (iii) the Joinder Agreement, (iv) the Accredited Investor Questionnaire and (v) the Letter of Transmittal (the foregoing, collectively, the “Required Consideration Deliverables”). Notwithstanding anything to the contrary set forth herein, in the event an Effective Time Holder does not deliver the Required Consideration Deliverables to Parent in accordance with the terms of this Agreement, such Effective Time Holder’s right to receive the portion of the Aggregate Merger Consideration into which such Effective Time Holder’s shares of Company Common Stock were converted pursuant to Section 3.01(b) shall terminate and such Effective Time Holder’s shares shall be deemed to have been cancelled at the Effective Time for no consideration.

(d) Conversion of Securities in Second Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Parent, Merger Sub II, or the First-Step Surviving Corporation, or the holders of any of the following securities, each share of common stock of the First-Step Surviving Company issued and outstanding immediately prior to the Second Merger shall be cancelled for no consideration, and each unit of Merger Sub II issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable unit of the Surviving Company (and Parent shall be automatically admitted as a member of the Surviving Company).

Section 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and is reasonably satisfactory to the Company (the “Exchange Agent”), it being agreed that Worldwide Stock Transfer, LLC is satisfactory to all parties, for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article 3, the Merger Consideration (such shares of Parent Capital Stock and Parent Common Stock Warrants, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”) and the Escrow Amount (such shares of Parent Series B Preferred Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Escrow Fund”, and together with the Exchange Fund, the “Securities Fund”). Parent shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund and the Escrow Amount out of the Escrow Fund in accordance with this Agreement, the Escrow Agreement and the Payment Spreadsheet. Except as contemplated by Section 3.02(c) hereof, the Securities Fund shall not be used for any other purpose.

(b) Company Common Stock Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Aggregate Merger Consideration pursuant to Section 3.01 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”), and shall specify: (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent or confirmation of cancellation of such Certificates from the Company’s transfer agent; and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with the Required Consideration Deliverables, duly completed and validly executed in accordance with the instructions set forth in the Letter of Transmittal and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to deliver, the applicable Aggregate Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Aggregate Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Aggregate Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(c) Distributions with Respect to Unexchanged Shares of Parent Capital Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to any shares of Parent Capital Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Parent shall pay or cause to be paid to the holder of (i) any shares of Parent Capital Stock (ii) holder of Parent Common Stock Warrants (to the extent vested) issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Parent Capital Stock or Parent Common Stock Warrants (to the extent vested), and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Parent Capital Stock or Parent Common Stock Warrants (to the extent vested).

(d) No Further Rights in Company Common Stock. The applicable Aggregate Merger Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Aggregate Merger Consideration. The Aggregate Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Capital Stock occurring on or after the date hereof and prior to the Effective Time. Further, in the event that additional shares of Parent Common Stock, Parent Preferred Stock, Parent options or Parent warrants or other equity-like securities are issued by Parent between the date hereof and the Closing (excluding shares of Parent Common Stock issued upon (i) exercise of options and warrants of Parent outstanding on the date hereof, and (ii) conversion of Parent Series A Preferred Stock outstanding on the date hereof) without the consent of the Company, Parent and the Company shall exercise commercially reasonable efforts in good faith negotiate appropriate changes to the terms of this Agreement solely to amend and restate this Agreement to amend the definitions of Parent Common Stock Purchase Price, Parent Preferred Stock Purchase Price, Huang Parent Preferred Stock Purchase Price, Escrow Amount and Parent Common Stock Warrants to ensure that such terms shall be appropriately modified so that the Aggregate Merger Consideration payable to the holders of Company Common Stock equals forty-nine percent (49%) of the Parent Capital Stock immediately following the Closing as calculated on a fully-diluted basis, consistent with the methodology of the Share Calculation Spreadsheet.  In such case, for purposes of calculating the Merger Consideration, the numbers as set forth in the Share Calculation Spreadsheet will be replaced with the numbers of shares of Parent Common Stock, Parent Preferred Stock, Parent options or Parent warrants, or equity like securities, as applicable, outstanding as of the Closing.

(f) Termination of Securities Fund. Any portion of the Securities Fund that remains undistributed to the former holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Parent for the applicable Aggregate Merger Consideration. Any portion of the Securities Fund remaining unclaimed by former holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Notwithstanding any of the foregoing to the contrary, if an Effective Time Holder has not complied with the terms of this Agreement, including but not limited to delivering the Required Consideration Deliverables to Parent, by one year from the Effective Time, the right of such Effective Time Holder to receive the portion of the Aggregate Merger Consideration into which such Effective Time Holder’s shares of Company Common Stock were converted pursuant to Section 3.01(b)(i) shall terminate, and all such shares of such Effective Time Holder shall be cancelled as of the Effective Time for no consideration.

(g) No Liability. None of the Exchange Agent, Parent or the Surviving Company shall, to the fullest extent permitted by applicable Law, be liable to any former holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Company Common Stock (or intended recipients of compensatory payments) in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the applicable Aggregate Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

Section 3.03   Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Aggregate Merger Consideration in accordance with the provisions of Section 3.01.

Section 3.04 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into and become the right to receive, and such stockholders shall have no right to receive, their portion of the Aggregate Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent only those rights provided under Section 262 of the DGCL; provided, however, that if after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, such shares shall be treated as if they had been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive their portion of the Aggregate Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands or threatened demands for appraisal received by the Company and any withdrawals of such demands, along with copies of all other documents or correspondence relating to any of the foregoing and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands

Article 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Subs as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. As of the date hereof, 6,172,840 shares of Company Common Stock are issued and outstanding. Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable and clear of all Liens, options, rights of first refusal and limitations on voting rights, other than transfer restrictions under applicable securities laws and its organizational documents. The Company’s current capitalization is set forth on Section 4.03(a) of the Company Disclosure Schedule.

(b) (i) There are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, (ii) the Company is not a party to, or otherwise bound by, and the Company has not granted, any equity appreciation rights, participations, phantom equity or similar rights, (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company, and (iv) the Company is not under any obligation to register under the Securities Act (as defined below) any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

(c) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(d) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company Common Stock held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(e) All outstanding shares of Company Common Stock have been issued and granted in compliance with (A) applicable securities laws and other applicable Laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company is a party.

(f) To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company Common Stock.

Section 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement and, subject to receiving the Requisite Company Stockholder Approval, to perform its obligations hereunder and consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, (a) with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and (b) the filing of the Merger Certificates with the Secretary of State of the State of Delaware in accordance with the DGCL and the Laws of the State of Delaware). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). Section 203 of the DGCL does not apply to the Company. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not and, subject to receipt of the Requisite Company Stockholder Approval and the filing of the Merger Certificates with the Secretary of State of the State of Delaware in accordance with the DGCL and the Laws of the State of Delaware with respect to the Company and the receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(b), the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in any material payment or penalty under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company pursuant to, any Material Contract.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, supra-national, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for applicable requirements, if any, of the Exchange Act, Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the Merger Certificates with the Secretary of State of the State of Delaware in accordance with the DGCL and the Laws of the State of Delaware.

Section 4.06 Permits; Compliance. Section 4.06 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Company and necessary for the Company to own, lease and operate its or their properties or to carry on its business as it is now being conducted (the “Company Permits”). The Company is in possession of all of the Company Permits. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any Material Contract or Company Permit.

Section 4.07 Financial Statements. The Company has provided Parent with audited financial statements for 2021 (the “Financial Statements”). Except as set forth in the Financial Statements or in Section 4.07 of the Company Disclosure Schedule, the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after January 23, 2020 (the “Incorporation Date”) in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied.

Section 4.08 Absence of Certain Changes or Events. Since the Incorporation Date, except as expressly contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems), (c) there has not been any Company Material Adverse Effect, (d) other than with Parent, the Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person, and (e) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. Except as set forth in Section 4.09 of the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any Governmental Authority. Neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.10 Employee Benefit Plans.

(a) All non-standard employment and consulting contracts or agreements to which the Company is a party, with respect to which the Company has any severance and/or change in control obligations, have been made available to Parent (collectively, the “Service Agreements”) and set forth on Section 4.10(a) of the Company Disclosure Schedule. In addition, Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (collectively, the “Plans”). The Company has made all required contributions and has no liability to the Plans, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(b) With respect to each Plan, the Company has made available to Parent, if applicable (i) a true and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules and nondiscrimination testing results, in each case, for the two (2) most recent plan years, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since the Incorporation Date with respect to which any material liability remains outstanding. The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company Board.

(d) To the Company’s knowledge, no employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 4.10(d)(i) of the Company Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 4.10(d)(ii) of the Company Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

Section 4.11 Labor and Employment Matters.

(a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Company Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(b) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Each former employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(d) To the knowledge of the Company, (i) none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

Section 4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company leases, subleases or licenses and real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent. There are no leases, subleases, concessions or other contracts granting to any person other than the Company the right to use or occupy any real property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by the other party to such Leases. The Company has not subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property and improvements thereon.

(d) The Company has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i)  Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing, whether or not filed with the applicable Governmental Authority that are owned or purported to be owned, used or held for use by the Company (“Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Technology, or Business Systems of any other persons that are material to the Products or manufacture thereof and/or business of the Company as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $10,000); and (iii) any Software or Technology owned or purported to be owned by the Company that is material to the business of the Company as currently conducted and would have a replacement cost of more than $10,000. The Company IP, including the Intellectual Property specified on Section 4.13(a) of the Company Disclosure Schedule, constitutes all Intellectual Property rights used in the operation of the business of the Company, including the design, development, hosting, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products, and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof and as of Closing.

(b) The Company solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and/or has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any Company-Owned IP is threatened or pending.

(c) The Company has taken and take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. The Company has not disclosed any such trade secrets or Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on the Company, or threatened in writing (including email) to be filed, against the Company with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or offers to license any Intellectual Property rights from any other person); (ii)  to the Company’s knowledge, the operation of the business of the Company (including the including (x) the design, development, hosting, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Products and/or Company-Owned Intellectual Property and (y) the Company’s use of any product, device, process or service used in such business as previously conducted, currently conducted and as proposed to be conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, including any Person’s right of publicity, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Company conducts business or in which Products are hosted, manufactured, marketed, distributed, published, licensed or sold and there is no basis for any such claims; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) the Company has not received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any Company-Owned IP have executed valid, written agreements with the Company, substantially in the form made available to Merger Subs or Parent, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Company have assigned and agree to continue to assign as necessary in the future to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company (and, with respect to any founders, created for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment or engagement of any such founder as a consultant with the Company), and have irrevocably waived their “moral rights” in favor of the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) The Company does not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any license requiring the Company to disclose or distribute the source code to any Product components or Business Systems owned or purported to be owned by the Company which are incorporated in or necessary for the use of the Products, to license or provide the source code to any such Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Product components at no or minimal charge.

(g) The Company owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company as currently conducted. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since the Incorporation Date, there has not been any material failure with respect to any of the Products or other Business Systems that has not been remedied or replaced in all material respects. The Company has purchased a sufficient number of seat licenses for their Business Systems.

(h) The Company currently and previously have complied with all applicable Privacy and Data Security Requirements. The Company has implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Company, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has not inserted and, to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since the Incorporation Date, the Company has not (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by the Company; or (y) been subject to or received written notice of any Action by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy and Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company receives and uses such Business Data prior to the Closing Date. The Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Merger Subs or Parent from receiving or using Personal Information or other Business Data, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Privacy and Data Security Requirements.

(j) The Company is not and have never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and none of the Company or any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization.

(k) Except as set forth in Section 4.13(k) of the Company Disclosures Schedule, no employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company IP owed or owes any duty or rights to any Governmental Authority, or any university, college or other educational institution or for a research center, in any such case which may affect Company’s ownership or its right to use any Company IP or that may impose any restrictions or obligations on the Company in respect thereof. There are no facilities, funding or property of any university, college, other educational institution or research center or other Governmental Authority which were received by or provided to the Company or used in the development of any Company IP, nor does any Governmental Authority or any university, college, other academic institution or research center own, purport to own, have any other rights in or to (including through any Company IP Agreement) or have any option to obtain any rights in or to, any Company IP.

Section 4.14 Taxes.

(a) The Company has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects. The Company has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company is otherwise obligated to pay whether or not shown on any Tax Returns except for current Taxes not yet due and payable or Taxes that are being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule. No penalties or charges are due with respect to the late filing of any Tax Return of the Company required to be filed on or before the Effective Time. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company does not have any deficiency, audit, examination or other Action in respect of Taxes or Tax matters pending or proposed or threatened in writing.

(b) The Company is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than a customary commercial agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date including by reason of Code Section 481 (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) any agreement with a Governmental Authority including any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) advance payment or prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law) entered into or in existence prior to the Closing; (vi) income arising or accruing prior to the Closing and includable after the Closing under Code Sections 701 through 777 inclusive, or Sections 951, 951A, or 956 of the Code; (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by the Company. The Company is not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Company has not, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(d) The Company has withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) The Company has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary commercial agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g) The Company has not made any request for a ruling in respect of Taxes pending between the Company and any Tax authority.

(h) The Company has made available to Parent true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company.

(i) The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) The Company has not engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(l) There are no Tax Liens upon any assets of the Company except for Permitted Liens.

(m) The Company does not own or have an equity interest in any other entity.

(n) Since the Incorporation Date, the Company has been classified as a “C corporation” within the meaning of Code Section 1361(a)(2).

(o) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code and equity interests in the Company are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code.

Section 4.15 Environmental Matters. (a) The Company has not violated and is not in violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental Laws; (c) to the Company’s knowledge, the Company is not actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) the Company has all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) the Company is in compliance with its Environmental Permits; and (f) the Company has delivered to Parent true and complete copies of all environmental Phase I reports and other material investigations, studies, audits, tests, reviews or other analyses commenced or conducted by or on behalf of the Company (or by a third party of which the Company has knowledge) in relation to the current or prior business of the Company or any real property presently or formerly owned, leased, or operated by the Company (or its or their predecessors) that are in possession, custody or control of the Company.

Section 4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth on Section 4.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company;

(ii) each contract and agreement with Suppliers to the Company for expenditures paid or payable by the Company;

(iii)   each contract and agreement granting rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

(iv) each contract and agreement for Indebtedness;

(v) all contracts with publishers, platform partners or similar parties providing for the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company; and

(vi) all contracts providing for indemnification by the Company with respect to infringement of proprietary rights.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, is enforceable in accordance with its terms against the other parties thereto, and the Company is not in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company has not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts without redaction, including amendments thereto.

Section 4.17 Insurance.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous or majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered to the Company, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and consummate the Transactions.

Section 4.19 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.19(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19. The Company has not, since the Incorporation Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) modified any term of any such extension or maintenance of credit.

Section 4.20 Exchange Act. The Company is not currently (or has never previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.22 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Section 4.23 Exclusivity of Representations and Warranties. Neither the Company nor any of its affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company), except as expressly set forth in this Article 4, and the Company hereby disclaims any such other representations or warranties.

Section 4.24 Investigation and Reliance. The Company is a sophisticated party and has made its own independent investigation, review and analysis regarding Parent and its subsidiaries and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that it has engaged for such purpose. The Company and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Parent and its subsidiaries and other information that they have requested in connection with their investigation of the Parent and its subsidiaries and the Transactions. None of Parent, Merger Subs or any of their respective affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning Parent contained herein or made available in connection with the Company’s investigation of Parent, except as expressly set forth in this Agreement or the Parent SEC Reports, and Parent, Merger Subs and their respective affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Company has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent, Merger Subs or any their respective affiliates or Representatives, except as expressly set forth in Article 5 (including, for the avoidance of doubt, in relation to the Parent SEC Reports). None of Parent, Merger Subs or any of their respective affiliates or Representatives shall have or be subject to any liability to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any information, documents or materials made available to the Company, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form, except the Parent SEC Reports, in expectation of, or in connection with, the Transactions. None of Parent, Merger Subs or any of their respective affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Parent and its subsidiaries. The Company acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Company acknowledges that, should the Closing occur, the Effective Time Holders shall acquire the Aggregate Merger Consideration on an “as is” and “where is” basis, except as otherwise expressly set forth in Article 5 (including, for the avoidance of doubt, with respect to the Parent SEC Reports). The Company acknowledges and agrees that the representations and warranties in Article 5 are the result of arms’ length negotiations between sophisticated parties. The Company has no knowledge or reason to believe that any of the representations or warranties made by Parent or Merger Subs as of the date hereof are untrue, incomplete or inaccurate.

Article 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in Schedule G attached hereto and in the Parent SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Parent SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)) or the Parent’s disclosure schedule delivered by Parent in connection with this Agreement (the “Parent Disclosure Schedule”), Parent hereby represents and warrants to the Company as follows:

Section 5.01 Corporate Organization. Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02 Certificate of Incorporation and Bylaws. Each of Parent and Merger Subs have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents and the Merger Subs Organizational Documents. The Parent Organizational Documents and the Merger Subs Organizational Documents are in full force and effect. Neither Parent nor Merger Subs are in violation of any of the provisions of the Parent Organizational Documents and the Merger Subs Organizational Documents.

Section 5.03 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 250,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of Parent Preferred Stock, of which 1,550,000 shares of Parent Preferred Stock are designated Parent Series A Preferred Stock, and of which 2,377,028 shares of Parent Preferred Stock will be designated Parent Series B Preferred Stock upon the filing of the Parent Certificate of Designation with the Secretary of State of the State of Delaware. As of May 9, 2022, (x) 29,156,815 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights and (y) no shares of Parent Common Stock are held in the treasury of Parent. As of the date of this Agreement, there are 1,545,459 shares of Parent Series A Preferred Stock issued and outstanding and no shares of Parent Series B Preferred Stock issued and outstanding.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.00001 per share (the “Merger Sub I Common Stock”). As of the date hereof, all of the shares of Merger Sub I Common Stock are issued and outstanding. All outstanding shares of Merger Sub I Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub I Organizational Documents.

(c) As of the date of this Agreement, the Merger Sub II has authorized 1,000 common units (the “Merger Sub II Common Units”). As of the date hereof, all of the shares of Merger Sub II Common Units are issued and outstanding. All outstanding Merger Sub II Common Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub II Organizational Documents.

(d) All outstanding shares of Parent Common Stock have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Parent Organizational Documents.

(e) The Aggregate Merger Consideration being delivered by Parent hereunder shall be, when issued pursuant to the terms hereof, duly and validly issued, fully paid and nonassessable, and each such share or other security shall, when issued pursuant to the terms hereof, be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, the Parent Organizational Documents and, as to certain holders, the Stockholders Agreement and/or the Registration Rights and Lock-Up Agreement. The Aggregate Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

Section 5.04 Authority Relative to This Agreement. Each of Parent and Merger Subs have all necessary power and authority to execute and deliver this Agreement and, subject to Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub I and the sole equityholder of Merger Sub II) after the execution hereof, to perform its obligations hereunder and consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Subs and the consummation by each of Parent and Merger Subs of the Transactions, have been duly and validly authorized by all necessary corporate or company action, and no other corporate or company proceedings on the part of Parent or Merger Subs are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub I and the sole equityholder of Merger Sub II) after the execution hereof and (b) the filing of the Merger Certificates with the Secretary of State of the State of Delaware in accordance with the DGCL and the Laws of the State of Delaware). This Agreement has been duly and validly executed and delivered by Parent and Merger Subs and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent or Merger Subs, enforceable against Parent or Merger Subs in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Subs do not, and, subject to Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub I and the sole equityholder of Merger Sub II) after the execution hereof and the filing of the Merger Certificates with the Secretary of State of the State of Delaware in accordance with the DGCL and the Laws of the State of Delaware, the performance of this Agreement by each of Parent and Merger Subs will not, (i) conflict with or violate the Parent Organizational Documents or the Merger Subs Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Parent or Merger Subs or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Parent or Merger Subs pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Parent or Merger Subs are a party or by which each of Parent or Merger Subs or any of their properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Subs do not, and the performance of this Agreement by each of Parent and Merger Subs will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing of the Merger Certificates with the Secretary of State of the State of Delaware in accordance with the DGCL and the Laws of the State of Delaware and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Subs from performing its material obligations under this Agreement.

Section 5.06 Permits; Compliance. Section 5.06 of the Parent Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority held by the Parent and the Merger Subs and necessary for them to own, lease and operate its or their properties or to carry on its business as it is now being conducted (the “Parent Permits”). The Parent and Merger Subs are in possession of all of the Parent Permits. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of the Parent or Merger Subs, threatened in writing. Neither Parent nor Merger Subs are in conflict with, or in default, breach or violation of, (a) any Law applicable to the Parent or Merger Subs or by which any property or asset of the Parent and Merger Subs is bound or affected, (b) any Parent Permit, or (c) any material contract disclosed in the Parent SEC Reports.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 31, 2019, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(d) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Parent maintains systems of internal control over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures designed to provide reasonable assurance: (i) that Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(f) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since January 1, 2022, except as expressly contemplated by this Agreement, (a) Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Parent has not sold, assigned or otherwise transferred any right, title, or interest in or to any of its material assets (including Intellectual Property and Business Systems), (c) there has not been any Parent Material Adverse Effect, (d) other than with Company, the Parent has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Parent’s assets or (ii) any merger, consolidation or other business combination transaction of the Parent with or into another Person, and (e) the Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority. Neither Parent nor any property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The Parent Board, by resolutions duly adopted by all of the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly approved and adopted this Agreement and declared its advisability and approved the payment of the Aggregate Merger Consideration to the stockholders of the Company.

(b) The Merger Sub I Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub I and its sole stockholder, (ii) approved and adopted this Agreement and the Merger and declared their advisability and (iii) recommended that the sole stockholder of Merger Sub I approve and adopt this Agreement and the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub I.

(c) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other Transactions is the Parent’s adoption of this Agreement (as the sole stockholder of Merger Sub I) after the execution hereof.

(d) The Merger Sub II Manager, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub II and its sole equityholder, and (ii) approved and adopted this Agreement and the Merger and declared their advisability. No vote of the sole equityholder of Merger Sub II is required to approve this Agreement and the Merger.

Section 5.11 No Prior Operations of Merger Subs. Merger Subs were formed solely for the purpose of engaging in the Transactions and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12 Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Subs.

Section 5.13 Taxes.

(a) Parent and Merger Subs (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Parent or Merger Subs are otherwise obligated to pay whether or not shown on any Tax Returns, except with respect to current Taxes not yet due and payable or being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination or other Action in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither Parent nor Merger Subs are a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than a customary commercial agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) None of Parent or Merger Subs will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting (including an improper method of accounting) for a taxable period ending on or prior to the Closing Date including by reason of Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or other provisions of applicable Law; (ii) any agreement with a Governmental Authority including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) advance payment or prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-United States income Tax Law) entered into or in existence prior to the Closing; (vi) income arising or accruing prior to the Closing and includable after the Closing under Code Sections 701 through 777 inclusive, or Sections 951, 951A, or 956 of the Code; or (vii) the forgiveness pursuant to COVID-19 Measures of liabilities incurred prior to the Closing by either of Parent or Merger Subs. Neither the Parent nor the Merger Subs have, pursuant to COVID-19 Measures, deferred the payment of any payroll Taxes the due date for the original payment of which was at or prior to the Closing Date.

(d) Within the last five (5) years or in any year for which the applicable statute of limitations remains open, Parent and the Merger Subs have withheld and paid to the appropriate Tax authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and have complied with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither Parent nor Merger Subs have been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Parent is or was the common parent).

(f) Neither Parent nor Merger Subs have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to customary commercial agreements entered into in the ordinary course of business the principal purposes of which do not relate to Taxes).

(g) Neither Parent nor Merger Subs have any request for a material ruling in respect of Taxes pending between Parent or Merger Subs, on the one hand, and any Tax authority, on the other hand.

(h) Neither Parent nor Merger Subs have within the last five (5) years or in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) Neither Parent nor Merger Subs have engaged in or entered into a “listed transaction” within the meaning of Code Section 6707A(c) or Treasury Regulation Section 1.6011-4(b)(2).

(j) Within the last five (5) years or in any year for which the applicable statute of limitations remains open, neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Parent or either Merger Sub, has threatened to assert against the Parent or Merger Subs any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax Liens upon any assets of the Parent or the Merger Subs except for Permitted Liens.

Section 5.14 Listing. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “QUBT”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened in writing against Parent by the NASDAQ or the SEC with respect to any intention by such entity to deregister the shares of Parent Common Stock or terminate the listing of Parent on the NASDAQ. None of Parent or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Parent Common Stock under the Exchange Act.

Section 5.15 Labor and Employment Matters.

(a) Neither Parent nor Merger Subs are bound by or subject to (and none of their assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the either Parent nor Merger Subs, has sought to represent any of the employees, representatives or agents of the Parent or Merger Subs,. There is no strike or other labor dispute involving either Parent or Merger Subs pending, or to the Parent or Merger Subs’ knowledge, threatened, which could have a Parent Material Adverse Effect, nor are the Parent or Merger Subs aware of any labor organization activity involving its employees.

(b) Neither the Parent nor Merger Subs are delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Parent or Merger Subs have complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Parent and Merger Subs have withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Parent and Merger Subs and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c) Each former employee whose employment was terminated by the Parent or Merger Subs has entered into an agreement with the Parent or Merger Subs, as applicable, providing for the full release of any claims against the Parent and Merger Subs, or any related party arising out of such employment.

(d) To the knowledge of the Parent and Merger Subs, (i) none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Parent or Merger Subs, as applicable, or that would conflict with the Parent’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Parent’s business by the employees of the Parent, nor the conduct of the Parent’s business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

Section 5.16 Real Property; Title to Assets.

(a) The Parent and Merger Subs do not own any real property.

(b) All real estate leases of Parent (the “Parent Leases”) are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Parent Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Parent or Merger Subs or, to the Parent and Merger Subs’ knowledge, by the other party to such Parent Leases.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Parent and Merger Subs to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property and improvements thereon.

(d) The Parent or Merger Subs have legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens.

Section 5.17 Intellectual Property.

(a) Section 5.17(a) of the Parent Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Patents, Trademarks, domain names and Copyrights and applications for any of the foregoing, whether or not filed with the applicable Governmental Authority, that are owned or purported to be owned, used or held for use by the Parent and Merger Subs (“Parent Registered IP”) (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Intellectual Property rights owned or purported to be owned by a third party and licensed to the Parent or Merger Subs or to which the Parent or Merger Subs otherwise have a right to use (“Parent-Licensed IP”), including for the Software, Technology, or Business Systems of any other persons that are material to the Parent’s and Merger Sub’s business as currently conducted (other than (x) unmodified, commercially available, “off-the-shelf” Software or (y) Software, Technology or Business Systems with a replacement cost or aggregate annual license and maintenance fees of less than $10,000); and (iii) any Software or Technology owned or purported to be owned by the Parent or Merger Subs that is material to the business of the Parent and Merger Subs as currently conducted and would have a replacement cost of more than $10,000. All Parent-Owned IP and Parent-Licensed IP (both terms as defined below, and collectively, the “Parent IP”), including the Intellectual Property specified on Section 5.17(a) of the Parent Disclosure Schedule, constitutes all Intellectual Property rights used in the operation of the business of the Parent and Merger Subs, including the design, development, hosting, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Parent and Merger Sub’s products, and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof and as of Closing.

(b) The Parent and Merger Subs solely and exclusively own and possess, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Intellectual Property rights owned or purposed to be owned by the Parent and Merger Subs (“Parent-Owned IP”) and have the right to use pursuant to a valid and enforceable written license to all Parent-Licensed IP. All Parent-Owned IP is subsisting and, to the knowledge of the Parent and Merger Subs, valid and enforceable. No loss or expiration of any Parent-Owned IP is threatened or pending.

(c) The Parent and Merger Subs have taken and take commercially reasonable actions to maintain, protect and enforce Intellectual Property rights in the trade secrets and other Confidential Information in its possession or control, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. Neither the Parent nor the Merger Subs have disclosed any such trade secrets or Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims properly filed with a Governmental Authority and served on the Parent or Merger Subs, or threatened in writing (including email) to be filed, against the Parent or Merger Subs with any Governmental Authority, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Parent Registered IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or offers to license any Intellectual Property rights from any other person); (ii)  to the Parent and Merger Subs’ knowledge, the operation of the business of the Parent and Merger Subs (including the including (x) the design, development, hosting, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, publication, provision and/or use of any Parent and Merger Subs products and/or Parent-Owned IP and (y) the Parent and Merger Subs use of any product, device, process or service used in such business as previously conducted, currently conducted and as proposed to be conducted) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other Persons, including any Person’s right of publicity, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which the Parent or Merger Subs conduct business or in which their products are hosted, manufactured, marketed, distributed, published, licensed or sold and there is no basis for any such claims; (iii) to the Parent and Merger Subs’ knowledge, no other person has infringed, misappropriated or violated any of the Parent-Owned IP; and (iv) the Parent and Merger Subs have not received any formal written opinions of counsel regarding any of the foregoing.

(e) All current and past founders, officers, management employees and contractors who have contributed, developed or conceived any Parent-Owned IP have executed valid, written agreements with the Parent or Merger Subs, substantially in the form made available Company, and pursuant to which such persons agreed to maintain in confidence all confidential or proprietary information acquired by them in the course of their relationship with the Parent or Merger Subs have assigned and agree to continue to assign as necessary in the future to Parent and Merger Subs all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Parent or Merger Subs (and, with respect to any founders, created for or on behalf or in contemplation of the Parent and Merger Subs (i) prior to the inception of the Parent and Merger Subs or (ii) prior to their commencement of employment or engagement of any such founder as a consultant with the Parent or Merger Subs), and have irrevocably waived their “moral rights” in favor of the Parent and Merger Subs, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property, except as otherwise required or prohibited by applicable Law.

(f) Neither the Parent nor the Merger Subs use and have used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Parent-Owned IP, or (ii) under any license requiring the Parent and Merger Subs to disclose or distribute the source code to any Parent and Merger Subs product components or Business Systems owned or purported to be owned by the Parent and Merger Subs which are incorporated in or necessary for the use of the their products, to license or provide the source code to any such Business Systems or product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the product components at no or minimal charge.

(g) The Parent and Merger Subs own, lease, license, or otherwise have the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Parent and Merger Subs as currently conducted. The Parent and Merger Subs maintain commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and since January 1, 2021, there has not been any material failure with respect to any of their products or other Business Systems that has not been remedied or replaced in all material respects. The Parent and Merger Subs have purchased a sufficient number of seat licenses for their Business Systems.

(h) The Parent and Merger Subs currently and previously have complied with all applicable Privacy and Data Security Requirements. The Parent and Merger Subs have implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Personal Information or Business Data held or processed by, via contractual commitments, or on behalf of the Parent and Merger Subs, including implementing industry standard procedures designed to prevent unauthorized access and the introduction of Disabling Devices. The Parent and Merger Subs have not inserted and, to the knowledge of the Parent and Merger Subs, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or product components. Since December 31, 2021, the Parent and Merger Subs have not (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or contracts entered into by the Parent or Merger Subs; or (y) been subject to or received written notice of any Action by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy and Data Security Requirements, and, to the Parent and Merger Subs’ knowledge, there is no reasonable basis for the same.

(i) The Parent and Merger Subs (i) exclusively own and possess all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) have all rights to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Parent and Merger Subs receive and use such Business Data prior to the Closing Date. The Parent and Merger Subs are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Parent and Merger Subs from receiving or using Personal Information or other Business Data, in the manner in which the Parent and Merger Subs receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Privacy and Data Security Requirements.

(j) Neither the Parent nor Merger Subs are, nor have they ever been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and none of the Parent or Merger Subs or any Parent-Owned IP is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization.

(k) No employee, consultant or independent contractor of the Parent or Merger Subs who was involved in, or who contributed to, the creation or development of any Parent IP owed or owes any duty or rights to any Governmental Authority, or any university, college or other educational institution or for a research center, in any such case which may affect its ownership or its right to use any Parent IP or that may impose any restrictions or obligations on the Parent or Merger Subs in respect thereof. There are no facilities, funding or property of any university, college, other educational institution or research center or other Governmental Authority were received by or provided to the Parent or Merger Subs or used in the development of any Parent IP, nor does any Governmental Authority or any university, college, other academic institution or research center own, purport to own, have any other rights in or to (including through any Parent IP Agreement) or have any option to obtain any rights in or to, any Parent IP.

Section 5.18 Exclusivity of Representations and Warranties. Neither Parent, Merger Subs nor any of their affiliates or Representatives is making any representation or warranty on behalf of Parent or Merger Subs of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of Parent and its subsidiaries), except as expressly set forth in this Article 5 (including, for the avoidance of doubt, with respect to the Parent SEC Reports) (as modified by the preamble to Article 5), and Parent and Merger Subs hereby disclaim any such other representations or warranties.

Section 5.19 Investigation and Reliance. Parent is a sophisticated party and has made its own independent investigation, review and analysis regarding the Company and the Transactions, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent and its Representatives have been provided with full and complete access to the Company’s Representatives, properties, offices, plants and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Company and the Transactions. None of the Company or any of its affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with Parent’s investigation of the Company, except as expressly set forth in this Agreement, and the Company and its affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. Parent has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or its affiliates or Representatives, except as expressly set forth in Article 4. None of the Company or any of its affiliates or Representatives shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any information, documents or materials made available to Parent, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the Transactions. None of the Company or any of its affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company. Parent acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). Parent acknowledges and agrees that the representations and warranties in Article 4 are the result of arms’ length negotiations between sophisticated parties. Parent has no knowledge or reason to believe that any of the representations or warranties made by the Company as of the date hereof are untrue, incomplete or inaccurate.

Article 6

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (2) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall conduct its business in the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the current officers, key employees and consultants of the Company and to preserve the current relationships of the Company with persons with which the Company has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (2) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Company shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) form or create any subsidiaries;

(iii)   issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company;

(iv) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in cash, stock, property or otherwise, (A) with respect to any of its capital stock, (B) to its stockholders or (C) to any of its affiliates;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division for an aggregate purchase price in excess of $250,000 in one or more related transactions;

(vii) incur any Indebtedness in excess of $250,000 in the aggregate;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing material Service Agreement or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any new material Service Agreement or similar arrangement with any person, or terminate any director, officer, or employee, in each case to the extent that the expenditures as a result thereof are not included or materially consistent with the current 2022 budget of the Company delivered to and agreed to by Parent at least one (1) Business Day prior to the date hereof (the “2022 Budget”);

(ix) other than as required by applicable Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, grant any severance or termination pay to, any director or officer of the Company, in each case to the extent that the expenditures as a result thereof are not included or are not materially consistent with the 2022 Budget;

(x) adopt, amend or terminate any Plan except (A) as may be required by applicable Law or as necessary in order to consummate the Transactions or (B) in the event of annual renewals of health and welfare programs;

(xi) make or change any material Tax election, change any Tax accounting method, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, Tax credits or Tax refunds; incur any material liability for Taxes other than in the ordinary course of business; prepare any material Tax Return in a manner inconsistent with past practice;

(xii) (x) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of the Note Purchase Agreement or the Stevens License or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, or (y) amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Agreement if such amendment, modification, waiver or consent, together with all other such amendments, modifications, waivers or consents, would result in the payment by the Company (or incurrence of liability by the Company) in excess of $250,000;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed or fail to perform or make any applicable filings, recordings or other similar actions or filings, or intentionally fail to pay all required fees and taxes required or advisable to maintain and protect its interest in the material items of Company IP; or

(xiv) enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Section 6.02 Conduct of Business by the Parent Pending the Merger.

(a) The Parent agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (2) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), unless Company shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Parent shall conduct its business in a manner materially consistent with past practice; and

(ii) the Parent shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Parent, to keep available the services of the current officers, key employees and consultants of the Parent and to preserve the current relationships of the Parent with persons with which the Parent has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 6.02 of the Parent Disclosure Schedule, or (3) required by applicable Law (including (x) as may be requested or compelled by any Governmental Authority and (y) COVID-19 Measures), the Parent shall not, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) declare, set aside, make or pay any dividend, other distribution or any other amounts, payable in cash, stock, property or otherwise, (A) with respect to any of its capital stock, (B) to its stockholders or (C) to any of its affiliates;

(ii) intentionally permit any material item of Parent IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Parent IP; or

(iii)   enter into any agreement or otherwise make a binding commitment to do any of the foregoing.

Article 7

ADDITIONAL AGREEMENTS

Section 7.01 Parent Stockholder Approval.

(a) Following the Effective Time, after delivery of the Required Audited Financial Statements under Section 7.10, Parent shall use commercially reasonable efforts to prepare and file with the SEC a joint consent solicitation/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Parent relating to the special meeting of Parent’s stockholders (the “Parent Stockholders’ Meeting”) to be held to consider approval and adoption of (i) the issuance of the Parent Common Stock underlying the (A) Parent Preferred Stock Purchase Price and the (B) Parent Common Stock underlying the Parent Common Stock Warrants, as contemplated by this Agreement, (ii) the appointment of the Parent Board of Directors, as contemplated by the Stockholders Agreement, and (iii) any other proposals the parties hereto deem necessary or appropriate to effectuate the Transactions. Parent will (A) cause the Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, and (B) use commercially reasonable efforts to respond to and resolve all comments received from the SEC concerning the Proxy Statement. After all comments received from the SEC concerning the Proxy Statement have been resolved, Parent shall exercise commercially reasonable efforts to mail the Proxy Statement to its stockholders. The Company shall furnish all information concerning the Company as may reasonably be requested by Parent in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law. Parent will advise the Company of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto.

(c) Parent represents that the information supplied by Parent for inclusion in the Proxy Statement shall not, at (the time the Proxy Statement (or any amendment thereof or supplement thereto)) is first mailed to the stockholders of Parent, or (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any event or circumstance relating to Parent or Merger Subs, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, or (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any event or circumstance relating to the Company or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

Section 7.02 Resale Registration Statement. The Parent shall prepare and file with the SEC a shelf registration statement on Form S-3 (together with all amendments thereto, the “Registration Statement”) for the registration under the Securities Act of the resale of the shares of Parent Common Stock constituting or underlying the Aggregate Merger Consideration to be issued to the stockholders of the Company hereunder, in accordance with the terms set forth in the Registration Rights and Lock-Up Agreement.

Section 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall submit this Agreement and the Merger and all of the other Transactions for consideration by the Company’s stockholders by consent in lieu of a meeting of stockholders, which such consent is intended to constitute the Requisite Company Stockholder Approval (upon execution and delivery thereof by the relevant stockholders of the Company) and shall be irrevocable and in such form and substance as shall be reasonably acceptable to Parent (the “Written Consent”), which such Written Consent shall be delivered as soon as reasonably practicable after the date hereof, and in any event within forty-eight (48) hours after the date hereof (it being agreed that the approval and adoption of this Agreement and the Merger and all of the other Transactions shall be submitted to the Company’s stockholders). Promptly after the receipt of the Written Consent and no later than ten (10) days after the date of the Written Consent, the Company, shall, if required by applicable Law, deliver to former holders of Company Common Stock who have not consented to the Merger, a notice setting forth all information required to be provided in order to constitute a notice of the taking of corporate action by consent in lieu of a meeting of the stockholders pursuant to Section 228 of DGCL and all information required under Section 262 of the DGCL.

Section 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article 10, the Company and Parent shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, but without limiting the Company’s obligations under Section 7.07, neither the Company nor Parent shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would jeopardize the protection of attorney-client, work product or similar privilege or protection or contravene applicable Law (it being agreed that the parties hereto shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties hereto pursuant to this Section 7.04 shall be kept confidential in accordance with the Amended and Restated Mutual Confidentiality Agreement, dated as of April 18, 2022, as may be amended and/or amended and restated from time to time (the “Confidentiality Agreement”), between Parent, the Company and the other parties thereto.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05 Exclusivity; Solicitation.

(a) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 10, the Company shall not and shall cause its Representatives and affiliates not to, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), directly or indirectly, whether publicly or otherwise, any inquiries, offers or proposals with respect to, or the making of, any Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to or furnish non-public information regarding the Company’s properties, assets, personnel, books or records or any Confidential Information or data to, any person relating to an Acquisition Proposal, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Acquisition Proposal (or inquiries, proposals or offers or other communications that would reasonably be expected to lead to any Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (vi) approve, endorse, recommend, execute or enter into any agreement, arrangement or understanding, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, business combination agreement, transaction agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (vii) resolve or agree to do any of the foregoing actions or otherwise authorize or permit any of its Representatives to take any such action.

(b) The Company shall and shall instruct and cause its Representatives and affiliates, to immediately cease any solicitations, discussions or negotiations with any person (other than the parties hereto and their respective Representatives) in connection with an Acquisition Proposal, and the Company acknowledges that any action taken by it, any of its Representatives or affiliates inconsistent with the restrictions set forth in Section 7.05(a), whether or not such Representative or affiliate is purporting to act on its behalf, shall be deemed to constitute a breach of Section 7.05(a) by the Company.

(c) The Company shall, promptly after the date hereof, request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with such person’s consideration of acquiring all or any significant portion of the Company (or its business), to return or destroy all Confidential Information furnished to such person by or on behalf of it or any its affiliates prior to the date hereof.

(d) From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article 10, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt of (i) any Acquisition Proposal, (ii) any inquiry, proposal, offer or other communication that could reasonably be expected to lead to any Acquisition Proposal, and (iii) any request for non-public information relating to the Company or for access to the properties, assets, personnel, books or records or any Confidential Information or data of the Company by any person or “group” (as defined in the Exchange Act) (other than Parent, Merger Subs or their respective affiliates), which notice shall identify the person or “group” making such Acquisition Proposal, inquiry, proposal, offer, other communication or request and include a summary of the material terms and conditions of any Acquisition Proposal (and, if available, a copy of any Acquisition Proposal), any material developments, discussions or negotiations in connection therewith, and any material modifications to the financial or other terms and conditions of any such Acquisition Proposal, inquiry, proposal, offer or other communication.

Section 7.06 Directors’ and Officers’ Indemnification.

(a) The certificate of formation and the operating agreement of the Surviving Company shall contain provisions (i) covering Actions existing on the day of Closing and (ii) no less favorable with respect to indemnification, advancement or expense reimbursement of directors, officers, employees or agents of the Company than are set forth in the certificate of incorporation and bylaws of the Company as in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, or agents of the Company covered thereby, unless such modification shall be required by applicable Law. For the avoidance of doubt, the foregoing indemnification provisions shall include all matters or events that occurred prior to Closing for all Actions that are otherwise subject to indemnification under the Company’s certificate of incorporation and/or bylaws.

(b) The Surviving Company shall purchase (which shall be paid for in full by the Surviving Company) and have in place at the Closing a “tail” or “runoff” policy (the “D&O Tail Policies”) providing directors’ and officers’ liability insurance coverage for the benefit of those persons who are covered by the directors’ and officers’ liability insurance policies maintained by the Company as of the Closing with respect to matters occurring prior to the Effective Time. The D&O Tail Policies shall provide for terms with respect to coverage, deductibles and amounts that are no less favorable than those of the applicable policy in effect immediately prior to the Effective Time for the benefit of the Parent’s directors and officers. Parent shall exercise commercially reasonable efforts to negotiate that the D&O Tail Policies (i) shall not include any “principal stockholders” exceptions except for Company stockholders holding Company Capital Stock in excess of 15%, and (ii) shall remain in effect for the six (6) year period following the Closing.

Section 7.07 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article 10), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article 8 to fail. No notification given by the Company under this Section 7.07 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

Section 7.08 Governmental Approvals. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement:

(a) Each of Parent and the Company shall use its reasonable best efforts to obtain authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will reasonably cooperate with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals and within five (5) Business Days following the date of execution of this Agreement, the parties shall promptly make or cause to be made any and all required filings under the HSR Act. The parties agree they will cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission, the Department of Justice or other Governmental Authority during the initial waiting and/or review period(s) in connection with any such filings. In addition, within five (5) Business Days following the date of execution of this Agreement, the parties shall promptly make or cause to be made any and all premerger filings that are required in any other country outside the U.S. Parent shall be responsible for the payment of all fees, costs and expenses associated with obtaining clearance under the HSR Act and any applicable foreign Laws.

(b) The parties agree to cooperate with one another in responding as promptly as practicable to any request for additional information received from or investigations initiated by the Federal Trade Commission, Department of Justice or any other Governmental Authority in connection with the Transactions. Each of Parent and the Company shall (i) give the other party prompt notice of the commencement of any investigation or Action by or before any Governmental Authority with respect to the Transactions, (ii) keep the other party informed as to the status of any such investigation or Action and (iii) promptly inform the other party of any communication to or from any Governmental Authority regarding the Transactions and provide the other party copies of such communication. Parent and the Company will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Authority in connection with the Transactions. In addition, except as may be prohibited by any Governmental Authority or by any Law and except as may be reasonably required by a party to protect such party’s confidential information, in connection with any investigation or Action relating to the Transactions, each of Parent, on the one hand, and the Company, on the other hand, will permit authorized representatives of the other party to be present at each meeting or conference with a Governmental Authority and to have access to and be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Authority.

(c) Each of Parent and the Company will use their respective reasonable best efforts to address and resolve any and all concerns raised by Governmental Authorities that may impede or delay the consummation of the Transactions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any affiliate thereof to (i) agree to any Action of Divestiture, (ii) contest any Action or order, whether temporary, preliminary or permanent or (iii) make proposals, execute or carryout agreements, enter into consent decrees or submit to orders providing for (A) the imposition of any limitation or regulation on the ability of Parent or any of its affiliates to freely conduct their business, or (B) any limitation or regulation on the ability of Parent or any of its affiliates to exercise full rights of ownership of the Company. Furthermore, neither the Company nor any Key Company Stockholder shall, without the prior written consent of Parent, take or agree to take any Action of Divestiture.

(d) Neither the Company, the Key Company Stockholders nor Parent shall: (i) agree to extend any waiting period under applicable Laws without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); (ii) enter into any agreement with any Governmental Authority not to consummate the Transaction without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned of delayed); (iii) participate in any meeting or discussion with any Governmental Authority with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Parent or the Company, shall be limited to outside antitrust counsel only); or (iv) take any other action that would be likely to prevent or materially delay the receipt of any approval by any Governmental Authority.

(e) Further Assurances. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use all commercially reasonable efforts to satisfy the conditions specified in this Agreement necessary to consummate the Transactions.

Section 7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article 10) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed); provided, however, that each of Parent and the Company may make any such announcement or other communication (a) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (b) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.09, and (c) to Governmental Authorities in connection with any consents, approvals and authorizations required to be made under this Agreement or in connection with the Transactions. Furthermore, nothing contained in this Section 7.09 shall prevent Parent or the Company or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

Section 7.10 Required Audited Financial Statements.

Promptly after the date hereof, the Company shall deliver the Financial Statements for inclusion by Parent in any required Parent SEC Reports in accordance with Regulation S-X (the “Required Audited Financial Statements”).

Section 7.11 Tax Matters.

(a) Parent and the Company intend that, for United States federal income Tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The Merger shall be reported by the parties hereto for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Neither the Parent, the Company, nor either of the Merger Subs shall take any action to make any election under Code Section 338, including elections under Code Sections 338(g) or 338(h)(10), with respect to the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Merger will be borne and paid 50% by the Company and 50% by the Parent. Parent will prepare and file any Tax Return or other document with respect to such Taxes or fees.

(c) For all purposes under this Agreement, in the case of any Straddle Period, the following conventions shall apply for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes and withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a closing of the books methodology.

(d) Any indemnity payments under this Agreement shall be treated as adjustments to the amount of Aggregate Merger Consideration.

Section 7.12 Waiver of Conflicts. Recognizing that Gibbons P.C. has acted as legal counsel to the Company prior to the Closing, and that Gibbons P.C. may act as legal counsel to certain Key Company Stockholders after the Closing, each of Company, Parent and Merger Subs hereby waives any conflicts that may arise in connection with Gibbons P.C. representing any of the Key Company Stockholders after the Closing as such representation may relate to Company, Parent and Merger Subs or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between the Key Company Stockholders or the Company and Gibbons P.C., as the case may be, in the course of, advising with respect to and/or, the negotiation, documentation and consummation of the transactions contemplated hereby or otherwise shall be deemed to be attorney-client confidences that belong solely to the Key Company Stockholders (and not the Company). Accordingly, the Company shall not have access to any communications between Gibbons P.C. and the Company or the Key Company Stockholders, as applicable, or to the files of Gibbons P.C., whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Key Company Stockholders shall be the sole holders of the attorney-client privilege with respect to such engagement, and no member of Company shall be a holder thereof, (ii) to the extent that files of Gibbons P.C. in respect of such engagement constitute property of the client, only Key Company Stockholders shall hold such property rights and (iii) Gibbons P.C. shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Gibbons P.C. and Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Company, Parent or Merger Subs, on the one hand, and a third party other than the Key Company Stockholders, on the other hand, Parent, Merger Subs, and Company may assert the attorney-client privilege to prevent the disclosure of any attorney-client communications or files to such third party.

Section 7.13 Section 205 Order. Parent shall use its reasonable best efforts to take all actions necessary to obtain the Section 205 Order as soon as practicable after the execution of this Agreement.

Section 7.14 Note Purchase Agreement. Notwithstanding anything to the contrary in this Agreement, if Parent has not obtained the Section 205 Order prior to the 205 End Date, Parent may, in its sole discretion, extend the 205 End Date by one or more consecutive one (1) month period(s) by loaning the Company for each respective month of extension five hundred thousand dollars ($500,000) pursuant to a Note (as defined in, and in the form attached to, the Note Purchase Agreement) issued under the Note Purchase Agreement in connection with each such extension one (1) month extension of the 205 End Date (the “205 End Date Extension Right”). In the event that Parent exercises the 205 End Date Extension Right, Parent and the Company shall use commercially reasonable efforts to amend and restate the Note Purchase Agreement to permit the Company to issue to Parent one or more Notes for each five hundred thousand dollars ($500,000) loaned to the Company pursuant to the 205 End Date Extension Right.

Section 7.15 Advances for Legal Expenses. From the date hereof, Parent will pay in advance upon demand to the Company any reasonably anticipated or incurred expenses (including reasonable attorneys’ fees) or damages awarded to a third party in a non-appealable final judicial determination as a result of any Action initiated by stockholders of the Company, other than Key Company Stockholders, against the Company, its officers and/or directors, as a result of, or related to, the Transaction, the matters set forth in Section 4.09 of the Company Disclosure Schedule and/or the Note Purchase Agreement (“Stockholder Action”). Parent agrees that any such Stockholder Actions will not constitute a Company Material Adverse Effect, and will not be deemed a breach of the Company’s representations and warranties set forth in Section 4.09 (absence of litigation) of this Agreement for purposes of indemnification under Article 9 or for purposes of Section 8.02(a) of this Agreement.

Article 8

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subs to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(b) Company Noteholder Satisfaction. The Company Noteholder shall have received the Company Noteholder Consideration as mutually agreed between Parent and the Company.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. If applicable, all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Parent Certificate of Designation. The Parent Certificate of Designation shall have been filed and accepted by the Secretary of State of the State of Delaware.

(f) Required Audited Financials. The Required Audited Financial Statements shall have been prepared by Parent and the Company.

(g) Board of Directors. Parent shall have caused the appointment of officers and directors as set forth in Section 2.05.

(h) Section 205 Order. Parent shall have obtained a final non-appealable Order from the Court of Chancery of the State of Delaware pursuant to Section 205 of the DGCL validating and declaring effective in all material respects the matters set forth on Schedule G that require validation through Section 205 of the DGCL (the “Section 205 Order”); provided that any matter set forth in Schedule G that is not validated pursuant to the Section 205 Order shall be deemed to have been obtained through the Section 205 Order if such matter has been duly and validly ratified or corrected.

Section 8.02 Conditions to the Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The Fundamental Representations shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though made on and as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Consents. All consents, approvals and authorizations set forth on Section 8.02(e) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities and/or other counterparties thereto, in each case, as set forth in Section 8.02(e).

(f) Resignation. Other than those persons identified as continuing directors on Exhibit B, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(g) Stockholders Agreement. The Company shall have delivered, or cause to be delivered, to Parent a copy of the Stockholders Agreement duly executed by the Key Company Stockholders.

(h) FIRPTA Tax Certificates and W-9. On or prior to the Closing, the Company shall deliver to Parent a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by Parent with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations, and a duly completed and executed Internal Revenue Service Form W-9 for the Company, each in form and substance reasonably acceptable to Parent.

(i) Payment Spreadsheet. The Company shall have delivered to Parent the Payment Spreadsheet in accordance with Section 3.01(a).

(j) Employment Agreement. Huang shall have entered into the Huang Employment Agreement.

(k) Stockholder Support Agreement. Within forty-eight (48) hours of the date of this Agreement, the Company will deliver to Parent an executed copy of the Stockholder Support Agreement duly executed by the Key Company Stockholders.

(l) Registration Rights and Lock-Up Agreement. The Company shall have delivered, or cause to be delivered, to Parent, the Registration Rights and Lock-Up Agreement, duly executed by the Key Company Stockholders.

(m) Escrow Agreement. The Company shall have delivered, or cause to be delivered, to Parent, the Escrow Agreement, duly executed by the Holders’ Agent.

(n) Appraisal Rights. No holder of Company Common Stock shall have demanded and not effectively withdrawn, validly waived or forfeited an appraisal of any such holder’s shares of Company Common Stock under Section 262 of the DGCL.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Subs contained in Section 5.01 (Corporation Organization), Section 5.04 (Authority Relative to this Agreement), Section 5.08(b) (Absence of Certain Changes or Events) and Section 5.12 (Brokers) shall each be true and correct in all respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representations and warranties of Parent and Merger Subs contained in Section 5.03 (Capitalization) shall each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Parent and Merger Subs contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stockholders Agreement. Parent shall have delivered, or cause to be delivered, to the Company a copy of the Stockholders Agreement duly executed by Parent and the Key Parent Stockholders.

(f) Stockholder Support Agreement. Parent will have delivered the Stockholder Support Agreement duly executed by the Key Parent Stockholders.

(g) Registration Rights and Lock-Up Agreement. Parent shall have delivered, or cause to be delivered, to the Company a copy of the Registration Rights and Lock-Up Agreement, duly executed by the Key Company Stockholders.

(h) Escrow Agreement. Parent shall have delivered, or caused to be delivered, to the Company, the Escrow Agreement, duly executed by Parent and the Exchange Agent.

(i) Resignations. The officers of Parent and the members of the Parent Board set forth on Schedule E shall have executed written resignations effective as of the Effective Time.

Article 9

INDEMNIFICATION

Section 9.01 Escrow Fund. The Escrow Amount shall be deposited with the Exchange Agent in the Escrow Fund and to be governed by the provisions set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent (on behalf of itself or any other Indemnified Person (as defined below)) for Indemnifiable Damages (as defined below) pursuant to the indemnification obligations of Huang. If Parent is entitled to indemnification for Indemnifiable Damages in accordance with this Article 9, Parent shall instruct the Exchange Agent to return a number of shares of Parent Series B Preferred Stock to Parent necessary to satisfy the Indemnifiable Damages, and such amount of Indemnifiable Damages shall be in satisfaction of such Indemnifiable Damages to the extent of the aggregate amount of the Share Indemnity Amount; provided, in the event that the Indemnifiable Damages exceed the Share Indemnity Amount, Huang shall remain liable for such excess Indemnifiable Damages in accordance with the terms of this Article 9.

Section 9.02 Indemnification.

(a) Subject to the limitations set forth in this Article 9, Huang shall indemnify, defend and hold harmless Parent and its officers, directors, agents and employees (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, claims, damages, fees, reductions in value, costs and expenses, including costs of investigation, re-engineering costs, costs of defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with:

(i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Schedules (including any exhibit or schedule of the Company Disclosure Schedules) to be true and correct as of the date hereof and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date);

(ii) any failure of any certification, representation or warranty made by the Company in any certificate delivered to Parent pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Parent;

(iii) [Reserved];

(iv) [Reserved];

(v) fraud or intentional misrepresentation by or on behalf of the Company in connection with the Transactions; and

(vi) subsection (a) of the definition of “Indemnified Taxes”.

(b) Each Effective Time Holder shall indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) the failure of such Effective Time Holder to have good and valid title to the shares of Company Common Stock (including, but not limited to, under Section 4.03(a)) held by such Effective Time Holder, (ii) any breach, default, or non-fulfillment of any of the covenants or agreements under Sections 6.01, 7.01, 7.03, 7.04, 7.05, 7.07, 7.08, 7.09 or 7.10 (including any exhibit to or schedule of the Company Disclosure Schedule referenced in such sections) required to be performed by the Company at or prior to the Closing, (iii) fifty percent (50%) of any payments paid with respect to Dissenting Shares (including reasonable fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of any Dissenting Shares), and (iv) any fraud by or on behalf of such Effective Time Holder in connection with the Transactions.

(c) Company Material Adverse Effect, materiality standards or qualifications in any representation, warranty or covenant shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct.

Section 9.03 Limitations on Indemnification.

(a) If the Merger is consummated, claims against Huang under Section 9.02(a) or against the Effective Time Holders under Section 9.02(b), as the case may be, shall be limited as follows:

(i) Recovery from the Escrow Fund shall be the sole and exclusive remedy for the indemnity obligations under Section 9.02(a)(i) or (ii) of this Agreement, except for claims arising out of, resulting from or in connection with any failure of any of the Fundamental Representations to be true and correct.

(ii) With respect to indemnity obligations under Section 9.02(b)(ii) (breaches of covenants):

(A) The Effective Time Holders shall have liability for such breaches; provided however, the Effective Time Holders shall have no liability for such breaches of covenants if Parent had actual knowledge of the covenant breach (or became aware of facts that, after reasonable inquiry, Parent should have had actual knowledge of the covenant breach) and did not provide written notice to the Holders’ Agent of such covenant breach, with reasonable detail, within five (5) Business Days after the date on which Parent obtained such actual knowledge or should have obtained such knowledge, as the case may be.  If such written notice is timely provided to the Holders’ Agent, the Effective Time Holders shall have a reasonable opportunity to cure such breach (if susceptible to cure) which shall not exceed thirty (30) Business Days, and if the Effective Time Holders fail to cure such breach, the Effective Time Holders shall remain liable for such breach. Notwithstanding anything herein to the contrary and except as set forth below in Section 9.03(a)(ii)(B), in no event shall the Effective Time Holders be liable for Indemnifiable Damages resulting from Section 9.02(b)(ii) (breaches of covenants) in an amount greater than thirty-five percent (35%) of the Aggregate Merger Consideration received by all Effective Time Holders, subject to Section 9.03(b) below;

(B) The limitation in Section 9.03(a)(ii)(A) above shall not apply with respect to breaches of Section 7.05 (exclusivity; solicitation), and accordingly, after Indemnified Persons have exhausted or made claims against the Effective Time Holders upon all shares of Parent Series B Preferred Stock held in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), the Effective Time Holders shall be liable for the amount of any Indemnifiable Damages resulting therefrom not to exceed one-hundred percent (100%) of the amount of the Aggregate Merger Consideration actually received by the Effective Time Holders, subject to the terms of Section 9.03(b).

(iii)   Huang shall be liable for the amount of any Indemnifiable Damages with respect to claims arising out of, resulting from or in connection with any Fundamental Representations or a claim under Section 9.02(a)(vi) (taxes) (collectively, “Fundamental Claims”), or under Section 9.02(b)(i) (good title), after Indemnified Persons have exhausted or made claims against Huang upon all shares of Parent Series B Preferred Stock held in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons). The Effective Time Holders other than Huang shall be liable for claims under Section 9.02(b)(i) (good title) for the amount of any Indemnifiable Damages resulting therefrom up to the amount of the Aggregate Merger Consideration actually received by such Effective Time Holders. Notwithstanding anything to the contrary herein, the liability of an Effective Time Holder shall not be limited in connection with any claims arising out of, resulting from or in connection with any fraud or intentional misrepresentation in connection with the Transactions by such Effective Time Holder.

(b) If the Merger is consummated, and subject to the limitations set forth in this Article 9, each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom; provided that such liability shall be limited to such holder’s Pro Rata Share of the Aggregate Merger Consideration; and provided, further, that any claims with respect to any failure of an Effective Time Holder to have good and valid title to the shares of Company Common Stock (including, but not limited to, under Section 4.03(a)) held by such Effective Time Holder shall be made directly against such Effective Time Holder, and such Effective Time Holder shall be liable for any such claim only up to the amount of the Aggregate Merger Consideration actually received by such Effective Time Holder. Notwithstanding anything to the contrary herein, the liability of an Effective Time Holder shall not be limited in connection with any claims arising out of, resulting from or in connection with any fraud or intentional misrepresentation in connection with the Transactions by such Effective Time Holder.

(c) Notwithstanding anything to the contrary herein, no Indemnified Person may make a claim for indemnification that is made pursuant to Sections 9.02(a)(i) or (ii) (and that does not involve fraud or intentional misrepresentation by or on behalf of the Company or any inaccuracy or breach of any of the Fundamental Representations), unless and until an Officer’s Certificate describing Indemnifiable Damages in an aggregate amount greater than one hundred thousand dollars ($100,000.00) (the “Basket”) has been delivered, in which case the Indemnified Person may only make claims for indemnification for Indemnifiable Damages in excess of the amount of the Basket.

(d) The Effective Time Holders shall not make any claim for contribution from the Company or any of its officers, directors, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement, any Transaction Documents or the Transactions to the extent that any Indemnified Person is entitled to indemnification hereunder for such claim, and the Effective Time Holders hereby waive any such right of contribution from the Company and any its officers, directors, or employees it has or may have in the future.

Section 9.04 Period for Claims Against Escrow Fund. Except as set forth in this Section 9.04, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 9.02(a)(i) and (ii) (other than in connection with any inaccuracy or breach of any of the Fundamental Representations) shall commence at the Closing and terminate the day after the date that is six (6) months following the Closing Date (the “Escrow Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in Section 9.02(b)(ii) (breaches of covenants) shall commence at the Closing and terminate the day after the date that is two (2) years from the Closing. The Claims Period for Fundamental Claims shall commence at the Closing and terminate on the date that is sixty (60) days following the expiration of the applicable statute of limitations for such Fundamental Claim (the “Fundamental Claims Period”). Notwithstanding anything to the contrary herein, such portion of the Escrow Fund at the conclusion of the Escrow Period as necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate delivered to the Holders’ Agent prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be issued to Huang promptly after the expiration of the Escrow Period. The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification that the Effective Time Holders may have in their capacity as an officer, director, employee or agent of the Company and the Effective Time Holders will not be entitled to any indemnification from the Company or the Surviving Company for amounts paid for indemnification under this Article 9.

Section 9.05 Claims. On or before the last day of the Escrow Period, Parent may deliver to the Exchange Agent, and, following the expiration of the Escrow Period, on or before the last day of the applicable Fundamental Claims Period, Parent may deliver to the Holders’ Agent, a certificate signed by any officer of Parent (an “Officer’s Certificate”):

(a) stating that an Indemnified Person has incurred, suffered, paid, reserved or accrued, or reasonably anticipates that it may incur, suffer, pay, reserve or accrue, Indemnifiable Damages;

(b) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, suffered, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, suffered, paid, reserved, accrued or demanded by a third party); and

(c) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

The Officer’s Certificate (i) need only specify such information to the knowledge of such officer of Parent as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Officer’s Certificate, and (iii) may be updated and amended from time to time by Parent by delivering an updated or amended Officer’s Certificate, so long as the delivery of the original Officer’s Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Officer’s Certificate; provided that all claims for Indemnifiable Damages properly set forth in the original Officer’s Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Officer’s Certificate (or any update or amendment thereto after conducting discovery regarding the underlying facts and circumstances set forth therein) within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder.

Section 9.06 Resolution of Objections to Claims. If the Holders’ Agent objects in writing to any claim or claims by Parent made in any Officer’s Certificate within 20 days of the receipt of such Officer’s Certificate, Parent and the Holders’ Agent shall attempt in good faith for 45 days after Parent’s receipt of such written objection to resolve such objection. If Parent and the Holders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by Parent and the Holders’ Agent and delivered to the Exchange Agent. The Exchange Agent shall be entitled to conclusively rely on any such memorandum. Upon the expiration of such 45 day period, either Parent or the Holders’ Agent may bring suit in accordance with the terms and conditions of this Agreement.

Section 9.07 Holders’ Agent.

(a) At the Closing, Huang shall be constituted and appointed as the Holders’ Agent. For purposes of this Agreement, the term “Holders’ Agent” means the agent for and on behalf of the Effective Time Holders to (i) give and receive notices and communications to or from Parent (on behalf of itself of any other Indemnified Person) relating to this Agreement or any of the Transactions and other matters contemplated by this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Effective Time Holders individually), (ii) authorize the cancellation of the shares of Parent Common Stock in the Escrow Fund in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims), (iii) object to such claims and resolve such claims, (iv) consent or agree to, negotiate, enter into, or, if applicable, prosecute or defend, settlements and compromises of, and comply with orders of courts with respect to, such claims, (v) provide any consents hereunder, including with respect to any proposed settlement of any claims or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Holders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Holders’ Agent may be replaced from time to time by the holders of a majority in interest of the shares of Parent Common Stock then on deposit in the Escrow Fund upon not less than 10 days’ prior written notice to Parent.

(b) The Holders’ Agent shall not be liable to any former holder of shares of Company Common Stock for any act done or omitted hereunder as the Holders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Effective Time Holders shall severally indemnify the Holders’ Agent and hold the Holders’ Agent harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Holders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Holders’ Agent.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holders’ Agent that is within the scope of the Holders’ Agent’s authority under Section 9.07(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder, and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder.

Section 9.08 Third-Party Claims. In the event Parent becomes aware of a third-party claim that Parent believes may result in a claim for indemnification pursuant to this Article 9 by or on behalf of an Indemnified Person, Parent shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Parent in connection with any investigation, defense, settlement or resolution of such claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Parent may seek indemnification pursuant to a claim made hereunder and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 9.02 whether or not it is ultimately determined that the third-party claim itself is indemnifiable under Section 9.02). The Holders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and subject to execution by the Holders’ Agent of Parent’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event of settlement or resolution by Parent of any claim that gives rise to a claim for indemnification pursuant to this Article 9 by or on behalf of an Indemnified Person, the existence and amount of Indemnifiable Damages relating to such matter shall be determinative and binding upon the Effective Time Holders if the Holders’ Agent has consented to any such settlement or resolution, or if the Holders’ Agent unreasonably withholds, conditions or delays giving such consent to such settlement or resolution (either, an “Indemnifiable Settlement”); provided that such consent of the Holders’ Agent shall be deemed to have been given unless the Holders’ Agent shall have objected within 15 days after a written request for such consent by Parent. Neither the Holders’ Agent nor any Effective Time Holder shall have any power or authority to object under this Article 9 to recovery by or on behalf of any Indemnified Person (against the Escrow Fund or otherwise) for any Indemnifiable Damages claimed with respect to an Indemnifiable Settlement.

Section 9.09 Exclusive Remedy.

(a) From and after the Closing, the indemnification terms set forth in this Article 9 shall constitute the sole and exclusive remedy of Parent and the Indemnified Persons for any and all Indemnifiable Damages or other claims relating to or arising from Sections 9.02(a)(i) and (ii), and Parent hereby agrees that Parent (and no Indemnified Person) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article 9 (and subject to the limitations and terms set forth in this Article 9).

(b) For the avoidance of any doubt, nothing herein shall prevent the Effective Time Holders to pursue any and all legal remedies related to the Parent SEC Reports under the Securities Act or the Exchange Act, and the rules and regulations promulgated thereunder, including based on any untrue statements of a material fact in any Parent SEC Reports, or omissions of material facts required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Article 10

TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Parent, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred prior to December 31, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article 8 on or prior to the Outside Date;

(c) by either Parent or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d) by Parent if the Company shall have failed to (i) deliver the Written Consent to Parent within forty-eight (48) hours after the date hereof, (ii) deliver the Stockholder Support Agreement within forty-eight (48) hours of the date of this Agreement or (iii) deliver the Required Audited Financial Statements on or prior to June 30, 2022;

(e) by Company, if Parent shall have failed to obtain the Section 205 Order within 100 days after the date hereof (the “205 End Date”); provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 10.01(e) if the Company, directly or indirectly through its affiliates, is then in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of Parent’s failure to obtain the Section 205 Order; and provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.01(e) if, as of the 205 End Date, (i) Parent has complied with its obligations under Section 7.13, (ii) Parent has extended the 205 End Date in accordance with Section 7.14, and (iii) as of the 205 End Date (as may be extended in accordance with Section 7.14), the Court of Chancery of the State of Delaware has not entered an order denying in all material respects the relief sought by the Company under Section 205 requiring validation thereunder, it being understood, for the avoidance of doubt, that notwithstanding any extensions under Section 7.13, the Company may terminate this Agreement on or after the Outside Date in accordance with the terms of Section 10.01(b);

(f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Parent has not waived such Terminating Company Breach and Parent and Merger Subs are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 10.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Parent to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Subs set forth in this Agreement, or if any representation or warranty of Parent and Merger Subs shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Parent Breach”); provided that the Company has not waived such Terminating Parent Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Subs, the Company may not terminate this Agreement under this Section 10.01(g) for so long as Parent and Merger Subs continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Parent.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall, to the fullest extent permitted by applicable Law, forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 10.02, Section 10.03, Article 11 and any corresponding definitions set forth in Article 1 (in each case, which shall survive until the expiration of the applicable statute of limitations), or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

Section 10.03 Expenses. Except as otherwise provided in this Agreement, each of the Effective Time Holders, the Company, Parent and Merger Subs shall bear and pay for all of its own costs, fees and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement, the Transaction Documents and in consummating the Transactions. Notwithstanding any of the foregoing to the contrary, if any action at law or in equity (including, arbitration) (i) is brought to challenge the Transactions, or is related to the Transactions, or (ii) is necessary to enforce or interpret any of the terms of this Agreement or any of the Ancillary Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.04 Amendment. This Agreement may be amended in writing by the parties hereto (by their respective boards of directors) at any time prior to the Effective Time, so long as no amendment that requires stockholder approval under applicable Law shall be made without the requisite approval of those stockholders. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 10.05 Waiver. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein, and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Subs, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Subs contained herein or in any document delivered by Parent or Merger pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Subs or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article 11

GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.01):

if to Parent or Merger Subs:

Quantum Computing Inc.

Attn: Robert Liscouski

215 Depot Court,

Suite 215

Leesburg, VA 20175

e-mail:

if to the Company:

QPhoton, Inc.

Attn: Yuping Huang

78 John Miller Way,

Suite #401

Kearny, NJ 07032

e-mail:

with a copy to:

Gibbons P.C.

Attn: Frank Cannone, Esq. and Peter Flagel, Esq.

One Gateway Plaza

Newark, NJ 07102

e-mail

Section 11.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.03 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 11.04 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the natural persons covered thereby and may be enforced by such natural persons).

Section 11.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any Action arising out of or relating to this Agreement or the Transactions shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable Law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any such Action except in the courts described above in Delaware, other than any Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement or the Transactions, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.06 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of or relating to this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.06.

Section 11.07 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

Section 11.08 Counterparts; Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement, any agreements and instruments executed and delivered in accordance herewith or any amendments hereto or thereto is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature on such executed signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature and such executed signature page were an original thereof.

Section 11.09 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties, the Indemnified Persons, the Company and each of the respective successors and permitted assigns of each of the foregoing and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

Section 11.10 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the parties. No party shall have any duties (including fiduciary duties) towards any other party except as specifically set forth herein and in the Transaction Documents.

Section 11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including such parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (a) any defense in any Action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

IN WITNESS WHEREOF, Parent, Merger Subs, and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

QUANTUM COMPUTING INC.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer

MERGER SUB I:

PROJECT ALPHA MERGER SUB I, INC.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chairman and President

MERGER SUB II:

PROJECT ALPHA MERGER SUB II, LLC
By:	Quantum Computing Inc., its manager

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Subs, and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

QPHOTON, INC.

By:	/s/ Yuping Huang
Name:	Yuping Huang
Title:	Chief Executive Officer

YUPING HUANG

By:	/s/ Yuping Huang
Name:	Yuping Huang

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Stockholders Agreement

STOCKHOLDERS AGREEMENT

DATED AS OF [●], 2022

AMONG

QUANTUM COMPUTING INC.

AND

THE OTHER PARTIES HERETO

A-i

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is entered into as of [●], 2022 by and among Quantum Computing Inc., a Delaware corporation (the “Company”) and each of the stockholders set forth on Exhibit A (each a “Stockholder”) attached hereto and incorporated by reference herein.

RECITALS:

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of May [__], 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Project Alpha Merger Sub I, Inc., a Delaware corporation, Project Alpha Merger Sub II, LLC, a Delaware limited liability company, QPhoton, Inc., a Delaware corporation, and Yuping Huang; and

WHEREAS, pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, the Company will issue shares of Common Stock (as defined below), shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share and a warrant to purchase shares of Common Stock to certain of the Stockholders; and

WHEREAS, in connection with the Merger Agreement and effective upon the consummation of the transaction contemplated thereby, the parties hereto wish to set forth certain understandings between such parties, including with respect to certain governance and other matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation or similar transaction.

“Company” has the meaning set forth in the Preamble.

“Company Designator” means the Chief Executive Officer of the Company.

“Company Designee” has the meaning assigned to such term in Section 2.1(a).

“Company Holders” means the Persons listed on the signature pages hereto under the heading “Company Holders,” any Transferee that becomes party to this Agreement as a “Company Holder” in accordance with Section 3.5 hereof, and their respective Affiliates.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Designator” means the QPhoton Designator and/or the Company Designator, as the case may be.

“Designee” means any QPhoton Designee and/or any Company Designee, as the case may be.

“Director” means any director of the Company from time to time.

“Equity Securities” means any and all shares of Common Stock of the Company, and any and all securities of the Company convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and options, warrants or other rights to acquire shares of Common Stock of the Company, including without limitation any and all shares of the Company’s Preferred Stock, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“QPhoton Designator” means (a) Yuping Huang for so long as he holds [_____] shares of the Common Stock (as appropriately adjusted for any stock split, combination or the like) and (b) if Yuping Huang holds less than [_____] shares of Common Stock (as appropriately adjusted for any stock split, combination or the like), the QPhoton Holders, or any group of QPhoton Holders collectively, then holding a majority of the Common Stock held all QPhoton Holders.

“QPhoton Designee” has the meaning assigned to such term in Section 2.1(a).

“QPhoton Holders” means the Persons listed on the signature pages hereto under the heading “QPhoton Holders,” any transferee that becomes party to this Agreement as a “QPhoton Holder” in accordance with Section 3.5 hereof, and their respective Affiliates.

“Total Number of Directors” means the total number of directors comprising the Board from time to time.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified.

ARTICLE II.
CORPORATE GOVERNANCE MATTERS

2.1 Election of Directors.

(a) Following the Closing Date, the QPhoton Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of QPhoton Designees (as defined below) serving as Directors of the Company will be equal to three (3) (in each case, each such person a “QPhoton Designee”).

(b) If at any time the QPhoton Designator has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(a) hereof, the QPhoton Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(c) Following the Closing Date, the Company Designator shall have the right, but not the obligation, to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, a number of individuals such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Board or a duly authorized committee of the Board, as a Director and taking into account any Director continuing to serve without the need for re-election, the number of Company Designees (as defined below) serving as Directors of the Company will be equal to four (4) (in each case, each such person a “Company Designee”).

(d) If at any time the Company Designator has designated fewer than the total number of individuals that it is then entitled to designate pursuant to Section 2.1(c) hereof, the Company Designator shall have the right, at any time and from time to time, to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(e) Directors are subject to removal pursuant to the applicable provisions of the by-laws of the Company, as may be amended and/or amended and restated from time to time; provided, however, for as long as this Agreement remains in effect, the parties shall refrain from taking any actions to cause (i) the QPhoton Designees to be removed without cause except with the consent of the QPhoton Designator and (ii) the Company Designees to be removed without cause except with the consent of the Company Designator.

(f)   In the event that a vacancy is created at any time by death, disability, retirement, removal (with or without cause), disqualification, resignation or otherwise with respect to the QPhoton Designees and/or Company Designees, the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the QPhoton Designator or the Company Designator, as the case may be.

(g) The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof. In the event that any Designee shall fail to be elected to the Board at any meeting of stockholders called for the purpose of electing directors (or consent in lieu of meeting), the Company shall use its best efforts to cause such Designee (or a new designee of the applicable Designator) to be elected to the Board, as soon as possible, and the Company shall take or cause to be taken, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same, including, without limitation, actions to effect an increase in the Total Number of Directors.

(h) Each Stockholder hereby agrees to vote in favor of and to consent to the Designees in connection with each vote taken or written consent executed in connection with the election of Directors to the Board, and each Stockholder agrees not to seek to remove or replace the Designees except in accordance with the terms hereof.

2.2 Compensation. Except to the extent a Designator may otherwise notify the Company with respect to their respective Designees, any Designees shall be entitled to compensation consistent with the Director compensation received by other Directors in their capacity as such, including any fees and equity awards.

2.3 Other Rights of Stockholder Designees. Except as provided in Section 2.2, each Designee serving on the Board shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Designees (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Designees with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation or bylaws of the Company, applicable law or otherwise.

2.4 Director Independence. Notwithstanding anything to the contrary herein, the parties hereto shall ensure that the composition of the Board will continue to meet all requirements for a company listed on the Nasdaq Capital Market (or such other stock exchange on which the Common Stock may be listed), including with respect to director independence.

ARTICLE III.
GENERAL PROVISIONS

3.1 Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders, as provided under Section 3.3, this Agreement shall terminate with respect to each Stockholder at such time as such Stockholder and its Affiliates collectively hold less than thirty-five percent (35%) of the shares of Common Stock held by such Stockholder as of the date of this Agreement.

3.2 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by facsimile (receipt confirmed) and one (1) Business Day after deposit with a reputable overnight courier service.

The Company:

Quantum Computing Inc.

Attn: Robert Liscouski

215 Depot Court,

Suite 215

Leesburg, VA 20175

3.3 Amendment; Waiver.

(a) The terms and provisions of this Agreement may be modified or amended only with the written approval of the Company and Stockholders holding a majority of the aggregate outstanding Common Stock then held by (i) the Company Holders and (ii) the QPhoton Holders, in each case, voting as a separate class; provided, however, that any modification or amendment that would adversely affect the rights of a Stockholder in a manner that is materially different from the other Stockholders shall also require the approval of such adversely affected Stockholder.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to the Company.

3.4 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Stockholder being deprived of the rights contemplated by this Agreement.

3.5 Assignment. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment without such consents shall be null and void ab initio; provided, however, that each Stockholder may, without the consent of the Company or any other Person, assign its rights and obligations under this Agreement, in whole or in part, to any Transferee of Common Stock so long as such Transferee, if not already a party to this Agreement, executes and delivers to the Company a joinder to this Agreement evidencing its agreement to become a party to and to be bound by certain or all, as applicable, of the provisions of this Agreement as a “QPhoton Holder” or “Company Holder” hereunder, whereupon such Transferee shall be deemed a “QPhoton Holder” or “Company Holder” hereunder, as may be applicable. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

3.6 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

3.7 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

3.8 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by either the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 3.8, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement or the services contemplated hereby.

3.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

3.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

3.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

3.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

3.13 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, a Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 3.2 hereof by such Designator as of the latest date any such notice is so provided to the Company.

3.14 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

3.15 Effectiveness. This Agreement shall become effective upon the Closing Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY:

QUANTUM COMPUTING INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

QPhoton Holders:

[●]

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

COMPANY Holders:

[●]

By:
Name:
Title:

EXHIBIT A

Stockholders

QPHOTON HOLDERS:

COMPANY HOLDERS:

EXHIBIT B

Directors and Officers of Parent

Parent:

Directors:

Robert Fagenson

Bertrand Velge

Michael Turmelle

Robert Liscouski

Yuping Huang

Officers:

Robert Liscouski

William McGann

Christopher Roberts

Yuping Huang

B-1

EXHIBIT C

Form of Stockholder Support Agreement

STOCKHOLDER SUPPORT AGREEMENT

This Stockholder Support Agreement (this “Agreement”) is dated as of May [___], 2022, and entered into by and among Quantum Computing Inc., a corporation duly incorporated and validly subsisting under the laws of the State of Delaware (“Parent”), the Persons set forth on Schedule I hereto (each, a “Securityholder” and, collectively, the “Securityholders”), and the persons set forth on Schedule II hereto who are holders of convertible notes (“Convertible Notes”) as specified on Schedule II (each, an “Other Party” and, collectively, the “Other Parties,” and each a “Securityholder Party” and, together the “Securityholder Parties”), and QPhoton, Inc., a corporation duly incorporated and validly subsisting under the laws of the State of Delaware (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Securityholders are the holders of record and beneficial owners of such number of shares of the Company’s capital stock as are indicated opposite each of their names on Schedule I attached hereto (all such shares, together with any capital stock of the Company of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Securityholder Party during the period from the date hereof through the earlier of the Closing Date and the termination or expiration of the Merger Agreement in accordance with its terms (the “Expiration Time”) are referred to herein as the “Subject Shares”);

WHEREAS, on May [___], 2022, Parent, Project Alpha Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Project Alpha Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”), the Company, and Yuping Huang, entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which, among other transactions, Merger Sub I will be merged with and into the Company and immediately following such merger, the surviving corporation will be merged with and into Merger Sub II in a series of related transactions (the “Merger”), with Merger Sub II continuing on as the surviving entity (such transaction and the other transactions contemplated by the Merger Agreement and other related agreements, the “Transactions”); and

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
Securityholder SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Merger Agreement. Each Securityholder Party hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Securityholder Party understands, agrees and acknowledges that such Securityholder Party is bound by Article 3 (Conversion of Securities; Exchange of Certificates), Section 7.04 (Access to Information; Confidentiality) Section 7.05 (Exclusivity; Solicitation), Section 7.09 (Public Announcements), Article 9 (Indemnification), Section 11.03 (Entire Agreement; Assignment) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Securityholder Party was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in such sections of the Merger Agreement also referred to each such Securityholder Party, mutatis mutandis. For the avoidance of doubt, the covenants set forth in this Article I, as applicable, apply solely to the Securityholder Party itself, himself or herself, and not with respect to any other Securityholder Party.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, each Securityholder shall not, other than as may be necessary to consummate the Transactions or as may be required by a court order or other law, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with any Governmental Authority (other than filings or disclosures related to the Merger Agreement and the Transaction) with respect to, any Subject Shares or any right, title or interest therein (including, without limitation, (a) grant any proxy or power of attorney or enter into a voting agreement or other arrangement with respect to the Subject Shares and (b) enter into, or deposit any Subject Shares into, a voting trust or taking any other action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of such Securityholder’s Subject Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that (A) in the case of an individual, such Securityholder may Transfer any Subject Shares (x) by gift to a member of the individual’s immediate family or to a trust, the sole beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (y) by will, other testamentary document or virtue of laws of descent and distribution upon death of the individual; or (z) pursuant to a qualified domestic relations order; (B) in the case of an entity, such Securityholder may Transfer any Subject Shares to any partner, member, or affiliate of Securityholder; and (C) each Securityholder may Transfer any Subject Shares to the Company; provided, however, that in the case of clauses (A) and (B) these permitted transferees must enter into a written agreement with the Company and Parent agreeing to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Securityholder in a form acceptable to Parent, and the Securityholder shall remain liable for the failure of any transferee to comply with this Agreement. Any transfer or attempted transfer of any Subject Shares in violation of any provision of this Agreement shall be void ab initio and of no force or effect. The Securityholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement and the Company shall, upon direction of Parent, impose a stop order to prevent such Transfer.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any shares of capital stock of the Company are issued to a Securityholder Party after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) a Securityholder Party purchases or otherwise acquires beneficial ownership of any shares of capital stock of the Company or (c) a Securityholder Party acquires the right to vote or share in the voting of any shares of capital stock of the Company (collectively the “New Securities”), then such New Securities acquired, purchased, otherwise held by such Securityholder, or with respect to which such Securityholder Party acquires the right to vote or a share in the voting thereof, shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Securityholder Party as of the date hereof.

Section 1.4 Securityholder Agreements. Hereafter until the Expiration Time, each Securityholder hereby unconditionally and irrevocably agrees that, in its capacity of a Securityholder of the Company, at any meeting of the Securityholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Securityholders of the Company relating to the Transactions, such Securityholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Securityholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares:

(a) to approve and adopt the Merger Agreement and the Transactions;

(b) to authorize and approve the Transactions;

(c) in any other circumstances upon which a consent or other approval is required under the Company’s organizational documents or otherwise sought with respect to the Merger Agreement or the Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of such Securityholder’s Subject Shares held at such time in favor thereof;

(d) against and to withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Transactions); and

(e) against any proposal, action or agreement that, to the knowledge of the Securityholder, would reasonably be expected to (A) materially impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (B) result in a material breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled.

Each Securityholder has executed and delivered to the Company a written consent approving and adopting the Merger Agreement and the Transactions, with such consent becoming effective immediately following the execution of the Merger Agreement by each of the constituent corporations to the Merger, all in accordance with Section 228 of the Delaware General Corporation Law.

Each Securityholder hereby covenants and agrees to (A) give any notices, consents or waivers (including, without limitation, waivers of preemptive rights, rights of first refusal, co-sale rights and stock option or restricted stock vesting rights) that are required for the consummation of the Transactions in accordance with their respective terms under the terms of any agreement to which the Securityholder is a party or pursuant to any rights the Securityholder may have, including any consents or waivers required to satisfy any conditions under the Merger Agreement, and (B) execute and deliver any additional documents, certificates or other instruments and to do and perform such other acts and things as may be necessary or advisable, as determined by Parent and the Company, to consummate the Transactions. Each Securityholder agrees not to revoke or attempt to revoke or otherwise render invalid such consent. Each Securityholder hereby irrevocably appoints the Chief Executive Officer of Parent as such Securityholder’s proxy and attorney-in-fact in the event such Securityholder attempts to vote or provide consent or take any other action in violation of or inconsistent with its obligations under this Agreement. Each Securityholder acknowledges and agrees that such proxy is coupled with an interest sufficient at law to create an irrevocable power and shall continue until the Expiration Time.

Each Securityholder has executed and delivered to the Company a written consent approving and adopting the Merger Agreement and the Transactions, with such consent becoming effective immediately following the execution of the Merger Agreement by each of the constituent corporations to the Merger, all in accordance with Section 228 of the Delaware General Corporation Law.

Each Securityholder hereby covenants and agrees to (A) give any notices, consents or waivers (including, without limitation, waivers of preemptive rights, rights of first refusal, co-sale rights and stock option or restricted stock vesting rights) that are required for the consummation of the Transactions in accordance with their respective terms under the terms of any agreement to which the Securityholder is a party or pursuant to any rights the Securityholder may have, including any consents or waivers required to satisfy any conditions under the Merger Agreement, and (B) execute and deliver any additional documents, certificates or other instruments and to do and perform such other acts and things as may be necessary or advisable, as determined by Parent and the Company, to consummate the Transactions. Each Securityholder agrees not to revoke or attempt to revoke or otherwise render invalid such consent. Each Securityholder hereby irrevocably appoints the Chief Executive Officer of Parent as such Securityholder’s proxy and attorney-in-fact in the event such Securityholder attempts to vote or provide consent or take any other action in violation of or inconsistent with its obligations under this Agreement. Each Securityholder acknowledges and agrees that such proxy is coupled with an interest sufficient at law to create an irrevocable power and shall continue until the Expiration Time.

Section 1.5 No Challenges. Each Securityholder Party agrees not to commence, join or participate in, facilitate or aid in any way, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Subs, the Company or any of their respective successors or directors relating to the evaluation, negotiation or entry into this Agreement, the Merger Agreement or the consummation of the Transactions, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the Merger Agreement or the Transactions.

Section 1.6 No Inconsistent Agreement. Each Securityholder Party hereby represents and covenants that such Securityholder Party has not entered into, and shall not enter into, any agreement that would, to such Securityholder Party’s actual knowledge, restrict, limit or interfere with the performance of such Securityholder Party’s obligations hereunder.

Section 1.7 Consent to Disclosure. Each Securityholder Party hereby consents to the publication and disclosure in any documents or communications provided by Parent or the Company to any Governmental Authority or to securityholders of Parent, as and to the extent required by applicable securities laws or any Governmental Authority, of such Securityholder Party’s identity and beneficial ownership of Subject Shares, as applicable, and the nature of such Securityholder Party’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Parent or the Company, a copy of this Agreement. Each Securityholder Party will promptly provide any information reasonably requested by Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions.

Section 1.8 Waiver of Dissenters’ Rights. Each Securityholder Party hereby (a) knowingly, voluntarily, intentionally, irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any and all appraisal and dissenters’ rights (including, without limitation, under Section 262 of the Delaware General Corporation Law), or similar rights (collectively, “Appraisal Rights”), including waiving the right to receive notice of the availability of Appraisal Rights and any other notice requirements related thereto, relating to the Merger or any related Transaction that Securityholder Party or any other Person may have by virtue of, or with respect to, and Subject Shares owned by Securityholder Party, under applicable laws; (b) agrees not to commence, participate in or voluntarily aid in any way any claim or proceeding to seek (or file any petition related to) Appraisal Rights in connection with the Merger; and (c) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to Subject Shares.

Section 1.9 Waiver of Notice Periods. Each Securityholder Party hereby unconditionally and irrevocably waives any and all notice with respect to the Merger and the other Transactions contemplated by the Merger Agreement to which such Securityholder Party may be entitled pursuant to the Company’s organizational documents or any agreements between the Company and such Securityholder Party.

Section 1.10 Confidentiality. Each Securityholder Party hereby acknowledges and agrees that it shall have no right to receive any information provided by Parent to the Holders’ Agent pursuant to the Merger Agreement, unless such Securityholder Party shall have entered into a confidentiality agreement with and reasonably satisfactory to Parent.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Securityholder Parties . Each Securityholder Party represents and warrants as of the date hereof to Parent and the Company (solely with respect to itself, himself or herself and not with respect to any other Securityholder) as follows:

(a) Organization; Due Authorization. If such Securityholder Party is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Securityholder Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Securityholder Party. If such Securityholder Party is an individual, such Securityholder Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Securityholder Party and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Securityholder Party, enforceable against such Securityholder Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Securityholder Party.

(b) Ownership. Such Securityholder is the record and beneficial owner (as defined in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”)) of, and has good title to, all of such Securityholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s organizational documents, (iii) the Merger Agreement or (iv) any applicable securities laws. Such Securityholder’s Subject Shares are the only equity securities in the Company owned of record or beneficially by such Securityholder on the date of this Agreement, and none of such Securityholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder. Such Securityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company, except as provided for in the Convertible Notes or Subject Shares, as may be applicable.

(c) No Conflicts. The execution and delivery of this Agreement by such Securityholder Party does not, and the performance by such Securityholder Party of his, her or its obligations hereunder will not, (i) if such Securityholder Party is not an individual, conflict with or result in a violation of the organizational documents of such Securityholder Party or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon such Securityholder or such Securityholder’s Subject Shares) to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Securityholder Party of its, his or her obligations under this Agreement.

(d) Litigation. There are no Actions pending against such Securityholder Party, or to the actual knowledge of such Securityholder Party, threatened against such Securityholder Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Securityholder Party of its, his or her obligations under this Agreement.

(e) Adequate Information. Such Securityholder Party is a sophisticated Securityholder and has adequate information concerning the business and financial condition of Parent and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Parent or the Company and based on such information as such Securityholder Party has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Securityholder Party acknowledges that Parent and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Securityholder Party acknowledges that the agreements contained herein with respect to such Securityholder Party, including a Securityholder Party’s Subject Shares, are irrevocable.

(f)   Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Securityholder Party, for which the Company or any of its affiliates may become liable.

(g) Acknowledgment. Such Securityholder Party understands and acknowledges that each of Parent and the Company is entering into the Merger Agreement in reliance upon such Securityholder Party’s execution and delivery of this Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that (a) with respect to any provisions of the Merger Agreement that survive termination of the Merger Agreement to which the Securityholder Party is bound pursuant to Section 1.1 of this Agreement, the Securityholder Party shall remain bound by such provisions of the Merger Agreement to the extent such provisions remain in full force and effect pursuant to Section 10.02 of the Merger Agreement and (b) the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III, and Section 1.1 of this Agreement, shall survive the termination of this Agreement.

Section 3.2 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements executed and performed entirely within such State. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 3.2, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

Section 3.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.3.

Section 3.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.5 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.6 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Parent, the Company and the Securityholder Parties.

Section 3.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.8 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given: (a) upon actual delivery if personally delivered to the party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 3.8; or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 3.8; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the party to be notified at the following address:

If to Parent, to:

Quantum Computing Inc.

Attn: Robert Liscouski

215 Depot Court,

Suite 215

Leesburg, VA 20175

if to the Company, to:

QPhoton, Inc.

Attn: Yuping Huang

78 John Miller Way,

Suite #401

Kearny, NJ 07032

with copies (which shall not constitute notice) to:

Gibbons P.C.

Attn: Frank Cannone, Esq. and Peter Flagel, Esq.

One Gateway Plaza

Newark, NJ 07102

if to a Securityholder Party, to:

such Securityholder Party’s address set forth on his, her or its respective signature page affixed hereto with copies (which shall not constitute notice) to:

Holders’ Agent:

QPhoton, Inc.

c/o: Yuping Huang

78 John Miller Way,

Suite #401

Kearny, NJ 07032

Section 3.9 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

Section 3.10   Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11   Capacity as a Securityholder Party. Notwithstanding anything herein to the contrary, the Securityholder Party signs this Agreement solely in the Securityholder Party’s capacity as a Securityholder of the Company or holder of Convertible Notes, and not in any other capacity (including as an officer or director of the Company) and this Agreement shall not limit or otherwise affect the actions of the Securityholder Party (or any affiliate, employee or designee of the Securityholder Party) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

SECURITYHOLDER:

Name of Securityholder

By:
Name:
Title:
Date:

Address for Notice:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

PARENT:

QUANTUM COMPUTING INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

QPHOTON, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Schedule I

Securityholder Subject Shares

Securityholder	Common Stock

Schedule II

Other Parties

EXHIBIT D

Form of Parent Certificate of Designation

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK OF

QUANTUM COMPUTING INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Quantum Computing Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Designation

1. There shall be a series of Preferred Stock that shall be designated as “Series B Convertible Preferred Stock”, par value $0.0001 per share (the “Series B Convertible Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 2,377,028. The rights, preferences, powers, restrictions and limitations of the Series B Convertible Preferred Stock shall be as set forth herein. The Series B Convertible Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of Holders to receive certificated Shares under the General Corporation Law.

2. Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Designation” means this Certificate of Designation of Series B Convertible Preferred Stock of the Corporation.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change of Control” means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Corporation and its significant subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Securities Exchange Act of 1934, as amended, (ii) the consummation of a transaction by which any Person or group is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the voting power of the securities issued by the Corporation having the power to vote (measured by voting power rather than number of shares) generally in the election of directors of the Corporation (“Voting Stock”), or (iii) the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue to hold, immediately after the transaction, directly or indirectly, the same relative percentage of the Voting Stock as of immediately prior to any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger effected under Section 251(g) of the General Corporation Law or any successor provision, or (b) a migratory merger or conversion effected solely for the purpose of changing the jurisdiction of organization of the Corporation.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Date” has the meaning set forth in Section 7.2(c).

“Conversion Ratio” means, initially, ten (10) shares of Common Stock for every one (1) share of Series B Convertible Preferred Stock, as adjusted from time to time in accordance with Section 7.6.

“Conversion Shares” means the shares of Common Stock then issuable upon conversion of the Series B Convertible Preferred Stock in accordance with the terms of Section 7.

“Corporation” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Corporation Law” has the meaning set forth in the Preamble.

“Holder” means a holder of outstanding Shares of Series B Convertible Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation.

“Liquidation” has the meaning set forth in Section 5.1.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May [__], 2022 (this “Agreement”), by and among QPhoton, Inc., a Delaware corporation, Project Alpha Merger Sub I, Inc., a Delaware corporation, Project Alpha Merger Sub II, LLC, a Delaware limited liability company, the Corporation, and Yuping Huang.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation, and includes the Series B Convertible Preferred Stock.

“Person” means an individual, company, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Principal Market” means the Nasdaq Capital Market.

“QPhoton Designee” has the meaning set forth in that certain Stockholders Agreement, dated [___], 2022, by and among the Corporation, Yuping Huang and certain other stockholders of the Corporation.

“Register” means the securities register maintained in respect of the Series B Convertible Preferred Stock by the Corporation, or, to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Requisite Stockholder Approval” means the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules with respect to the issuance of shares of Common Stock upon conversion of the Series B Convertible Preferred Stock in excess of the limitations imposed by such rule.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series B Convertible Preferred Stock, has preference or priority over the Series B Convertible Preferred Stock as to dividend rights and rights on the distribution of assets on any Liquidation, and includes the Series A Convertible Preferred Stock.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Corporation.

3. Rank. With respect to payment of dividends and distribution of assets upon Liquidation, all Shares of the Series B Convertible Preferred Stock shall rank (i) senior to all Junior Securities, (ii) pari passu with any shares of Series B Convertible Preferred Stock or Parity Securities issued and outstanding from time to time, and (iii) junior to all Senior Securities, if any.

4. Dividends. Holders shall not be entitled to receive any dividends in respect of the Series B Convertible Preferred Stock, unless and until specifically declared by the Board of Directors of the Corporation to be payable to the Holders of the Series B Convertible Preferred Stock.

5. Liquidation.

5.1 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share equal to the amount per share in cash payable to the Holders if the shares of Series B Convertible Preferred Stock were converted immediately prior to the Liquidation into shares of Common Stock.

5.2 Change of Control Deemed a Liquidation. For purposes of this Section 5, a Change of Control shall be deemed to constitute a Liquidation, and, accordingly, the Holders shall be entitled to be paid out of any amounts payable in a Change of Control to the stockholders of the Corporation, pari passu with the holders of any Parity Securities by reason of their ownership thereof, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share equal to the amount per share in cash payable to the Holders if the shares of Series B Convertible Preferred Stock were converted immediately prior to the Liquidation on shares of Common Stock.

5.3 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holders upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

6. Voting. Except as otherwise provided herein or as otherwise required by the General Corporation Law, the Series B Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock: (a) alter, repeal or change the powers, preferences or rights of the Series B Convertible Preferred Stock so as to affect them adversely; or alter, repeal, change or amend this Certificate of Designation, the Certificate of Incorporation or bylaws of the Corporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Convertible Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, (b) except as provided by the Merger Agreement, issue any additional shares of Series B Convertible Preferred Stock or increase or decrease the number of authorized shares of Series B Convertible Preferred Stock as permitted herein, (c) authorize, designate, or recapitalize (whether by reclassification, by merger or otherwise), or issue any new class or series of stock or any other securities convertible into equity securities of the Corporation, (d) redeem, repurchase or otherwise acquire, or make a payment of dividends or other distributions, with respect to any securities of the Corporation that constitute Junior Securities, (e) have any subsidiary or affiliate of the Corporation enter into any contract, agreement, arrangement, or understanding that would prohibit or otherwise restrict the payment of dividends or the making of distributions to the Corporation, (f) voluntarily initiate any Liquidation of the Corporation or any Change of Control not otherwise approved by the Board of Directors of the Corporation, including at least one QPhoton Designee, or (g) enter into (or have a subsidiary or affiliate enter into) any agreement, contract, arrangement or understanding with respect to any of the foregoing or that would prohibit or otherwise restrict the Corporation from performing its obligations to the Holder.

7. Conversion.

7.1 Optional Right to Convert. Subject to the provisions of this Section 7, including, without limitation, the Conversion Limitation (as defined below), at any time any Holder shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series B Convertible Preferred Stock held by such Holder into an aggregate number of shares of Common Stock as is determined by multiplying (a) the number of Shares to be converted by (b) the result by the Conversion Ratio in effect immediately prior to such conversion.

7.2 Procedures for Conversion; Effect of Conversion

(a)   Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 7.1, a Holder shall (i) submit a written election to the Corporation that such Holder elects to convert Shares specifying the number of Shares elected to be converted and (ii) surrender to the Corporation, along with such written election, the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or destroyed, accompanied by an affidavit of loss executed by the Holder and a bond or other indemnity in an amount sufficient to protect the Corporation against any loss arising from the alleged loss, theft or destruction. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of such written election and surrender of such Series B Convertible Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss and bond or indemnity, if applicable. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within five (5) days thereafter) deliver to the relevant Holder (A) the number of shares of Common Stock to which such Holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 7.1 (including by certificates evidencing such shares of Common Stock to the Holder at its address as set forth in the written election) and, if applicable (B) the number of Shares of Series B Convertible Preferred Stock delivered to the Corporation but not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger or by mailing certificates evidencing the shares to the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder). All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)   Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series B Convertible Preferred Stock and in the event that any conversion of the Shares of Series B Convertible Preferred Stock would result in the issuance of a fractional share, the number of shares of Common Stock issued or issuable to such Holder shall be rounded up to the nearest whole share of Common Stock.

(c)   Effect of Conversion. All Shares of Series B Convertible Preferred Stock converted as provided in Section 7.1 shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the Holder to receive shares of Common Stock in exchange therefor. The “Conversion Date” means the date on which such Holder complies with the procedures in Section 7.2(a) (including the submission of the written election to the Corporation of such Holder’s election to convert).

7.3 Limitation on Conversion Right.

(a)   Conversion Limitation. Notwithstanding anything to the contrary in this Certificate of Designation, no shares of Common Stock will be issued or delivered upon any proposed conversion of any Series B Convertible Preferred Stock of any Holder thereof, and no shares of Series B Convertible Preferred Stock of any Holder thereof will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility, taken together with the issuance of all shares of Common Stock pursuant to the Merger Agreement, would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Series B Convertible Preferred Stock without breaching the Company’s obligations under the rules and regulations the listing rules of the Principal Market (the restrictions set forth in this sentence, the “Conversion Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. Notwithstanding any of the foregoing to the contrary, the Conversion Limitation shall not apply following the receipt of the Requisite Stockholder Approval.

(b)   Conversions Void. Any purported conversion (and delivery of shares of Common Stock upon conversion of the Series B Convertible Preferred Stock) will be void ab initio and have no effect to the extent, but only to the extent, that such conversion and delivery would result in the Corporation issuing shares of Common Stock in excess of the Conversion Limitation.

(c)   Proceeds on Conversion. Except as otherwise provided herein, if any consideration otherwise due upon the proposed conversion of any Shares of Series B Convertible Preferred Stock pursuant to an optional conversion is not delivered as a result of the Conversion Limitation, then the Corporation’s obligation to deliver such consideration will not be extinguished, and the Corporation will deliver such consideration (and the relevant Shares of Series B Convertible Preferred Stock shall be deemed converted) as soon as reasonably practicable after the Holder provides written evidence satisfactory to the Corporation that such delivery will not contravene the Conversion Limitation. A Holder will provide such evidence as soon as reasonably practicable after its beneficial ownership is such that additional shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock may be delivered without contravening the Conversion Limitation. For the avoidance of doubt, until consideration due upon the conversion of any Shares of Series B Convertible Preferred Stock is delivered, such Shares shall be deemed not to have converted.

7.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series B Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Convertible Preferred Stock pursuant to this Section 7, taking into account any adjustment to such number of shares so issuable in accordance with Section 7.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series B Convertible Preferred Stock.

7.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series B Convertible Preferred Stock pursuant to Section 7.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the Holder in respect thereof.

7.6 Adjustment to Conversion Ratio and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Ratio and the number of Conversion Shares issuable on conversion of the Shares of Series B Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 7.6.

(a)   Subdivisions and Combinations. If the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock without a corresponding subdivision or combination of the Series B Preferred Stock, then the Conversion Ratio in effect at the opening of business on the date following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Ratio in effect on such date and a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the date upon which such subdivision or combination becomes effective. Absent a change in law, or a contrary determination (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Ratio pursuant to this Section 7.6(a) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(b)   Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock (in which case, for the avoidance of doubt, the Holders shall not participate), the Conversion Ratio in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Ratio by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the record date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the record date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the Holders entitled to such dividends and distributions. For the purposes of this Section 7.6(b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation. Absent a change in law, or a “determination” (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Ratio pursuant to this Section 7.6(b) (i) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b), and (ii) as providing for a “full adjustment” in the Conversion Ratio to reflect any dividends or distributions of Common Stock described in this Section 7.6(b), in each case for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(c)   Adjustment for Reorganization Events. If there shall occur any reclassification, statutory exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which a majority of the Common Stock (but not the Series B Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Change of Control (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each share of Series B Convertible Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a Holder would have received in such Reorganization Event had such Holder converted its Shares of Series B Convertible Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Ratio applicable immediately prior to the effective date of such Reorganization Event; and, in such case, appropriate adjustment shall be made in the application of the provisions in this Section 7.6 set forth with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in this Section 7.6 (including provisions with respect to changes in and other adjustments of the Conversion Ratio) shall thereafter be applicable in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Convertible Preferred Stock. The Corporation (or any successor thereto) shall, no less than twenty (20) Business Days prior to the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series B Convertible Preferred Stock will be convertible into under this Section 7.6(b). Failure to deliver such notice shall not affect the operation of this Section 7.6(b). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for, or does not interfere with or prevent (as applicable), conversion of the Series B Convertible Preferred Stock in a manner that is consistent with and gives effect to this Section 7.6(b) and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B Convertible Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. Absent a change in law, or a “determination” (as defined in Section 1313(a) of the Code), the Corporation shall treat any adjustment to the Conversion Ratio pursuant to this Section 7.6(b) as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income tax and withholding tax purposes, and shall not take any position inconsistent with such treatment.

(d)   Certificate as to Adjustment.

(i)   As promptly as reasonably practicable following any adjustment of the Conversion Ratio, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each Holder at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any Holder, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such Holder a certificate of an executive officer certifying the Conversion Ratio then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such Holder upon conversion of the Shares of Series B Convertible Preferred Stock held by such Holder.

(e)   Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of a Liquidation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each at the address specified for such Holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such Holder) at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale or Liquidation is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series B Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or Liquidation, and the amount per share and character of such exchange applicable to the Series B Convertible Preferred Stock and the Conversion Shares.

(f) Non-Circumvention. For the avoidance of doubt, the adjustments provided in this Section 7.6 may not result in the Holders exceeding the Conversion Limitation or the other limitations set forth in Section 7.3.

7.7 Automatic Conversion. Notwithstanding anything to the contrary set forth herein and upon the receipt of the Requisite Stockholder Approval (the “Mandatory Conversion Time”), all outstanding shares of Series B Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to this Section 7. All holders of record of shares of Series B Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Convertible Preferred Stock pursuant to this Section 7.7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series B Convertible Preferred Stock in certificated form, if any, shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Convertible Preferred Stock converted pursuant to this Section 7.7, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7.7. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates (or make an entry in book-entry form on the Corporation’s share ledger) for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Series B Convertible Preferred Stock converted.

8. Reissuance of Series B Convertible Preferred Stock. Shares of Series B Convertible Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation.

9. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder (other than any notices given to Holders as required by the General Corporation Law and are given in the manner provided by the General Corporation Law) shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such Holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 9).

10. Waiver. Any provision of this Certificate of Designation may be waived only by an instrument in writing executed by the Corporation and the Holders of a majority of the issued and outstanding Shares of Series B Convertible Preferred Stock, and any such waiver will be binding upon the Corporation and each Holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series B Convertible Preferred Stock on of this [___], 2022.

Name:
Title:

EXHIBIT E

Form of Registration Rights and Lock-Up Agreement

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [__], 2022, is made and entered into by and among Quantum Computing Inc., a Delaware corporation (the “Company”), and certain parties set forth on Schedule 1 hereto (collectively with any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.11 of this Agreement, the “Holders” and each, a “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of May [__], 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, QPhoton, Inc., a Delaware corporation, Yuping Huang and the other parties thereto; and

WHEREAS, pursuant to and in accordance with the terms and conditions set forth in the Merger Agreement, the Holders received shares of Common Stock (as defined below), shares of Series B Preferred Stock (as defined below) and warrants to purchase shares of Common Stock (each, a “Warrant”).

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (c) the Company has a bona fide business purpose for not making such information public, and (d) such disclosure (i) would be reasonably likely to have an adverse impact on the Company, (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to effect a material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction or (iii) relates to information the accuracy of which has yet to be determined by the Company or which is the subject of an ongoing investigation or inquiry; provided that the Company takes all reasonable action as necessary to promptly make such determination and conclude such investigation or inquiry.

“Agreement” shall have the meaning given in the Preamble hereto.

“Average Daily Volume” means the average of the daily trading volume of the Common Stock as reported by The NASDAQ Capital Market (provided that if the Common Stock is not then listed on the NASDAQ Capital Market, as reported by such trading market on which the Common Stock is then traded) for the five (5) Trading Days immediately preceding such determination of Average Daily Volume.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Company’s shares of common stock, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Daily Transfer Limit” means as of any Trading Day, ten percent (10%) of the Average Daily Volume calculated as of the immediately preceding Trading Day.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“EDGAR” shall have the meaning given in Section 3.5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Lock-up” shall have the meaning given in Section 5.1.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is twelve (12) months after the Closing Date.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean, with respect to any Holder and their Permitted Transferees, which include (a) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (b) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding (i) Common Stock, (ii) Common Stock issued or issuable upon conversion of the Series B Preferred Stock, subject to the terms of the Series B Preferred Stock Certificate of Designation) of the Company and (iii) Common Stock issued or issuable upon exercise of the Warrant, in each case, held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement), and (b) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred (other than to a Permitted Transferee), (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale or current public information requirements); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F) in an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders (not to exceed $75,000 without the consent of the Company);

(G) the costs and expenses of Company relating to analyst and investor presentations

(H) or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities; and

(I) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Series B Preferred Stock” shall mean shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock Certificate of Designation” means that the Company’s Certificate of Designation of the Series B Preferred Stock, dated [___], 2022.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1   Filing. Within ninety (90) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the one hundred fifth (105th) calendar day (or one hundred thirty fifth (135th) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following Closing and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that if such Effectiveness Deadlines falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadlines shall be extended to the business day on which the Commission is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit, subject to Article V, the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2   Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer at the time of filing (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit, subject to Article V, the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form at the time of filing. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3   Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause, subject to Article V, the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for the Holders.

2.1.4   Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, a Holder (a Holder being in such case, a “Demanding Holder”) may request, subject to Article V, to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include, subject to Article V, Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price of at least $15.0 million in the aggregate (the “Minimum Takedown Threshold”); provided that, with respect to all remaining Registrable Securities held by the Demanding Holder no Minimum Takedown Threshold shall apply. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, a majority-in-interest of the Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may demand not more than one (1) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 within any six (6) month period. For the avoidance of doubt, the Company shall not be required to effect an aggregate of more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5   Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the percentage, relative to the total outstanding Common Stock of the Company, of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable (the “Maximum Number of Securities”), then the Company shall include, subject to Article V, in such Underwritten Offering, before including any Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.6   Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that a Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2 Reserved.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder (and for which it is customary for such Holder to agree to a lock-up), agrees that, to the extent such Holder participates in such Underwritten Offering, it shall not Transfer any Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades; Other Coordinated Offerings.

2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.4 and Article V, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price of at least $20.0 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5   A Demanding Holder in the aggregate may demand no more than (i) one (1) Block Trade pursuant to this Section 2.4 within any six (6) month period or (ii) two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4   notify each seller of Registrable Securities promptly after it receives notice of the time when the Registration Statement has been declared effective and when any post-effective amendments and supplements thereto become effective;

3.1.5   furnish counsel for the Underwriter(s), if any, and upon written request, for the sellers of the Registrable Securities in such Registration Statement with copies of any written comments from the Commission or any written request by the Commission for amendments or supplements to a Registration Statement or Prospectus;

3.1.6   prior to any public offering of Registrable Securities, use best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.7   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.8   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.9   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.10   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, including any document that is to be incorporated by reference into such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish, upon request, a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.11   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13   obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.14   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.15   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.16   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.17   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.18   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1   Upon receipt of written notice from the Company that: (a) a Registration Statement or Prospectus contains a Misstatement; (b) any request by the Commission for any amendment or supplement to any Registration Statement or Prospectus or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement or Prospectus, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; or (c) upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement covering such Registrable Securities until (x) in the case of (a) or (b), it has received copies of a supplemented or amended Prospectus (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed, or (y) in the case of (c), until the restriction on the ability of “insiders” to transact in the Company’s securities is removed, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice.

3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board, such Registration be detrimental to the Company and the majority of the Board concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3   Subject to Section 3.4.4, (a) during the period starting with the date that is sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date that is one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) consecutive calendar days and not more than twice for not more than one hundred eighty (180) total calendar days, during any twelve (12)-month period.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Rule 144. With a view to make available to the Holders the benefits of Rule 144 promogulated under the Securities Act, the Company covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell all Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promogulated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon request of any Holder, the Company will deliver to such Holder a written statement as to whether the Company has complied with such information requirement, and, if not, the specific reasons for non-compliance.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, managers, directors, trustees, equityholders, beneficiaries, affiliates and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees or other expenses incurred in connection with investigating or defensing such claim, loss, liability, damage or action) resulting from (i) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities law except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-Up. Notwithstanding anything to the contrary in this Agreement and subject to Section 5.2, each Holder agrees that it shall not Transfer any Registrable Securities prior to the end of the Lock-up Period (the “Lock-up”); provided, however, that, commencing on the date that is six (6) months after the Closing Date and ending on the expiration of the Lock-up Period (the “Restricted Trading Period”), each Holder may Transfer a number of shares of Common Stock up to such Holder’s Pro Rata Share (as defined in the Merger Agreement) of the Daily Transfer Limit. For purposes of this Section 5.1, Schedule 1 sets forth each Holder’s Pro Rata Share that should be applied to the Daily Transfer Limit to determine the permissible number of shares that may be resold up to the Daily Transfer Limit. For purposes of clarity and to avoid ambiguity, the following is an illustrative example of the calculation of the Daily Transfer Limit during the Restricted Trading Period. Example: Holder A has 200 shares representing 20% of the total number of outstanding shares issued as merger consideration to all Holders. The Average Daily Volume for the preceding five (5) Trading Days was 100,000. Therefore the applicable Daily Transfer Limit for such Holder would be 2,000 (i.e., for the Trading Day in question during the Restricted Period, such Holder would be entitled to resell up to 2,000 shares).

5.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Holder may Transfer Registrable Securities during the Lock-up Period (including, for the avoidance of doubt, a number of Registrable Securities in excess of the Daily Transfer Limit) (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, or (iii) any direct or indirect partners, members or equity holders of such Holder, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual, (d) in the case of an individual, pursuant to a qualified domestic relations order, (e) in the case of a trust, by distribution to one or more of the permissible beneficiaries of such trust, (f) to the partners, members or equity holders of such Holder by virtue of the Holder’s organizational documents, as amended, upon dissolution of the Holder, (g) to the Company, or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Holder shall (x) be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Registrable Securities upon and after acquiring such Registrable Securities, and (y) execute a joinder to this Agreement in the form of Exhibit A attached hereto.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) recorded mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, or electronic mail. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Quantum Computing Inc., 215 Depot Court, Suite 215, Leesburg, VA 20175, Attention: Robert Liscouski or by email:, and, if to any Holder, at such Holder’s address, electronic mail address as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2   Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Holders, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that each of the Holders shall be permitted to transfer its rights hereunder as the Holders to one or more affiliates of such Holder or any direct or indirect partners, members or equity holders of such Holder (it being understood that no such transfer shall reduce or multiply any rights of such Holder or such transferees).

6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.

6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void. Notwithstanding any of the foregoing to the contrary, no Warrant shall be assigned or transferred except in accordance with the terms of such Warrant.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6 Arbitration. Each of the parties irrevocably and unconditionally agrees that any proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (each, a “Related Proceeding”) shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. Any Related Proceeding shall be decided by a panel of three (3) arbitrators seated in New York, New York. Each arbitrator must be (a) an attorney with significant experience in negotiating complex commercial transactions, or a judge seated on, or retired from, a U.S. federal court sitting in the Southern District of New York and (b) neutral and independent of each party. The parties agree, pursuant to Article 30(2)(b) of the Rules of Arbitration of the International Chamber of Commerce, that the Expedited Procedure Rules shall apply irrespective of the amount in dispute. The arbitrators may enter a default decision against any party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties and the arbitrators will keep confidential, and will not disclose to any person, except the parties’ respective representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable law or any order of a governmental entity of competent jurisdiction, the existence of any Related Proceeding under this Section 6.6, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 6.6 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

6.7 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, that, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.8 Term. This Agreement shall terminate with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10   Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.11   Entire Agreement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

6.12   Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights and Lock-Up Agreement to be executed as of the date first written above.

COMPANY:

QUANTUM COMPUTING INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights and Lock-Up Agreement to be executed as of the date first written above.

HOLDERS:

YUPING HUANG

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights and Lock-Up Agreement to be executed as of the date first written above.

HOLDERS:

The Trustees of the Stevens Institute of Technology

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights and Lock-Up Agreement to be executed as of the date first written above.

HOLDERS:

BV Advisory Partners, LLC

By:
Name:
Title:

Schedule 1

Holders

Holder	Shares	Pro Rata Share %
Yuping Huang	29,646,680.00	81.00%
The Trustees of the Stevens Institute of Technology	3,294,078.46	9.00%
BV Advisory Partners, LLC	3,660,084.54	10.00%
Total	36,600,843.00	100.00%

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Registration Rights Agreement, dated as of [__], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Quantum Computing Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

____________, 20__

Quantum Computing Inc.

By:
Name:
Its:

EXHIBIT F

Form of Parent Common Stock Warrant

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

WARRANT NO. 2022-[______]	NUMBER OF SHARES: [_______]
DATE OF ISSUANCE: [__], 2022	(subject to adjustment hereunder)
EXPIRATION DATE: [__], 2027

WARRANT TO PURCHASE SHARES

OF COMMON STOCK OF

QUANTUM COMPUTING INC.

This Warrant (this “Warrant”) is issued to [________], or its registered assigns (including any successors or assigns, the “Holder”), pursuant to that certain Agreement and Plan of Merger, dated May 18, 2022, by and among Quantum Computing Inc., a Delaware corporation (the “Company”), QPhoton, Inc., a Delaware corporation, Yuping Huang and the other parties thereto (the “Merger Agreement”) and is subject to the terms and conditions of the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

1. EXERCISE OF WARRANT.

(a) Number and Exercise Price of Warrant Shares; Expiration Date. Subject to the terms and conditions set forth herein and set forth in the Merger Agreement, the Holder is entitled to purchase from the Company [______] shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), or shares of the Company’s Series B Convertible Preferred Stock, $0.0001 par value per share (the “Series B Preferred”), to the extent provided in Section 4(b) (in each case as adjusted from time to time pursuant to the provisions of this Warrant) (the “Warrant Shares”), at a purchase price of $0.0001 per share (the “Exercise Price”), on or before 5:00 p.m. New York City time on [__], 2027 (the “Expiration Date”). Notwithstanding any of the foregoing to the contrary, (i) this Warrant may only be exercised for the Warrant Shares that become Vested Shares (as defined in the Merger Agreement) in accordance with Schedule F of the Merger Agreement, (ii) for the avoidance of doubt, in no event shall this Warrant be exercisable for shares of Common Stock if such issuance would violate the Beneficial Ownership Limitation (as defined below) and (iii) in no event shall this Warrant be exercisable for shares of Series B Preferred after the Company’s receipt of the Requisite Stockholder Approval (as defined below).

(b) Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Holder may exercise this Warrant upon paying the Exercise Price by either:

(1) wire transfer to the Company or cashier’s check drawn on a United States bank made payable to the order of the Company, or

(2) exercising of the right to credit the Exercise Price against the Fair Market Value (as defined below) of the Warrant Shares at the time of exercise (the “Net Exercise”) pursuant to Section 1(c).

(c) Net Exercise. If the Company shall receive written notice from the Holder at the time of exercise of this Warrant that the Holder elects to Net Exercise the Warrant, the Company shall deliver to such Holder (without payment by the Holder of any exercise price in cash) that number of Warrant Shares computed using the following formula:

X=	Y (A-B)
A

Where

X =	The number of Warrant Shares to be issued to the Holder.

Y =	The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised in accordance with Section 4(a), the portion of the Warrant being cancelled (at the date of such calculation).

A =	The Fair Market Value of one share of the Common Stock (at the date of such calculation).

B =	The Exercise Price (as adjusted to the date of such calculations).

The “Fair Market Value” of one share of Common Stock shall mean (x) the last reported sale price and, if there are no sales, the last reported bid price, of the Common Stock on the last trading day prior to the date of exercise on the NASDAQ Capital Market as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of the Common Stock) or (y) if the fair market value cannot be calculated on any of the foregoing bases, the fair market value determined by the Company’s Board of Directors in good faith.

(d) Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Net Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Merger Agreement.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.

2. CERTAIN ADJUSTMENTS.

(a) Adjustment of Number of Warrant Shares and Exercise Price. The number and kind of Warrant Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(1) Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its shares of Common Stock, by split-up or otherwise, or combine such shares of Common Stock, or issue additional shares of Common Stock as a dividend with respect to any shares of such Common Stock, the number of Warrant Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(a)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(2) Reorganizations or Mergers. In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 2(a)(1) above) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such shares of stock and/or other securities or property from and after the consummation of such reclassification or other change in the capital stock of the Company).

(b) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Warrant Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

(c) Calculations. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 2(c) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 2. All calculations under this Section 2 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Common Stock.

3. NO STOCKHOLDER RIGHTS. Until the exercise of this Warrant, the Holder shall not have, nor exercise, any rights as a stockholder of the Company (including without limitation the right to notification of stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Company), except as provided in Section 7 below.

4. MECHANICS OF EXERCISE.

(a) Delivery of Warrant Shares Upon Exercise. This Warrant may be exercised by the Holder hereof upon the delivery of a Notice of Exercise attached hereto as Exhibit A duly completed and executed on behalf of the Holder hereof, at the principal office of the Company together with payment in full of the Exercise Price (unless the Holder has elected to Net Exercise) then in effect with respect to the number of Warrant Shares as to which the Warrant is being exercised. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Notice of Exercise with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) business day following the date on which the Company has duly received each of the Notice of Exercise and the aggregate Exercise Price (or a duly executed and delivered notice of Net Exercise), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Notice of Exercise to the Holder and the Company’s transfer agent (“Transfer Agent”). On or before the third (3rd) business day following the date on which the Company has received the Notice of Exercise, the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Notice of Exercise, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Notice of Exercise and the payment of the aggregate Exercise Price (or a duly executed and delivered notice of Net Exercise), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates or book-entry position evidencing such Warrant Shares, as the case may be. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all taxes (other than taxes based upon the income of the Holder) which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the Holder, in either case with respect to any income or transfer tax due by the Holder with respect to such shares of Common Stock issued upon exercise of this Warrant.

(b) Exercise Limitation. Notwithstanding anything to the contrary in this Warrant, to the extent, and only to the extent, that upon any proposed exercise of this Warrant the issuance and delivery of shares of the Company’s Common Stock, taken together with the issuance of all shares of Common Stock and Series B Preferred pursuant to the Merger Agreement, would exceed the aggregate number of shares of Common Stock which the Company may issue without breaching the Company’s obligations under the rules and regulations of the listing rules of the NASDAQ Capital Market (the restrictions set forth in this sentence, the “Beneficial Ownership Limitation”), subject to Section 1(a), in lieu of receiving shares of Common Stock upon exercise of this Warrant, the Holder may elect (by delivery of written notice (the “Election Notice”) to the Company) to receive for each one (1) share of Common Stock otherwise issuable under this Warrant one-tenth (1/10th) of a share of Series B Preferred. Upon receiving the Election Notice and subject to Section 1(a), the Company will issue the appropriate number of shares of the Series B Preferred as Warrant Shares upon exercise of this Warrant in accordance with the foregoing, it being understood that nothing herein shall entitle the Holder to exercise the Warrant with respect to any Forfeited Shares (as defined in Schedule F to the Merger Agreement). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act. Notwithstanding any of the foregoing to the contrary, the Beneficial Ownership Limitation shall not apply following the receipt of the stockholder approval contemplated by Rule 5635 of the NASDAQ listing rules with respect to the issuance of shares of Common Stock upon conversion of the Series B Preferred in excess of the limitations imposed by such rule (the “Requisite Stockholder Approval”).

5. CERTIFICATE OF ADJUSTMENT. Whenever the Exercise Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall, at its expense, promptly deliver to the Holder a certificate of an officer of the Company setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

6. COMPLIANCE WITH SECURITIES LAWS.

(a) The Holder understands that this Warrant and the Warrant Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations this Warrant and the Warrant Shares may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(b) Prior and as a condition to the sale or transfer of the Warrant Shares issuable upon exercise of this Warrant, the Holder shall furnish to the Company such certificates, representations, agreements and other information, including an opinion of counsel, as the Company or the Company’s transfer agent reasonably may require to confirm that such sale or transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, unless such Warrant Shares are being sold or transferred pursuant to an effective registration statement.

(c) The Holder acknowledges that the Company may place a restrictive legend on the Warrant Shares issuable upon exercise of this Warrant in order to comply with applicable securities laws, unless such Warrant Shares are otherwise freely tradable under Rule 144 of the Securities Act.

7. NOTICES OF RECORD DATE. In the event of:

(a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then and in each such event the Company will mail or cause to be delivered to the Holder (or a permitted transferee) a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, and (ii) the date on which any such dissolution, liquidation or winding-up is to take place, and the time, if any, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such dissolution, liquidation or winding-up. Such notice shall be delivered at least ten (10) days prior to the date therein specified.

8. REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9. ISSUANCE OF NEW WARRANTS. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Sections 4 or 8, the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Date of Issuance, and (iv) shall have the same rights and conditions as this Warrant.

10. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

11. TRADING DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be other than a day on which the Common Stock is traded (which for the avoidance of doubt includes a Saturday, Sunday or a legal U.S. holiday) on the NASDAQ Capital Market, or, if the NASDAQ Capital Market is not the principal trading market for the Common Stock or other such securities, as applicable, then on the principal securities exchange or securities market on which the Common Stock is then traded, then such action may be taken or such right may be exercised on the next succeeding day on which the Common Stock is so traded.

12. TRANSFERS; EXCHANGES.

(a) Subject to compliance with applicable federal and state securities laws and Section 6 hereof, this Warrant may be transferred by the Holder with respect to all of the Warrant Shares purchasable hereunder except as to Unvested Shares (as defined in the Merger Agreement) which portion of the Warrant shall be non-transferrable. For a transfer of this Warrant as an entirety by Holder, upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, the Company shall issue a new Warrant of the same denomination to the assignee. Upon surrender of this Warrant to the Company, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, for transfer of this Warrant with respect to a portion of the Warrant Shares purchasable hereunder, the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 9), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 9) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. This Warrant may be combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Company together with a written notice specifying the denominations in which new warrants are to be issued to the Holder and signed by the Holder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.

13. GOVERNING LAW; VENUE. This Warrant shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Any action arising out of or relating to this Warrant shall, to the fullest extent permitted by applicable law, be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not available in such court, then any such action may be brought in any federal court located in the State of Delaware or any other Delaware state court. To the fullest extent permitted by applicable law, the parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Warrant brought by any party hereto, and (b) agree not to commence any such action except in the courts described above in Delaware, other than any action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Warrant, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action in any such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Warrant, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the arithmetic calculation of the Warrant Shares or under Sections 2 or 4(b), the disputing party shall submit the disputed determinations or arithmetic calculations to the other party. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) business days of such disputed determination or arithmetic calculation being submitted to the non-disputing party, then the Company shall, within two (2) business days submit the dispute to an independent, reputable accountant. The Company shall cause, at the expense of the prevailing party, the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) business days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

15. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.

16. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

17. MISCELLANEOUS. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: (a) if to the Company, at Quantum Computing Inc., Attn: Robert Liscouski, 215 Depot Court Suite 215, Leesburg, VA 20175; and (b) if to the Holder, at such address or addresses (including copies to counsel) as may have been furnished by the Holder to the Company in writing. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, this Warrant is issued effective as of the date first set forth above.

SIGNATURE PAGE TO

WARRANT NO. 2022-«WARRANT NO»

EXHIBIT A

NOTICE OF INTENT TO EXERCISE

(To be signed only upon exercise of Warrant)

To: Quantum Computing, Inc.

The undersigned, the Holder of the attached Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, __________________________ shares of Common Stock of Quantum Computing Inc., a Delaware corporation (the “Company”), and (choose one)

__________ herewith makes payment of USD ___________________________ thereof

or

__________ elects to Net Exercise the Warrant pursuant to Section 1(b)(2) thereof.

The undersigned requests that the certificates or book entry position evidencing the shares to be acquired pursuant to such exercise be issued in the name of, and delivered to __________________________________________, whose address is _______________________________________________________________________________________.

By its delivery of this Notice of Exercise, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder and all other parties issued shares of capital stock pursuant to the Merger Agreement will not beneficially own in excess of the number of shares of Common Stock and Series B Preferred in excess of the Beneficial Ownership Limitation.

By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof, including Section 6 thereof.

DATED:
(Signature must conform in all
respects to name of the Holder
as specified on the face of the
Warrant)

«Holder»
Address:

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, «Holder» (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of Common Stock of Quantum Computing Inc., a Delaware corporation (the “Company”), covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Company that the transfer is in compliance with Section 6 of the Warrant and applicable federal and state securities laws:

NAME OF ASSIGNEE	ADDRESS

Number of shares:
Dated:	Signature:

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 6 thereof.

Signature:
By:
Its:

Address:

EXHIBIT G

Note Purchase Agreement

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is made as of February 18, 2022, by and among QPhoton, Inc., a Delaware corporation (the “Company”), and Quantum Computing Inc., a Delaware corporation (the “Investor”, and together with the Company, the “Parties”).

The Investor is willing to advance funds to the Company in exchange for the issuance to it of certain promissory notes evidencing the Company’s obligation to repay the Investor’s loans of the advanced funds, all as provided in this Agreement.

The Parties have entered into an exclusivity agreement, dated February 9, 2022 (the “Exclusivity Agreement”) providing for certain extensions of the Initial Period (as defined in the Exclusivity Agreement) upon the financing transactions under this Agreement.

NOW THEREFORE, the parties hereby agree as follows.

1. PURCHASE AND SALE OF NOTE.

1.1 Note Purchase. Subject to the terms and conditions of this Agreement, the Company agrees to sell to the Investor, and the Investor agrees to purchase from the Company, two (2) Promissory Notes in the form attached to this Agreement as Exhibit A (each a “Note”, and together “Notes”), each with a principal amount equal to $1,250,000 and together with an aggregate principal amount equal to $2,500,000 on the terms and subject to the conditions set forth herein. The following are collectively referred to as the “Financing Documents”: (a) this Agreement, (b) the Notes and (c) any document entered into or executed in connection with, or for the purpose of amending, any other Financing Document described in this sentence. Capitalized terms used but not defined herein shall have the meanings set forth in the Note.

2. CLOSINGS.

2.1 Initial Closing. The initial closing for the purchase and sale of the first Note with a principal amount equal to $1,250,000 shall occur on or about the date hereof via the remote exchange of documents (“Initial Closing”). The First Renewal Period (as defined in the Exclusivity Agreement) commences upon the Initial Closing. Promptly following the Initial Closing, the Parties will exercise commercially reasonable efforts to discuss and prepare a mutually agreeable operating budget for the current calendar year of the Company (the “Second Tranche Budget”).

2.2 Second Closing. The closing of the purchase and sale of the second Note with a principal amount equal to $1,250,000 shall occur via the remote exchange of documents (the “Second Closing” together with the Initial Closing, the “Closings” and each a “Closing”) upon the request of the Company, provided that prior to such request either (i) the Parties mutually approve the Second Tranche Budget; or (ii) the Investor elects, by written notice to the Company, to extend the exclusivity period under the Exclusivity Agreement by an additional thirty (30) days, in which case the additional exclusivity period shall commence upon remittance of the additional $1,250,000 to the Company and delivery by the Company to Investor of an executed second Note. The Second Renewal Period (as defined in the Exclusivity Agreement) commences upon the Second Closing.

3. COVENANTS OF THE COMPANY AND THE INVESTOR.

3.1 Most-Favored Nation. Until the Notes have terminated in accordance with their terms, in the event that the Company issues any non-convertible debt of the Company after the date hereof which have rights or privileges that may reasonably be considered to be more favorable to the holders thereof than the terms of the Notes issued hereunder (“Favorable Rights”), the Company shall provide prompt notice to the Investor of such Favorable Rights and, at the election of the Investor, the Notes shall be amended and restated to include the relevant Favorable Rights effective upon issuance of the Favorable Rights, which amendments or restatements will be prepared by the Company

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the statements in the following paragraphs of this Section 4 are all true and complete as of each Closing, except as otherwise indicated.

4.1 Organization, Good Standing and Qualification. The Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. The Company’s predecessor was formed in New Jersey as a limited liability company in January 23, 2020 and was converted into a Delaware corporation on March 1, 2021 (the “Incorporation Date”). The Company has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

4.2 Capitalization. The authorized capital of the Company consists, as of the date immediately prior to the Initial Closing exclusively of:

(a) 10,000,000 shares of common stock, $.0001 par value per share (the “Common Stock”) have been authorized in the Company’s Certificate of Incorporation (“Charter”) in effect as of immediately prior to the Closing, 6,172,840 shares of which are issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws. The Company’s current capitalization is set forth on Section 4.2(a) of the Disclosure Schedule.

(b) Except for the issued and outstanding shares of Common Stock, the Financing Documents or as otherwise set forth in Section 4.2(b) of the Disclosure Schedule, there are no (x) options, warrants, convertible securities or other rights or contracts of any character relating to the equity interests of the Company or obligating the Company to issue or sell, or otherwise dispose of any equity interests of the Company; or (y) contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests in the Company or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. None of the outstanding shares of Common Stock of the Company have been issued in violation of any right of first refusal, preemptive, subscription or similar rights under any law, the Charter, the Company’s bylaws (the “Bylaws”), or any contract to which the Company is subject, bound or a party. There are no voting trusts or other commitments to which the Company is a party with respect to the voting of any equity interests. The Company does not own or hold the right to acquire any equity interests in any entity or have any direct or indirect equity or ownership interest in any entity.

4.3 Due Authorization. All corporate action on the part of the Board and Stockholders necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under, the Financing Documents has been taken or will be taken prior to the applicable Closing. This Agreement constitutes, and the other Financing Documents that constitute agreements of the Company, when executed and delivered by the Company, will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

4.4 Corporate Power. The Company has the corporate power and authority to execute and deliver the Financing Documents to which it is a signatory, to issue to the Investor the Notes to be purchased by the Investor hereunder and to carry out and perform all its obligations under the Financing Documents.

4.5 Compliance with Other Instruments. Neither the authorization, execution and delivery of this Agreement, nor the issuance and delivery of the Notes, will (i) constitute or result in a violation of any material law or regulation applicable to the Company or any of its assets or properties, (ii) conflict with or violate any term or provision of the Charter or Bylaws, (iii) conflict with or violate any judgment, order writ, decree, statute, rule or regulation applicable to the Company, (iv) conflict with, violate, or constitute or result in a breach (with or without due notice or lapse of time or both) of any mortgage, indenture agreement, contract or instrument by which it is bound or to which its properties or assets are subject, or (v) result in the creation or imposition of any material lien upon any property, asset or revenue of the Company or any suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties.

4.6 Valid Issuance. The issuance, sale, and delivery of the Notes to the Investor have been duly authorized by all necessary corporate action on the part of the Company.

4.7 Securities Laws. Based in part on the representations made by the Investor in Section 5 hereof, the offer and sale of the Notes solely to the Investor in accordance with this Agreement are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the states in which the Investor is resident.

4.7 Governmental Consents and Filings. Assuming the accuracy of the representations made by the Investor in Section 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

4.8 Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s Knowledge (defined below), currently threatened in writing (i) against the Company or to which the Company will become a party; or (ii) to the Company’s Knowledge, that questions the validity of this Agreement or the right of the Company to enter into this Agreement, or to consummate the transactions contemplated by this Agreement. The Company is not a party and is not named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any of its directors or executive officers and their direct reports have actual awareness of the fact or matter.

4.9 Financial Information. The Company has provided the Investor with complete and correct copies of all of the financial information it has in its possession. Except as set forth on Section 4.9 of the Disclosure Schedule, the Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the Incorporation Date in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with U.S. generally accepted accounting principles, consistently applied. For the avoidance of doubt, the Company does currently not have any financial statements.

4.10 Absence of Certain Changes or Events. Since the Incorporation Date: (a) the Company has conducted its businesses in all material respects only in the ordinary course of business except in connection with the Financing Documents and as set forth on Section 4.10 of the Disclosure Schedule, (b) there has not occurred, and there is not currently existing any circumstance, event, change, development, or occurrence (including, without limitation, any damage, destruction, or other casualty loss (whether or not covered by insurance)) which has had, or that is reasonably likely to a material adverse effect on the Company, and (c) there has not been any material change in the accounting methods, principles or practices of the Company.

4.11 Tax Matters. The Company has duly and timely filed or caused to be filed in a timely manner (within applicable extension periods) all material Tax Returns (defined below) and forms required to be filed by it and no material penalties or other charges are or will become due with respect to any of Tax Returns as the result of the late filing thereof. The Company has paid all material Taxes (defined below) due in connection with any of the Company’s Tax Returns (without regard to whether or not such Taxes are shown as due on such Tax Returns), as well as all other material Taxes which have become due and payable, including, without limitation, all Taxes which the Company is obligated to withhold from amounts owing to employees, creditors, and third parties. There is no federal, state, local or foreign action, suit, proceeding, audit, investigation, or claim pending or, to the Company’s Knowledge, threatened in respect of any material Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Company’s Knowledge, threatened by any Taxing authority. The Company has not consented to any waivers or extensions of any statute of limitations with respect to any taxable year of the Company. Neither the Company nor any of its present or former stockholders has ever filed an election pursuant to Section 1362 of the Internal Revenue Code of 1986, that the Company be taxed as an S corporation. “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, duty (including any customs duty), and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any governmental authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, duty, deficiency or fee. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental authority in connection with the determination, assessment, collection or payment of any Tax.

4.12 Intellectual Property. The Company owns, or has sufficient license to use, all inventions, improvements, patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights (“Company Intellectual Property”) necessary for the conduct of the Company’s operations as currently conducted. Section 4.12(i) of the Disclosure Schedule sets forth a correct and complete list of all (a) letters patent, patent applications, trademark and service mark registrations and applications, copyright registrations and applications, and domain names and (b) all material utility models, utility model applications, design registrations and applications, trade names, brand names, logos, unregistered trademarks or service marks, in all cases both domestic and foreign, included in the Company Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by the Company knowingly violates or will knowingly violate any license or infringes or, to the Company’s Knowledge, will infringe any intellectual property rights of any other party. Other than with respect to end user license agreements, commercially available works of authorship or software products under standard end-user object code license agreements or as listed in Section 4.12(ii) of the Disclosure Schedule, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property nor is the Company bound by, or a party to, any options, licenses or agreements of any kind with respect to the Intellectual Property of any other individual or entity. The Company has not knowingly received in writing any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other individual or entity. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software- enabled electronic devices that it owns or leases in connection with the Company’s business.

4.13 Employee Matters.

(a) As of the date of this Agreement, the Company employs three full time interns and one part time employee. The Company is not aware that any officer or group of employees intends to terminate his, her or their employment with the Company.

(b) The Company is not a party to or bound by any currently effective written employment contract and the employment of each employee or consultant of the Company is terminable at will. To the Knowledge of the Company, no employee of the Company or any consultant with whom the Company has contracted is a party to or bound by any contract or other commitment (including, without limitation, any employment contract, proprietary information agreement or any other agreement) or subject to any judgment, decree, order of any governmental entity or any other restrictions that would materially interfere with such individual’s ability to be employed by, or to contract with, the Company or to promote the interest of the Company or that would conflict with the business the Company; and to the Company’s Knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice in writing alleging that any such violation has occurred.

(c) Each of the current and former employees, officers, consultants, and independent contractors of the Company has entered into a written Employment, Confidential Information, Invention Assignment and Arbitration Agreement, the form of which has been provided to the Investor (“Invention Assignment Agreement”). No current and former employees, officers, consultants, or independent contractors has excluded any works or inventions from their respective Invention Assignment Agreement and, to the Company’s Knowledge, none of them is in violation of their respective Invention Assignment Agreements.

(d) The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company.

4.14 Related-Party Transactions.

(a) The Company is not indebted, directly or indirectly, to any of its directors, officers, employees or to their Immediate Family Members (as defined below), or to any affiliate of the foregoing (other than amounts payable in connection with advances of expenses incurred in the ordinary course of business or for employee benefits made available to all employees). None of the directors, officers, employees or stockholders of the Company or the Immediate Family Members of any such individual are indebted, directly or indirectly, to the Company. The term “Immediate Family Member” means an individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

(b) There are no agreements, understandings or proposed transactions between the Company and any of its directors, officers, employees, consultants, or Immediate Family Member of such individual, or any affiliate thereof.

5. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTOR. The Investor hereby represents and warrants to, and agrees with the Company as follows.

5.1 Authorization. This Agreement constitutes, and the other Financing Documents which constitute agreements of the Investor when executed and delivered by the Investor will constitute, the Investor’s valid and legally binding obligations, enforceable against the Investor in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies. The Investor represents and warrants to the Company that the Investor has full power and authority to enter into this Agreement.

5.2 Securities Law Compliance. The Investor has been advised that the Notes have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes or to file for or comply with any exemption from registration.

5.3 Purchase for Own Account. The Notes will be acquired for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

5.4 No Solicitation. At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Notes.

5.5 Disclosure of Information. The Investor has received or has had access to all the information the Investor considers necessary or appropriate to make an informed investment decision with respect to the Notes. The Investor further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Notes and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Investor or to which the Investor had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 4.

5.6 Investment Experience. The Investor understands that the purchase of the Notes involves substantial risk. The Investor has experience as an investor in securities of companies in the development stage and acknowledges that the Investor is able to fend for itself, can bear the economic risk of the Investor’s investment in the Notes and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Notes and protecting the Investor’s own interests in connection with this investment in the Notes.

5.7 Preexisting Relationship. The Investor has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Investor to be aware of the character, business acumen and financial circumstances of such persons.

5.8 No “Bad Actor” Disqualification Events. At no time was (i) the Investor, nor (ii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Investor is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

5.9 Accredited Investor Status. The Investor is familiar with the definition of, and qualifies as, an “accredited investor within the meaning of Regulation D promulgated under the Securities Act.

5.10 Restricted Securities. The Investor understands that the Notes are characterized as “restricted securities” under the Securities Act and Rule 144 promulgated thereunder (“Rule 144”) since they are being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder the Notes may be resold without registration under the Securities Act only in certain limited circumstances. The Investor further understands that the Company is under no obligation to register the Notes, and the Company has no present plans to do so. Furthermore, the Investor is familiar with Rule 144, as presently in effect, and understands the limitations imposed thereby and by the Securities Act on resale of the Notes without such registration. The Investor understands that, whether or not the Notes may be resold in the future without registration under the Securities Act, no public market now exists for any of the Notes and that it is uncertain whether a public market will ever exist for the Notes.

5.11 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Notes unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such effective registration statement; or

(b) the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition and, at the expense of the Investor or its transferee, with an opinion of counsel reasonably satisfactory in form and substance to the Company that such disposition will not require registration of such Notes under the Securities Act.

Notwithstanding the provisions of clauses (a) and (b) of this Section 5.11, no such registration statement or opinion of counsel shall be required for any transfer: (i) of any Notes in compliance with Rule 144 or Rule 144A promulgated under the Securities Act when the Company is promptly provided evidence of such compliance; (ii) of any Notes for no consideration by the Investor that is a partnership or a corporation to (A) a partner of such partnership or stockholder of such corporation, (B) an affiliate of such partnership or corporation, (C) a retired partner of such partnership who retires after the date hereof, (D) the estate of any deceased partner of such partnership or deceased stockholder of such corporation; or (iii) by gift, will or intestate succession by the Investor to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 5 to the same extent as if the transferee had been an original Investor hereunder.

5.1 “Market Stand-Off” Agreement. The Note contains a market standoff provision prohibiting the Investor from selling the Company’s securities subsequent to certain registered offerings of the Company’s capital stock. The market stand-off agreements are binding upon the Investor and its transferees.

6. CONDITIONS TO CLOSING.

6.1 Conditions to Investor’s Obligations. The obligations of the Investor under Section 2 of this Agreement are subject to the fulfillment or waiver, on or before each Closing, of each of the following conditions by the Company:

(a) Each of the representations and warranties of the Company contained in Section 4 shall be true and complete in all material respects on and as of the applicable Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing;

(b) The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the applicable Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein; and

(c) The Company shall have executed and delivered to the Investor a Note, in the form attached hereto as Exhibit A, evidencing the Company’s indebtedness to the Investor in the amount and on the terms and conditions set forth in Section 2.

6.2 Condition to Company’s Obligations. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment or waiver on or before each Closing of the following conditions by the Investor:

(a) Each of the representations and warranties of the Investor contained in Section 5 shall be true and complete on the date of the applicable Closing with the same effect as though such representations and warranties had been made on and as of such Closing;

(b) The Investor shall have delivered to the Company the amounts and on the terms and conditions set forth in Section 2 at each applicable Closing in respect of the Notes being purchased by the Investor;

(c) The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the applicable Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein; and

7. GENERAL PROVISIONS.

7.1 Survival of Warranties. Except as otherwise set forth herein and in the case of fraud or willful misconduct, the representations, warranties and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive for 18 months following the execution and delivery of this Agreement and the applicable Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company, as the case may be. Notwithstanding any of the foregoing to the contrary, the following fundamental representations, warranties and covenants (“Fundamental Representations”) shall survive for the period of the applicable statute of limitations following each Closing for such Fundamental Representations: Section 4.1 (Organization, Good Standing and Qualification); Section 4.2 (Capitalization); Section 4.3 (Due Authorization); Section 4.4 (Corporate Power); and Section 4.6 (Valid Issuance).

7.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties provided, however, that nothing in this Section 7.2 shall permit the Investor to transfer or assign any of the Notes acquired under this Agreement except as provided in Section 5.

7.3 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

(b) The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Chancery Court for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Delaware Chancery Court, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the Delaware Chancery Court.

7.4 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

7.5 Headings; Interpretation. The headings and captions used in this Agreement are used only for convenience and are not to be considered in construing or interpreting this Agreement. In this Agreement, (a) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (b) the captions and headings are used only for convenience and are not to be considered in construing or interpreting this Agreement and (c) unless otherwise expressly indicated in any particular instance, the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

7.6 Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivered in person; (b) one (1) business day after deposit with an express overnight courier for United States deliveries, or three (3) business days after deposit with an international express air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (c) four (4) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the Investor at 215 Depot Court, Suite 215, Leesburg, VA 20175 or at and when addressed to the Company, to 78 John Miller Way Suite 401, Kearny, NJ 07032, or at such other address as any party may designate by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section. For purposes of this Section 7.6, a “business day” means a weekday on which banks are open for general banking business in New York, New York.

7.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with the transactions contemplated by this Agreement. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Investor or any of its directors, officers, partners, members, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s or broker’s fee (and any asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.8 Confidentiality. The Investor agrees that the Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.8 by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; or (ii) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

7.9 Amendments and Waivers. Any term of this Agreement and the Notes may be amended and the observance of any term of this Agreement and the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

7.11 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, and the other Financing Documents, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings duties or obligations between any of the parties with respect to the subject matter hereof.

7.12 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, the Company and the Investor shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

7.13 Costs, Expenses. All parties shall pay all of such parties’ fees and out of pocket expenses that such party incurs in connection with the transactions described here.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the date first written above.

THE COMPANY:

QPHOTON INC.

By:	/s/ Yuping Huangc
Name:	Yuping Huang
Title:	Chief Executive Officer

[Signature Page for the Note Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement as of the date first written above.

INVESTOR: QUANTUM COMPUTING INC.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer

[Signature Page for the Note Purchase Agreement]

EXHIBIT A

FORM OF NOTE

(attached)

UNSECURED PROMISSORY NOTE

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT.

$1,250,000.00	February 18, 2022

FOR VALUE RECEIVED, QPhoton, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Quantum Computing Inc., a Delaware corporation (“Holder”), the principal sum of $1,250,000.00 (the “Principal Amount”), together with interest accruing on the unpaid portion of the Principal Amount until maturity at the rate of interest set forth in Section 2(a) on the terms and subject to the conditions of this Unsecured Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).

1. Terms. This Note is one of the unsecured promissory notes being issued and delivered pursuant to Section 1 of that certain Note Purchase Agreement, dated as of February 18, 2022 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”) by and between Holder and the Company (all such Notes, collectively, the “Notes”). Unless otherwise set forth herein, all capitalized terms used herein without definition shall have the meanings given to such terms in the Note Purchase Agreement.

2. Payments.

(a) The unpaid portion of the Principal Amount shall bear six percent (6%) simple interest, payable until such time as all accrued interest and the Principal Amount is paid in full on the Outside Maturity Date (as defined in Section 2(b)). Following an Event of Default (as defined in Section 4), any unpaid principal shall accrue interest at a rate of 15% simple interest until the time such Event of Default has been cured.

(b) Subject to the default provisions set forth herein, the unpaid portion of the Principal Amount, and all accrued and unpaid interest thereon, shall be due and payable upon the earlier of (i) March 1, 2023, or if the Company delivers a written request to extend such maturity date by one (1) year, such maturity date shall be March 1, 2024, (ii) a Change of Control (as defined below), other than as a result of a Change of Control transaction between the Company and the Holder or (iii) an Event of Default (as defined in Section 4) (such earliest date, the “Outside Maturity Date”). For the purposes of this Note, a “Change of Control” shall mean (i) the sale, conveyance, exchange, exclusive license or other transfer of all or substantially all of the intellectual property or assets of the Company, (ii) any acquisition of the Company in which the Company is a party, by means of a consolidation, stock exchange, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders immediately prior to such stock exchange, merger or other reorganization own less than a majority of the voting securities of the surviving entity immediately following such transaction, or (iii) any transaction or series of related transactions in which the Company is a party, to a person or group of persons (other than an underwriter of the Company’s securities), following which such person or group of persons would hold more than fifty percent (50%) of the outstanding voting stock of the Company. Notwithstanding any of the foregoing to the contrary, a bona fide financing transaction or series of related transactions in which the Company sells preferred stock or common stock for the sole purpose of raising capital shall not be deemed a Change of Control for purposes of this Note.

(c) All payments due and payable from the Company to Holder under this Note shall be made in lawful currency of the United States of America at the Holder’s address listed following Holder’s signature block at the end of this Note or such other place as Holder shall designate in writing, and, at Holder’s option, shall be payable by check or wire transfer.

3. Prepayment. This Note may be prepaid at any time by the Company without penalty.

4. Events of Default.

(a) An “Event of Default” under this Note shall mean the occurrence of any of the following:

(i) Failure to Pay. The Company shall fail to pay any principal or interest payment on the Outside Maturity Date;

(ii) Involuntary Bankruptcy, Etc. (A) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under Title 11 of the United States Code entitled “Bankruptcy” (as now and hereinafter in effect, or any successor thereto, the “Bankruptcy Code”) or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (B) an involuntary case shall be commenced against the Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or over all or a substantial part of its property shall have been entered; or the involuntary appointment of an interim receiver, trustee or other custodian of the Company for all or a substantial part of its property shall have occurred; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company, and, in the case of any event described in this clause (B), such event shall have continued for sixty (60) days unless dismissed, bonded or discharged;

(iii) Voluntary Bankruptcy, Etc. An order for relief shall be entered with respect to the Company or the Company shall commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, or the Company shall make an assignment for the benefit of creditors; or the Company shall admit in writing its inability to pay its debts as such debts become due; or the Board shall adopt any resolution or otherwise authorize action to approve any of the foregoing;

(iv) Breach. The Company shall materially breach (and such breach is not cured within fifteen (15) days from delivery of written notice of breach to the Company by the Holder) any representation, warranty, or covenant in any of the Financing Documents (as defined in the Note Purchase Agreement);

(v) Cross-Default. The Company fails to make a payment following the due date and any applicable cure period related thereto. under any other material indebtedness of the Company in excess of two hundred fifty thousand dollars ($250,000), if the effect of such default is to allow the acceleration of the maturity of such other indebtedness; or

(vi) Dissolution, Etc. The Company engages in any liquidation, dissolution or winding up of the Company; or

(vii) Judgments. A final judgment or order for the payment of money in excess of two hundred fifty thousand dollars ($250,000) shall be rendered against the Company and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the Company’s property valued at not less than two hundred fifty thousand dollars ($250,000), if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy.

(b) Upon the election of the Holder, during the continuance of an Event of Default, the entire unpaid portion of the Principal Amount, all accrued but unpaid interest and all other amounts due Holder hereunder shall become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to any other rights Holder may have under applicable laws, Holder shall have the right to set off the indebtedness evidenced by this Note against any other indebtedness of the Holder to the Company.

(c) In the event the Company fails to make any payment of principal or accrued interest on this Note to Holder upon an Event of Default, the Company hereby agrees that it will reimburse Holder for any and all reasonable advances, charges, costs and expenses, including the reasonable fees and expenses of its counsel and of any experts or agents, that Holder incurred in connection with the enforcement by Holder of the Company’s payment obligations under this Note.

5. Replacement of Lost Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new debenture of like tenor dated as of the date from which unpaid interest has then accrued on the lost, stolen, destroyed or mutilated Note.

6. No Rights or Liabilities as Equityholder. This Note does not by itself entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note, and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

7. Ranking. This Note and the other Note shall rank pari passu with any other indebtedness of the Company as to the payment of principal and interest. The Company will not enter into any other agreement where it agrees to be indebted for borrowed money (directly or as a guarantor) unless such indebtedness for borrowed money has been made subordinate to, or ranks pari passu with, the payment of all amounts due hereunder.

8. Miscellaneous.

8.1 Governing Law; Arbitration. This Note shall be governed by and construed in accordance with the laws of the State of Delaware. Disputes shall be subject to binding arbitration in accordance with Section 7.3(b) of the Note Purchase Agreement.

8.2 Entire Agreement. This Note, together with the Note Purchase Agreement and any other documents executed in connection herewith, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

8.3 Amendments. No term of this Note may be amended, waived, discharged or terminated except in accordance with Section 7.9 of the Note Purchase Agreement.

8.4 Notices, etc. All notices, requests, demands and other communications made under this Note shall be made in accordance with Section 7.6 of the Note Purchase Agreement.

8.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Holder upon any breach or default of the Company under this Note shall impair any such right, power or remedy of Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Holder of any breach or default under this Note, or any waiver on the part of Holder of any provision or condition of this Note must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Note or by law or otherwise afforded to Holder, shall be cumulative and not alternative.

8.6 Severability. In case any provision of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.7 Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note. With respect to this Note, the Company agrees to file any and all required notices and make any and all required disclosures as may be required under the applicable usury laws of all applicable jurisdictions.

8.8 Titles. The titles of the Sections and subsections of this Note are for convenience or reference only and are not to be considered in construing this Note.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, this Note has been duly executed on behalf of the undersigned as of the date first written above.

THE COMPANY:	HOLDER:

QPHOTON, INC.	QUANTUM COMPUTING INC.

By:		By:
Name:	Yuping Huang	Name:	Robert Liscouski
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT H

Form of Joinder

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is made and entered into as of [___], 2022, by the individual or entity identified on the signature page to this Agreement (the “Stockholder”), a stockholder of QPhoton, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given them in the Merger Agreement (as defined below).

WHEREAS, the Company, Quantum Computing Inc., a Delaware corporation (“Parent”), Project Alpha Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Project Alpha Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, collectively, the “Merger Subs”) and Yuping Huang are parties to that certain Agreement and Plan of Merger, dated May [__], 2022 (the “Merger Agreement”), pursuant to which, among other matters, through a series of Transactions between the Company and Merger Subs, the Company will become a wholly-owned subsidiary of Parent; and

WHEREAS, as a condition to the willingness of Parent and Merger Subs to consummate the Transactions and as an inducement and in consideration therefor, the Stockholder has agreed to enter into this Agreement to acknowledge and agree to be bound by the terms of the Merger Agreement.

NOW THEREFORE, the Stockholder hereby agrees to the following:

1. Joinder. The Stockholder hereby acknowledges that it has received and reviewed a complete copy of the Merger Agreement and agrees that upon execution of this Agreement, that the Stockholder shall become a party to and bound by the Merger Agreement, subject to the terms, conditions and limitations set forth therein.

2. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows, which representations and warranties are accurate in all respects as of the date hereof and will be accurate in all respects as of the Closing as if made at that time:

(a) Ownership of Equity Interests. Stockholder is the beneficial owner of that number of shares of Company Common Stock set forth on the signature page and, except as otherwise set forth on the signature page hereto, did not acquire any shares of Company Common Stock in contemplation of the Merger. The shares of Company Common Stock set forth on the signature page constitute Stockholder’s entire interest in outstanding shares of the Company’s capital stock. No person who is not a signatory to this Agreement (or such signatory’s spouse for purposes of applicable community property laws) has a beneficial interest in or a right to acquire or vote any of the shares of Company Common Stock (other than, if Stockholder is a partnership or a limited liability company, the rights and interests of Persons that own partnership interests or limited liability company membership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a trust, the beneficiaries thereof). The shares of Company Common Stock are not, and will not be, subject to any Liens (other than Liens created pursuant to this Agreement). Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Power, Authorization and Validity. If Stockholder is an entity, Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Stockholder has all requisite power and authority (if Stockholder is an entity) or legal capacity (if Stockholder is a natural person) to enter into this Agreement, and each other agreement, document or certificate to which he, she or it may become a party pursuant to this Agreement or the Merger Agreement (each, a “Stockholder Ancillary Agreement”), and to perform his, her or its obligations under this Agreement and each Stockholder Ancillary Agreement. The execution and delivery of this Agreement and each Stockholder Ancillary Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, if any, on the part of Stockholder. This Agreement has been, and on the Closing Date each Stockholder Ancillary Agreement will have been, duly executed and delivered by Stockholder and constitutes, or when executed by Stockholder shall constitute, a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect, if any, of the Remedies Exceptions.

(c) No Consents. No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority or other Person is necessary or required to be made or obtained by Stockholder to enable Stockholder to lawfully execute and deliver, enter into, and perform its, his or her obligations under this Agreement or any Stockholder Ancillary Agreement.

(d) No Conflict. Neither the execution and delivery by Stockholder of this Agreement or any Stockholder Ancillary Agreement, nor the consummation of the Merger or any other transaction contemplated by the Merger Agreement, this Agreement or any Stockholder Ancillary Agreement: (a) conflicts with, or (with or without notice or lapse of time, or both) results in a termination, breach, impairment or violation of, or constitutes a default under, or requires the consent, release, waiver or approval of, or notice to, any third party under, (i) if Stockholder is an entity, any provision of the organizational or governing documents of Stockholder, each as currently in effect, (ii) any Laws, or (iii) any contract to which Stockholder is a party or by which Stockholder or its, his or her assets is bound or affected; or (b) results in the creation of any Lien on any of the shares of Company Common Stock pursuant to any contract to which Stockholder is a party or by which Stockholder is bound or any contracts governing the holding of the shares of Company Common Stock by the Stockholder.

(e) Legal Proceedings. There is no Action against Stockholder that relates in any way to this Agreement, the Merger Agreement, any Stockholder Ancillary Agreement or any of the transactions contemplated hereby or thereby. To the knowledge of Stockholder, no such Action has been threatened and there is no reasonable basis for any such Action.

(f) No Brokers. Stockholder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Merger Agreement or in connection with the Merger or any other Transaction. Neither Parent nor the Surviving Company shall incur any liabilities, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of the Merger Agreement or the Merger or any other Transaction.

(g) Tax Matters. Stockholder has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Merger and the transactions contemplated by the Merger Agreement, the Company Ancillary Agreements, this Agreement and any Stockholder Ancillary Agreements. Stockholder understands that it, he or she must rely solely on its, his or her advisors and not on any statements or representations made by Parent, the Company or any of their agents or representatives. Stockholder understands that Stockholder (and not Parent, the Company or the Surviving Company) shall be responsible for any tax liability for Stockholder that may arise as a result of the Merger or the transactions contemplated by the Merger Agreement, the Company Ancillary Agreements, this Agreement and any Stockholder Ancillary Agreements.

(h) Restricted Securities. Stockholder understands that the Aggregate Merger Consideration has not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act. Stockholder understands that the Aggregate Merger Consideration is comprised of “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Stockholder must hold the Aggregate Merger Consideration indefinitely unless the securities comprising the Aggregate Merger Consideration is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Stockholder acknowledges that Parent has no obligation to register or qualify the Aggregate Merger Consideration for resale except as set forth in the Merger Agreement and the Registration Rights and Lock-up Agreement. Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Aggregate Merger Consideration, and on requirements relating to Parent which are outside of Stockholder’s control, and which Parent is under no obligation and may not be able to satisfy.

(i) Accredited Investor. Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j) Purchase Entirely for Own Account. Stockholder hereby confirms that the Aggregate Merger Consideration to be acquired by Stockholder will be acquired for investment for Stockholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Stockholder further represents that Stockholder does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Aggregate Merger Consideration. Stockholder has not been formed for the specific purpose of acquiring the Aggregate Merger Consideration.

(k) Legends. Stockholder understands that the securities comprising the Aggregate Merger Consideration and any other securities issued in respect of or exchange for the Aggregate Merger Consideration, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(i) Any legend set forth in, or required by, the Merger Agreement or any of the Ancillary Agreements.

(ii) Any legend required by the securities Laws of any state to the extent such Laws are applicable to the Aggregate Merger Consideration represented by the certificate, instrument, or book entry so legended.

3. Waiver of Dissenters’ Rights. Stockholder hereby (a) knowingly, voluntarily, intentionally, irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any and all appraisal and dissenters’ rights (including, without limitation, under Section 262 of the Delaware General Corporation Law), or similar rights (collectively, “Appraisal Rights”), including waiving the right to receive notice of the availability of Appraisal Rights and any other notice requirements related thereto, relating to the Merger or any related Transaction that Stockholder or any other Person may have by virtue of, or with respect to, and shares of Company Common Stock owned by Stockholder, under applicable Laws; (b) agrees not to commence, participate in or voluntarily aid in any way any claim or proceeding to seek (or file any petition related to) Appraisal Rights in connection with the Merger; and (c) withdraws all written objections to the Merger and/or demands for appraisal, if any, with respect to the Shares of Company Common Stock.

4. Release.

(a) General Release. Stockholder, on behalf of himself, herself or itself and each of his, her or its affiliates, hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from any Claim (as defined below), and hereby irrevocably, unconditionally and completely waives and relinquishes each and every Claim that Stockholder or any such affiliate may have had in the past or may now have against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of any written or oral contracts, agreements or arrangements occurring, existing or entered into by Stockholder or any such affiliate at any time up to and including the date of this Agreement and any circumstances, events, matters, causes, things, acts, omissions or conduct, occurring or existing at any time up to and including the date of this Agreement, including any Claim arising (directly or indirectly) out of or in any way connected with Stockholder’s equity ownership or other relationship with the Company, including any and all indemnification or similar obligations of the Company to Stockholder, whether any agreement, contract, instrument or otherwise; provided, however, that, notwithstanding the foregoing, Stockholder is not releasing, acquitting or discharging any Claims or rights available to Stockholder or its affiliates (a) under this Agreement; (b) under any other Ancillary Agreement; (c) under any other agreement entered into by Stockholder or any of his, her or its affiliates in connection with the Closing; (d) in connection with Stockholder’s or any of his, her or its affiliates’ status as a present or former director, officer, employee or consultant of the Company, including, without limitation, Claims (i) for indemnification, advance of expenses or exculpation by the Company as provided in the Company’s organizational documents, (ii) under any directors’ and officers’ liability insurance (or similar policy) for the Company and (iii) for accrued and unpaid compensation or benefits accrued by Stockholder or any of his, her or its affiliates, but specifically excluding any compensatory equity or equity-linked compensation plan or award or (e) arising from conduct occurring after the Closing or any contract entered into in connection with, at or after Closing (collectively, the “Excluded Claims”). Except with respect to the Excluded Claims, in the event that Stockholder or any affiliate hereafter makes any claim or demand or commences or threatens to commence any action, claim or proceeding or to make any complaint against any Releasee, this Agreement may be raised as an estoppel and complete bar to any such action, claim or proceeding.

(b) Effect of Release. Upon Closing and the consummation of the Transactions and Stockholder’s execution and delivery of this Agreement, the Company shall not have any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to Stockholder, except with respect to the Excluded Claims, including, without limitation, under any contracts relating to such Excluded Claims. For the avoidance of doubt, this Agreement and the release provided hereunder is conditioned upon Closing and the consummation of the Transactions, and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Agreement for any reason.

(c) Acknowledgment. Stockholder represents and warrants that Stockholder has not assigned, transferred, conveyed or otherwise disposed of any Claim against any of the Releasees, or any direct or indirect interest in any such Claim, in whole or in part, and to the best of Stockholder’s knowledge, no other person or entity has any interest in any of the Claims released pursuant to this Section 4.

(d) No Suits or Actions. Stockholder, on behalf of himself, herself or itself and each of its affiliates, hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee based upon any Claim released or purported to be released pursuant to this Section 4 and agrees that in the event that any claim or demand or any Action is brought against any Releasee with respect to any Claim released or purported to be released pursuant to this Section 4, this Agreement shall serve as a complete defense to any such Claim and will constitute and may be pleaded as a bar to any such Claim.

(e) Definitions. For purposes of this Agreement:

(i) “Claim” means any and all past, present and future disputes, claims, cross-claims, counterclaims, controversies, demands, rights, obligations, debts, liabilities, sums of money, accounts, covenants, judgments, damages (whether liquidated, punitive, exemplary or other), bills, dues, undertakings, promises, complaints, charges, proceedings, accountings, actions and causes or manners of action, of every kind and nature whatsoever, whether at law or in equity, based in statute, common law or otherwise, known or unknown, matured or unmatured, absolute or contingent, accrued or not accrued, potential or direct, disclosed or undisclosed, foreseen or unforeseen, or suspected or unsuspected, including (1) any claim or right that may be asserted or exercised by Stockholder or any of his, her or its affiliates in Stockholder’s or any of his, her or its affiliates’ capacity as a current or former stockholder, member, partner or lender of any Releasee or in any other capacity and (2) any damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses; and

(ii) “Releasees” means: (1) Parent; (2) the Company; (3) each affiliate of Parent or the Company; and (4) the successors and past, present and future assigns, members (direct and indirect), partners (direct and indirect), managers, directors, officers, employees, agents, attorneys and representatives of the respective entities identified or otherwise referred to in clauses “(1)” through “(3)” of this clause “(iii).”

5. Holders’ Agent. Yuping Huang has been properly designated as the “Holders’ Agent” under the Merger Agreement and the Escrow Agreement and as the representative of Stockholder and as the attorney-in-fact and agent for and on behalf of Stockholder with respect to claims for indemnification under Article 9 of the Merger Agreement and the Escrow Agreement and the taking by the Holders’ Agent of any and all actions and the making of any decisions required or permitted to be taken by the Holders’ Agent under the Merger Agreement and Escrow Agreement, including the exercise of all powers, authority and responsibilities set forth in Section 9.07 of the Merger Agreement.

6. Incorporation by Reference of Certain Provisions of the Merger Agreement. The provisions in Sections 10.04 (“Amendment”), 10.05 (“Waiver”), 11.04 (“Parties in Interest”), 11.05 (“Governing Law”), 11.06 (“Waiver of Jury Trial”), 11.09 (“No Third-Party Beneficiaries”) and 11.11 (“Specific Performance”) of the Merger Agreement are incorporated into this Agreement and shall apply, mutatis mutandis, to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Stockholder has executed this Joinder Agreement as of date first set forth above.

Stockholder:

If Stockholder is an individual:

Signature

Printed Name of Stockholder

Address:

Number of Shares:

If Stockholder is an entity:

Printed Name of Stockholder

By:
Signature

Name of Signatory

Title of Signatory

Address:

Number of Shares:

[Signature Page to Joinder Agreement]

EXHIBIT I

Form of Accredited Investor Questionnaire

Accredited Investor Questionnaire

TO BE COMPLETED
BY ALL STOCKHOLDERS

I. Stockholder Suitability.

The undersigned Stockholder has represented to the Company that he, she, or it is an “accredited investor” as that term is defined in the Securities Act. Please indicate below the category or categories that qualify you as an accredited investor. ALL INFORMATION IN RESPONSE TO THIS SECTION WILL BE KEPT STRICTLY CONFIDENTIAL.

The undersigned agrees to furnish any additional information the Company deems necessary in order to verify the information provided below:

Category I	☐

Stockholder is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Explanation. In calculating net worth, you may include equity in personal property and real estate (but must exclude the value of your primary residence), cash, short-term investments, stock and securities. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property. In excluding the value of your primary residence, indebtedness secured by your primary residence up to its fair market value may also be excluded. However, if indebtedness secured by your primary residence exceeds the fair market value of your home and the lender has recourse to you personally for any deficiency, the excess liability should be deducted from net worth.

Category II	☐	Stockholder is a corporation, limited liability company, partnership, business trust or a non-profit organization within the meaning of section 501(c)(3) of the Internal Revenue Code that was not formed for the specific purpose of acquiring the Shares and that has total assets in excess of $5,000,000.

Category III	☐	Stockholder is an individual (not a partnership, corporation, etc.) who reasonably expects an individual income in excess of $200,000 in the current year and had an individual income in excess of $200,000 in each of the last two years (including foreign income, tax-exempt income and the full amount of capital gains and losses but excluding any income of Stockholder’s spouse or other family members and any unrealized capital appreciation).

or

	☐	Stockholder is an individual (not a partnership, corporation, etc.) who, together with his or her spouse, reasonably expects joint income in excess of $300,000 for the current year and had joint income in excess of $300,000 in each of the last two years (including foreign income, tax-exempt income and the full amount of realized capital gains and losses).

Category IV	☐	Stockholder is a director or executive officer of Quantum Computing Inc.

Category V	☐

Stockholder is a bank, savings and loan association or credit union, insurance company, registered investment company, registered business development company, licensed small business investment company, or employee benefit plan within the meaning of Title 1 of ERISA whose plan fiduciary is either a bank, insurance company or registered investment advisor or whose total assets exceed $5,000,000.

Describe entity: _________________________________________________________________

_____________________________________________________________________

Category VI	☐	Stockholder is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category VII	☐	Stockholder is a trustee for a trust that is revocable by the grantor at any time (including an IRA) and the grantor is qualified under either Category I or Category III above. A copy of the declaration of trust or trust agreement and a representation as to the net worth or income of the grantor is enclosed.

Category VIII	☐	Stockholder is a self-directed employee benefit plan for which all persons making investment decisions are “accredited investors” within one or more of the categories described above.

Category IX	☐

Stockholder is an entity all the entity owners of which are “accredited investors” within one or more of the categories described above. If relying upon this category alone, each equity owner must complete a separate copy of this agreement.

Describe entity: __________________________________________________________

____________________________________________________________________

Category X	☐	Stockholder does not come within any of the Categories I—IX set forth above.

(Print Name of Stockholder(s) Exactly as it should Appear on the Stock Certificate)

By:
(Signature)

Print Name:
Print Title Only if Signing
on Behalf of an Entity:
Date:

II. Rule 506 Disqualification Event Questionnaire.

This Questionnaire is being furnished to you to obtain information in connection with an offering (the “Offering”) of securities by Quantum Computing Inc. (the “Issuer”), under Rule 506 of the Securities Act of 1933 (the “Securities Act”). As used in this Questionnaire, “you” also refers to any entity on whose behalf you are responding.

If your answer to a question is “Yes,” please provide details in the explanation. Unless otherwise stated, your answers should be given as of the date you sign the Questionnaire. Please note that certain questions are necessarily broad in scope, so if you have doubts regarding whether something should be included in your response please err on the side of over-inclusion. The Issuer may have additional follow-up questions for you in connection with the Offering.

Once you have completed the Questionnaire, please sign it to indicate: (i) your consent for the Issuer to rely upon the information provided in this Questionnaire; (ii) your acknowledgement that the Securities and Exchange Commission (the “SEC”) may require the Issuer to publicly disclose the information provided in this Questionnaire, and your consent to such public disclosure; (iii) your agreement to promptly notify the Issuer of any changes in information provided in the Questionnaire occurring after the date you sign the Questionnaire; and (iv) your confirmation that the information contained in the Questionnaire is true and correct, to the best of your knowledge and belief after a reasonable investigation, as of the date you sign the Questionnaire.

Name, Address, Telephone Number and E-mail

Your full name:

Please provide all previous, assumed or fictitious names or aliases:

Business Address:__________________________	Home Address:__________________________

Business Telephone: (___)___________________	Home Telephone: (___)___________________

E-mail Address:____________________________

1.	Have you been convicted, within ten years before the sale of the securities (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment advisor or paid solicitor of purchasers of securities?

___ Yes. If yes, please explain: ___________________

___ No

2.	Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the sale of the securities that, at the time of such sale, restrains or enjoins you from engaging or continuing to engage in any conduct or practice:

●	in connection with the purchase or sale of any security;

●	involving the making of any false filing with the SEC; or

●	arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities

___ Yes. If yes, please explain: ___________________

___ No

3.	Are you subject to a final order (3A) of a state securities commission (or an agency of officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the Commodity Futures Trading Commission; or the National Credit Union Administration that:

●	at the time of the sale of the securities, bars you from:

●	association with an entity regulated by such commission, authority, agency or officer;

●	engaging in the business of securities, insurance or banking; or

●	engaging in savings association or credit union activities; or

●	constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before the sale of the securities?

(3A) A “final order” is a written directive or declaratory statement issued by a federal or state agency described in Rule 506(d)(1)(iii) under the Securities Act of 1933 under applicable statutory authority that provides for notice and an opportunity for a hearing, which constitutes a final disposition or action by that federal or state agency.

___ Yes. If yes, please explain: ___________________

___ No

4.	Are you subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) or section 203(e) or 203(f) of the Investment Advisers Act of 1940 (the “Advisers Act”) that, at the time of the sale of the securities:

●	suspends or revokes your registration as a broker, dealer, municipal securities dealer or investment adviser;

●	places limitations on the activities, functions or operations of, or imposes civil money penalties on, such person; or

●	bars you from being associated with any entity or from participating in the offering of any penny stock?

___ Yes. If yes, please explain: ___________________

___ No

5.	Are you subject to any order of the SEC, entered within five years before the sale of the securities that, at the time of such sale, orders you to cease and desist from committing or causing a future violation of:

●	any scienter-based anti-fraud provision of the federal securities laws, including, but not limited to, Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 thereunder, and Section 206(1) of the Advisers Act or any other rule or regulation thereunder; or

●	Section 5 of the Securities Act.

___ Yes. If yes, please explain: ___________________

___ No

6.	Have you been suspended or expelled from membership in, or suspended or barred from association with a member of, a securities self-regulatory organization (e.g., a registered national securities exchange or a registered national or affiliated securities association) for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

___ Yes. If yes, please explain: ___________________

___ No

7.	Have you filed (as a registrant or issuer), or were you named as an underwriter in any registration statement or Regulation A offering statement filed with the SEC that, within five (5) years before the sale of securities, was the subject of a refused order, stop order, or order suspending the Regulation A exemption, or is, at the time of the sale of securities, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

___ Yes. If yes, please explain: ___________________

___ No

8.	Are you subject to a United States Postal Service false representation order entered within five (5) years before the sale of the securities, or is, at the time of the sale of the securities, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

___ Yes. If yes, please explain: ___________________

___ No

[SIGNATURE PAGE FOLLOWS]

If any information furnished by me in this Questionnaire becomes inaccurate, incomplete or otherwise changes, I will promptly advise the Issuer to that effect and furnish any supplementary information that may be appropriate as a result of any developments, including the passage of time and any new relationships that may develop in the future.

The foregoing answers are correctly and fully stated to the best of my knowledge, information and belief after a reasonable investigation.

Date:	Signature:
Print Name:

SCHEDULE A

Company Knowledge Parties

Yuping Huang

SCHEDULE B

Parent Knowledge Parties

Robert Liscouski

William McGann

Christopher Roberts

SCHEDULE C

Key Company Stockholders

Stockholder	Shares of Company Common Stock
Yuping Huang	5,000,000

SCHEDULE D

Key Parent Stockholders

Stockholder	Shares of Parent Capital Stock
Robert Liscouski	1,012,500
Christopher Roberts	725,000
Bertrand Velge	2,167,888
Robert Fagenson	100,000
William McGann	5,000
David Morris	0
Michael Turmelle	0

SCHEDULE E

Resigning Parent Officers and Directors

Directors:

None

Officers:

None

SCHEDULE F

Outstanding Options and Warrants Calculation

Outstanding Options: 5,748,750

Outstanding Warrants: 1,566,459

As of the date of this Agreement, all of the shares of Parent Common Stock issuable upon the exercise of the Parent Common Stock Warrants held by the Effective Time Holders shall be unvested and non-exercisable (such shares, the “Unvested Shares”). Upon the exercise of any of the options or warrants to purchase shares of Parent Common Stock that are outstanding as of the date of this Agreement (such outstanding options and warrants, the “Outstanding Parent Options and Warrants”), a number of Unvested Shares shall vest and the Parent Common Stock Warrants shall become immediately exercisable with respect thereto (each such vesting of shares, the “Vested Shares”), subject to the limitations and conditions set forth in the Parent Common Stock Warrant, equal to the product of (a) the Unvested Shares, multiplied by (b) the quotient of (i) the number of shares of Parent Common Stock issued upon such exercise of the applicable Outstanding Parent Options and Warrants, divided by (ii) 7,315,209. Upon each vesting of the Vested Shares, the Vested Shares shall be allocated to the Parent Common Stock Warrants held by the Effective Time Holders in accordance with such Effective Time Holder’s Pro Rata Share.

Upon the irrevocable expiration or termination of any of the Outstanding Parent Options and Warrants, a number of Unvested Shares shall be immediately forfeited and shall never become Vested Shares (the shares so forfeited, the “Forfeited Shares”) equal to the product of (a) the Unvested Shares, multiplied by (b) the quotient of (i) the number of shares of Parent Common Stock forfeited upon the irrevocable termination or expiration of the applicable Outstanding Parent Options and Warrants, divided by (ii) 7,315,209. The Forfeited Shares shall be allocated to the Parent Common Stock Warrants held by the Effective Time Holders in accordance with such Effective Time Holder’s Pro Rata Share.

Within fifteen (15) days of the last day of each calendar month, Parent shall deliver a calculation of the number of Vested Shares and Forfeited Shares underlying each Effective Time Holder’s Parent Common Stock Warrants that vested and/or were forfeited, as the case may be, during the prior calendar month and the aggregate number of Vested Shares, Unvested Shares and Forfeited Shares underlying such Parent Common Stock Warrant.

SCHEDULE G

Certain Parent Disclosures